                             Plains Resources Inc.
                         500 Dallas Street, Suite 700
                             Houston, Texas 77002

                                                              December 11, 2002

Dear Shareholder:

   I am pleased to inform you that the board of directors of Plains Resources Inc. has approved plans to spin-off Plains Exploration & Production Company, or PXP, to Plains Resources common stockholders. We expect that PXP's common stock will trade on the New York Stock Exchange under the symbol "PXP".

   The spin-off will generally divide Plains Resources' midstream and upstream assets into two separate platforms, and will allow Plains Resources and PXP to focus corporate strategies and management teams for each business and simplify Plains Resources' and PXP's corporate structure. In addition, we expect that the spin-off will allow Plains Resources to attain cost savings through improved access to capital markets for its midstream affiliate, Plains All American Pipeline, L.P. Plains Resources has received a favorable private letter ruling from the Internal Revenue Service stating that, for United States federal income tax purposes, a distribution by Plains Resources of PXP's capital stock to you will generally be tax-free to both Plains Resources and you.

   If you are a holder of Plains Resources common stock at the close of business on December 11, 2002, the record date for the spin-off, you will receive one share of PXP common stock for every share of Plains Resources common stock that you own on the record date. You will not be required to pay anything for the new shares or surrender any shares of Plains Resources common stock.

   The enclosed information statement describes the spin-off of PXP from Plains Resources and contains important financial and other information about PXP. Please read it carefully. If you have any question regarding the spin-off, please contact PXP's transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, at 1-800-937-5449.

                                          Sincerely,

                                          /s/  James C. Flores

                                             James C. Flores
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer

                             INFORMATION STATEMENT
                                      PXP

                    PLAINS EXPLORATION & PRODUCTION COMPANY

        DISTRIBUTION OF APPROXIMATELY 24,059,448 SHARES OF COMMON STOCK

   This information statement is being furnished in connection with the spin-off by Plains Resources Inc. to holders of its common stock of all the outstanding shares of common stock of Plains Exploration & Production Company, or PXP. PXP will continue to operate, until the spin-off, as a wholly-owned subsidiary of Plains Resources. After the spin-off, Plains Resources will continue to own and operate its midstream and remaining upstream assets. We have been authorized to list our common stock on the New York Stock Exchange, and we expect that our common stock will trade on the New York Stock Exchange under the ticker symbol "PXP". We expect that Plains Resources will continue to trade on the New York Stock Exchange under its present ticker symbol "PLX".

   If you are a holder of Plains Resources common stock at the close of business on December 11, 2002, the record date for the spin-off, you will receive one share of PXP common stock for every share of Plains Resources common stock that you own on the record date.

   A stockholder vote is not required for the spin-off to occur and stockholders have no appraisal rights in connection with the distribution. We are not asking for a proxy and you are requested not to send us a proxy. To receive the shares of PXP common stock to which you are entitled, you do not need to pay any cash or other consideration to Plains Resources or to PXP. You do not need to surrender any shares of Plains Resources' common stock that you own, and the number of shares of Plains Resources common stock that you currently own will not change as a result of the spin-off.

   In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 10.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

   This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

   If you have any question regarding the spin-off, please contact PXP's transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, at 1-800-937-5449.

         The date of this information statement is December 11, 2002.

                               TABLE OF CONTENTS

  QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF...............................   1

  SUMMARY................................................................   3

  RISK FACTORS...........................................................  10

  STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.........................  19

  THE SPIN-OFF...........................................................  20

  SPIN-OFF AGREEMENTS....................................................  24

  CAPITALIZATION.........................................................  32

  DIVIDEND POLICY........................................................  32

  SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL AND OTHER DATA.  33

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS........................................................  35

  BUSINESS...............................................................  51

  MANAGEMENT OF PLAINS EXPLORATION & PRODUCTION COMPANY..................  66

  CERTAIN TRANSACTIONS...................................................  76

  PRINCIPAL STOCKHOLDERS.................................................  77

  DESCRIPTION OF CAPITAL STOCK...........................................  79

  WHERE YOU CAN FIND MORE INFORMATION....................................  82

  GLOSSARY OF OIL AND GAS TERMS..........................................  83

  INDEX TO OUR FINANCIAL STATEMENTS...................................... F-1

                   QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:  Why is Plains Resources separating its businesses?

A: Plains Resources' board of directors has determined that the separation of its midstream and upstream assets is in the best interests of Plains Resources and its stockholders. Plains Resources' board of directors believes that the midstream and upstream assets have distinct financial and operating characteristics and that separating the businesses will allow Plains Resources and us to:

      .   focus corporate strategies and management teams for each business; and

      .   simplify Plains Resources and our corporate structure.

    We also expect the spin-off to allow Plains Resources to obtain cost savings through improved access to capital markets for its midstream affiliate, Plains All American Pipeline, L.P., or PAA.

Q:  Why is the separation of the two companies structured as a spin-off?

A: Plains Resources' board of directors believes that a tax-free distribution of our shares offers Plains Resources and its stockholders the greatest long-term value and is the most tax efficient way to separate the companies.

Q:  Please briefly describe the spin-off and related transactions.

A: Plains Resources plans to accomplish the spin-off by distributing our capital stock to its common stockholders at 11:59 p.m. on December 18, 2002. Based on 24,059,448 shares of Plains Resources common stock outstanding on November 29, 2002, approximately 24,059,448 shares of our common stock will be distributed in the spin-off. The shares to be distributed will constitute all of our outstanding shares of common stock on the spin-off date.

    On July 3, 2002 Plains Resources contributed to us all of the capital stock of its subsidiaries that own oil and gas properties offshore California and in Illinois. As a result, we indirectly own our offshore California and Illinois properties and directly own our onshore California properties. Plains Resources also contributed to us intercompany payables that we or our subsidiaries owed to it which totaled $257.7 million at June 30, 2002.

Q:  What am I receiving in the spin-off?

A: As a result of the spin-off, for every share of Plains Resources common stock you own at the close of business on December 11, 2002, the record date for the spin-off, you will receive one share of our outstanding common stock.

Q:  Why aren't Plains Resources stockholders voting to approve the spin-off?

A: Plains Resources, as our sole stockholder prior to the spin-off, has already approved the spin-off. Plains Resources stockholders are not required to approve the spin-off.

Q:  Will the spin-off change the number of shares I own in Plains Resources?

A: No. The spin-off will not change the number of Plains Resources common shares you own. Immediately after the spin-off, you will continue to own your proportionate interest in Plains Resources' businesses. However, you will own your interest in these businesses through your ownership of stock in two independent public companies, Plains Resources and Plains Exploration & Production Company.

Q: Will Plains Resources retain any ownership interest in Plains Exploration & Production Company after the spin-off?

A: No. Plains Resources will not own any shares of Plains Exploration & Production Company common stock after the spin-off and Plains Exploration & Production Company will not own any shares of Plains

    Resources common stock after the spin-off. However, we have entered into various agreements with Plains Resources governing our relationship after the spin-off. See "Spin-off Agreements" beginning on page 24. In addition, we expect that after the spin-off James C. Flores, our Chairman and Chief Executive Officer, will be Chairman of the Board of Plains Resources and John T. Raymond, our President and Chief Operating Officer, will be Chief Executive Officer of Plains Resources.

Q: Will Plains Exploration & Production Company common stock be publicly traded?


A: We have been authorized to list our common stock on the New York Stock Exchange, or NYSE. We expect that our common stock will trade on the NYSE under the ticker symbol "PXP" and that regular trading will begin on or about December 9, 2002. In addition, we expect that Plains Resources' common stock will continue to be listed on the NYSE under the symbol "PLX." All shares of our common stock distributed to stockholders of Plains Resources in the spin-off will be freely transferable, except for certain restrictions applicable to our "affiliates" under the Securities Act of 1933.


Q: Will the spin-off affect the trading price of my Plains Resources common stock?

A: Probably. After the spin-off, the trading price of Plains Resources common stock will likely be lower than the trading price immediately prior to the spin-off. Moreover, until the market has evaluated the operations of Plains Resources without Plains Exploration & Production Company's operations, the trading price of Plains Resources common stock may fluctuate significantly. The combined trading prices of Plains Resources common stock and Plains Exploration & Production Company common stock after the spin-off may be more or less than the trading price of Plains Resources common stock prior to the spin-off.

Q: Who are the senior executive officers of Plains Exploration & Production Company?

A: James C. Flores, Plains Resources' Chairman of the Board and Chief Executive Officer since May 2001, is our Chairman of the Board and Chief Executive Officer. John T. Raymond, Plains Resources' President and Chief Operating Officer since November 2001, is our President and Chief Operating Officer. Stephen A. Thorington is our Executive Vice President and Chief Financial Officer.

Q:  Who are the directors of Plains Exploration & Production Company?

A:  James C. Flores (Chairman of the Board), together with Jerry L. Dees, Tom
    H. Delimitros and John H. Lollar, all of whom are currently directors of Plains Resources, constitute our entire board of directors.

Q: What are the tax consequences of the spin-off to Plains Resources stockholders?

A: We believe the spin-off will be tax-free to the stockholders of Plains Resources for U.S. federal income tax purposes. A more detailed description of the federal income tax consequences of the spin-off appears beginning on page 21.

Q: What do I need to do to receive my Plains Exploration & Production Company shares?

A: Nothing. The transfer agent will distribute the Plains Exploration & Production Company shares to you.

Q: Where can I find more information about Plains Exploration & Production Company?

A: You can find more information about Plains Exploration & Production Company from various sources described under "Where You Can Find More Information" on page 82.

                                    SUMMARY

   In addition to this summary, you should read the entire information statement carefully, as well as those additional documents to which we refer you. Although Plains Resources has historically owned and operated the offshore California and Illinois properties through subsidiaries, our discussion in this information statement assumes we owned and operated these properties since the time Plains Resources acquired them. For example, if Plains Resources through our subsidiaries drilled a well in 1999 on an Illinois property, in this information statement we will state that we drilled the well in 1999. Following the spin-off, we will be an independent public company, and Plains Resources will have no continuing stock ownership in us. Our historical financial results as part of Plains Resources may not reflect our financial results in the future as an independent company or what our results would have been had we been a stand-alone company during the periods presented. For an explanation of oil and gas terms used in this information statement, see "Glossary of Oil and Gas Terms" beginning on page 83.

Our Company

   We are an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. We are 100% owned by Plains Resources Inc. Our core areas of operation are:

  . onshore California, primarily in the Los Angeles Basin, and offshore California in the Point Arguello unit; and

  .   the Illinois Basin in southern Illinois and Indiana.

   We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. Our reserves are generally mature but underdeveloped, have produced significant volumes since initial discovery and have significant estimated remaining reserves. We opportunistically hedge portions of our oil production to manage our exposure to commodity price risk.

   The following table sets forth information with respect to our oil and gas properties as of and for the year ended December 31, 2001:

                                           California    Illinois
                                        ---------------  Basin and
                                        Onshore Offshore   Other    Total
                                        ------- -------- --------- ------
                                              (Dollars in millions)
      Proved reserves
       MMBOE...........................  211.8      5.0     22.5    239.3
       Percent oil.....................     93%      98%      98%      93%
      Proved developed reserves (MMBOE)  112.0      3.8     13.3    129.1
      Production (MBOE)................  6,347    1,431    1,000    8,778
      PV-10/(1)/....................... $577.7   $  6.9   $ 58.6   $643.2
      Standardized measure/(2)/........                            $384.5

--------
(1) Based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas. The PV-10 and standardized measure have been reduced to reflect the abandonment costs of certain properties. PV-10 represents the standardized measure before deducting estimated future income taxes. See "Glossary of Oil and Gas Terms" for a complete definition of PV-10.
(2) Estimated future income taxes are calculated on a combined basis using the statutory income tax rate, accordingly, the standardized measure is presented in total only. See "Glossary of Oil and Gas Terms" for a complete definition of standardized measure.

   During the five-year period ended December 31, 2001 we drilled 561 development wells, 558 of which were successful. During this period, we incurred aggregate oil and gas acquisition, exploitation, development and exploration costs of $442.9 million, resulting in proved reserve additions of
177.9 MMBOE, at an average reserve replacement cost of $2.49 per BOE, which we believe to be among the lowest of our peer group. During that period, approximately 99% of our oil and gas capital expenditures were for acquisition, exploitation and development activities. During that same period, the average replacement cost for large domestic exploration and production companies was $6.57 per BOE.

Our Competitive Strengths

   Quality Asset Base with Long Reserve Life. We had estimated total proved reserves of 239.3 MMBOE as of December 31, 2001, of which 93% was comprised of oil and 54% was proved developed. We have a reserve life of over 27 years and a proved developed reserve life of over 14 years. We believe our long-lived, low production decline reserve base combined with our active hedging strategy should provide us with relatively stable and recurring cash flow. As of December 31, 2001 and based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas, our reserves had a PV-10 of $643.2 million and a standardized measure of $384.5 million.

   Efficient Operations with 100% Operatorship. We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. As a result, we benefit from economies of scale and control the level, timing and allocation of substantially all of our capital expenditures and expenses. We believe this gives us more flexibility than many of our peers to opportunistically pursue exploitation and development projects relating to our properties.

   Large Exploitation and Development Inventory. We have a large inventory of projects in our core areas that we believe will support at least five years of exploitation and development activity. Over the last five years, we have achieved a high success rate on these types of projects, drilling a total of 561 development wells with a 99.5% success rate. In addition, we have completed numerous other production enhancement projects, such as recompletions, workovers and upgrades. The results of these activities over the last five years have been additions to proved reserves, excluding reserves added through acquisition activities, totaling 120.6 MMBOE, or approximately 332% of cumulative net production for this period. Reserve replacement costs, excluding acquisitions, have averaged approximately $3.17 per BOE for the same period.

   Experienced and Proven Management and Operations Team. Our executive management team has an average of 20 years of experience in the oil and gas industry. Our Chief Executive Officer is James Flores, who founded Flores & Rucks Incorporated, a predecessor of Ocean Energy, Inc., and was President and Chief Executive Officer of Ocean Energy from July 1995 until March 1999. Mr. Flores served as Chairman of the Board of Ocean Energy from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. The executive management of Plains Resources is supported by a core team of 23 technical and operating managers who have worked with our properties for many years and have an average of 22 years of experience in the oil and gas industry.

Strategy

   Our strategy is to continue to grow our cash flow from operations and to use this cash flow to increase our proved developed reserves and production, acquire additional underdeveloped oil and gas properties and make other strategic acquisitions. We intend to implement our strategy as follows:

   Continue Exploitation and Development of Current Asset Base. We believe that we have a proven track record of exploiting underdeveloped properties to increase reserves and cash flow. We focus on implementing improved production practices and recovery techniques, and relatively low-risk development drilling. An example of our success in exploiting underdeveloped properties can be found in our Montebello field located in the Los Angeles, or LA, Basin. Since our acquisition of this field in March 1997, our exploitation and development activities have resulted in an increase in our net average production from approximately 930 BOE per day at the time of acquisition to approximately 2,500 BOE per day during the first nine months of 2002, representing a compound annual growth rate of over 20%.

   Pursue Additional Growth Opportunities. We believe we can continue our strong reserve and production growth through the exploitation and development of our existing inventory of projects relating to our properties. We also intend to be opportunistic in pursuing selective acquisitions of oil or gas properties or exploration projects, for example, during periods of weak commodity prices. We will consider opportunities located in our current core areas of operation as well as projects in other areas in North America that meet our investment criteria.

   Maintain Long-term Hedging Program. We actively manage our exposure to commodity price fluctuations by hedging significant portions of our oil production through the use of swaps, collars and purchased puts and calls. The level of our hedging activity depends on our view of market conditions, available hedge prices and our operating strategy. Under our hedging program, we typically hedge approximately 70-75% of our production for the current year, 40-50% of our production for the next year and up to 25% of our production for the following year. For example, assuming estimated fourth quarter 2002 production levels are held constant in subsequent periods, as of September 30, 2002 we had hedged approximately 78% of production for the fourth quarter of 2002, approximately 68% of production for 2003 and approximately 49% of production for 2004.

Risk Factors

   You should carefully consider the risks described under "Risk Factors" beginning on page 10, as well as the other information contained in this information statement. These risks include the fact that we primarily operate onshore and offshore California, some of the most highly regulated areas in the United States. Regulatory factors could therefore delay our ability to exploit our properties in the time frame we currently anticipate. In addition, through our pursuit of additional growth opportunities we will be competing with many companies larger than ourselves with greater financial and technical resources. Our hedging strategy also may not provide us with the returns and surety of returns that we expect. If one or more of these consequences occur, it could negatively impact our ability to implement our business strategy successfully.

Recent Developments

  Financings

   On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued $200.0 million of 8.75% senior subordinated notes due 2012. The 8.75% notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full and unconditional basis by all of our existing and future domestic restricted subsidiaries.

   On July 3, 2002 we also entered into a $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. As of September 30, 2002 we had $90.7 million outstanding under this credit facility. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which $5.2 million had been issued as of September 30, 2002). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.

   We distributed the net proceeds of $195.3 million from the 8.75% notes and $116.7 million in initial borrowings under our credit facility to Plains Resources, which used:

  . $287.0 million to redeem its 10.25% senior subordinated notes on August 2, 2002; and

  .   $25.0 million to repay the amounts outstanding under its credit facility.

  Purchase of Additional Point Arguello Interest

   In August 2002 we acquired an additional 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. The seller retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed the seller's share of the costs of plugging the wells and flushing the lines. As consideration for receiving the transferred properties and assuming the obligations described above, we received $2.4 million in cash and $3.0 million for our share of revenues less costs for the period from April 1 to July 30, 2002. This transaction doubled our working interest in the Point Arguello unit to 52.6%.

Our Executive Offices

   Our principal executive offices are located at 500 Dallas Street, Suite 700, Houston Texas 77002, and our telephone number at that address is (713) 739-6700.

                         Summary Financial Information

   The following table sets forth our summary consolidated and combined historical financial information that has been derived from (i) the audited combined statements of income and cash flows for our business for each of the years ended December 31, 2001, 2000 and 1999, (ii) the unaudited consolidated statements of income and cash flows for our business for the nine months ended September 30, 2002 and 2001 and (iii) our unaudited consolidated balance sheet as of September 30, 2002. Pro forma information reflects (i) the reorganization, (ii) our issuance of $200 million of our senior subordinated notes due 2012, (iii) our new $300 million revolving credit facility and our initial borrowings thereunder and (iv) the distribution of the proceeds of our notes offering and our initial borrowings under our credit facility to Plains Resources. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes and the unaudited pro forma condensed financial information and notes thereto included elsewhere in this information statement. The information set forth below is not necessarily indicative of our future results.

                                                          Nine Months Ended
                                                            September 30,                  Year Ended December 31,
                                                    -----------------------------  --------------------------------------
                                                       Pro                            Pro
                                                      Forma                          Forma
                                                      2002       2002      2001      2001      2001      2000      1999
                                                    --------  ---------  --------  --------  --------  --------  --------
Statement of Income Data:
Revenues:
  Oil and liquids.................................. $129,563  $ 129,563  $133,957  $174,895  $174,895  $126,434  $102,390
  Gas..............................................    7,130      7,130    26,870    28,771    28,771    16,017     5,095
  Other operating revenues.........................       27         27       468       473       473        --        --
                                                    --------  ---------  --------  --------  --------  --------  --------
                                                     136,720    136,720   161,295   204,139   204,139   142,451   107,485
                                                    --------  ---------  --------  --------  --------  --------  --------
Costs and expenses:
  Production expenses..............................   56,826     56,826    47,995    63,795    63,795    56,228    50,527
  General and administrative/(1)/..................    7,362      7,362     7,074    10,210    10,210     6,308     4,367
  Depreciation, depletion and amortization.........   21,723     21,262    16,999    25,010    24,105    18,859    13,329
                                                    --------  ---------  --------  --------  --------  --------  --------
                                                      85,911     85,450    72,068    99,015    98,110    81,395    68,223
                                                    --------  ---------  --------  --------  --------  --------  --------
Income from operations.............................   50,809     51,270    89,227   105,124   106,029    61,056    39,262
Other income (expense)
  Expenses of terminated public equity offering....   (1,700)    (1,700)       --        --        --        --        --
  Interest expense.................................  (16,487)   (14,427)  (12,942)  (21,979)  (17,411)  (15,885)  (14,912)
  Interest and other income........................      114        114       459       463       463       343        87
                                                    --------  ---------  --------  --------  --------  --------  --------
Income before income taxes and cumulative effect of
 accounting change.................................   32,736     35,257    76,744    83,608    89,081    45,514    24,437
Income tax expense.................................  (12,773)   (13,757)  (29,623)  (32,275)  (34,388)  (16,765)   (5,332)
                                                    --------  ---------  --------  --------  --------  --------  --------
Income before cumulative effect of accounting
 change............................................ $ 19,963     21,500    47,121  $ 51,333    54,693    28,749    19,105
                                                    ========                       ========
Cumulative effect of accounting change, net of tax
 benefit...........................................                  --    (1,522)             (1,522)       --        --
                                                              ---------  --------            --------  --------  --------
Net income.........................................           $  21,500  $ 45,599            $ 53,171  $ 28,749  $ 19,105
                                                              =========  ========            ========  ========  ========
Net income per common share:
  Basic and diluted................................ $   0.82  $    0.89  $   1.89  $   2.12  $   2.20  $   1.19  $   0.79
Weighted averaged common shares outstanding:
  Basic and diluted................................   24,200     24,200    24,200    24,200    24,200    24,200    24,200
Other Financial Data:
EBITDA/(2)/........................................ $ 70,832  $  70,832  $106,226  $130,134  $130,134  $ 79,915  $ 52,591
Net cash provided by operating activities..........              58,353   102,071             116,808    79,464     4,609
Net cash used in investing activities..............              53,644   (99,453)            125,880    70,871    59,362
Net cash provided by (used in) financing activities              (3,956)   (3,151)              8,549   (13,132)   59,690
Oil and gas capital expenditures...................              53,589    99,346             125,753    70,505    59,167

                                                  (footnotes on following page)

                                                  As of
                                              September 30,
                                                   2002
                                                Historical
                                              --------------
                                              (In thousands)
                    Balance Sheet Data:
                    Cash and cash equivalents    $    766
                    Working capital..........     (50,500)
                    Total assets.............     541,056
                    Total debt...............     288,525
                    Stockholder's equity.....     120,127

--------
(1) General and administrative expenses consist of our direct expenses plus amounts allocated from Plains Resources for various operational, financial, accounting and administrative services provided to us. We estimate that as a result of our reorganization and spin-off, our annual general and administrative expenses will increase by approximately $5.3 million over the amount reported for the year ended December 31, 2001, reflecting the incremental costs of operating as a separate, publicly-held company.
    In addition, in connection with the issuance of stock appreciation rights
    (SARs) to Plains Resources' employees, officers and directors as part of and at the time of the spin-off, if the exercise price of the SAR is below the fair market value of a share of our common stock on the date of the spin-off, we will be required to record a charge to earnings equal to that difference. Assuming that the value of a share of Plains Resources common stock before the spin-off is equal to the closing trading price of Plains Resources common stock as of November 20, 2002 minus the value of one of our shares of common stock, which we assume for purposes of this calculation to be $10.00, we would incur the following initial charge in connection with the spin-off.

Plains Resources Our Assumed Estimated # SARs to  Charge to    Effect on Basic
  Share Price    Share Price   be Outstanding     Net Income  Earnings Per Share
     $20.45        $10.00        3.9 million     $1.5 million       $0.06

    SARs are subject to variable accounting treatment. As a result, in subsequent periods our results of operations could be adversely affected by fluctuations in the price of our common stock. See the discussion of new Plains Resources stock options and stock appreciation rights on page 18.

(2) EBITDA means earnings before interest income and expense, income taxes, depreciation, depletion and amortization and other income. EBITDA is not a measurement presented in accordance with generally accepted accounting principles, or GAAP, and should not be considered as an alternative to cash flow from operating activities as a measure of liquidity or net income as a measure of operating results in accordance with GAAP.
    EBITDA is presented because we believe it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. When evaluating EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA, (ii) whether EBITDA has remained at positive levels historically and (iii) how EBITDA compares to levels of interest expense. However, EBITDA does not necessarily indicate whether cash flow will be sufficient for such items as working capital requirements, capital expenditures or to react to changes in our industry or to the economy in general, as certain functional or legal requirements of our business may require us to use our available funds for other purposes. EBITDA, as presented herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
    EBITDA includes amortization of hedge premiums of $0.6 million and $3.1 million for the nine months ended September 30, 2002 and 2001, respectively, and $3.2 million and $0.9 million for the years ended December 31, 2001 and 2000, respectively. EBITDA is calculated as follows:

                                      Nine Months Ended
                                        September 30,               Year Ended December 31,
                                 --------------------------  ------------------------------------
                                   Pro                          Pro
                                  Forma                        Forma
                                  2002      2002     2001      2001      2001      2000     1999
                                 -------  -------  --------  --------  --------  -------  -------
Income before income taxes and
 cumulative effect of accounting
 change......................... $32,736  $35,257  $ 76,744  $ 83,608  $ 89,081  $45,514  $24,437
Interest and other income.......    (114)    (114)     (459)     (463)     (463)    (343)     (87)
Interest expense................  16,487   14,427    12,942    21,979    17,411   15,885   14,912
Depreciation, depletion and
 amortization...................  21,723   21,262    16,999    25,010    24,105   18,859   13,329
                                 -------  -------  --------  --------  --------  -------  -------
EBITDA.......................... $70,832  $70,832  $106,266  $130,134  $130,134  $79,915  $52,591
                                 =======  =======  ========  ========  ========  =======  =======

                      Summary Reserve and Production Data

   The following table sets forth certain of our historical reserve and operating data. You should read the historical data in conjunction with our historical combined financial statements and notes included elsewhere in this information statement. The information set forth below is not necessarily indicative of our future results.

                                              Nine Months Ended
                                               September 30,       Year Ended December 31,
                                              ----------------  ------------------------------
                                                2002     2001     2001      2000       1999
                                              -------   ------- -------- ---------- ----------
                                              (Dollars in thousands, except per unit amounts)
Estimated proved reserves (at end of period):
 Oil (MBbl)..................................                    223,293    204,387    195,213
 Gas(MMcf)...................................                     96,217     93,486     90,873
       Total (MBOE)..........................                    239,329    219,968    210,359
Percent oil..................................                        93%        93%        93%
Percent proved developed.....................                        54%        52%        52%
PV-10 (at end of period)(1)..................                   $643,220 $1,304,182 $1,106,358
Standardized measure(1)(2)...................                    384,467    789,438    727,286
Reserve additions (MBOE).....................                     28,140     17,770     92,554
Reserve life (years).........................                       27.3       27.0       27.6
Production:
 Oil (MBbl)..................................   6,433     6,057    8,219      7,654      7,081
 Gas (MMcf)..................................   2,540     2,499    3,355      3,042      3,163
       Total (MBOE)..........................   6,856     6,473    8,778      8,161      7,608
Costs incurred:
 Exploitation and development(3)............. $56,535   $96,820 $123,778 $   68,186 $   54,996
 Exploration.................................      --        32      286        293        796
 Acquisition.................................  (2,946)    2,494    1,689      2,026      3,375
       Total costs incurred..................  53,589    99,346  125,753     70,505     59,167
Reserve replacement cost per BOE.............                   $   4.47 $     3.97 $     0.64
Industry average reserve replacement cost
  per BOE(4).................................                       8.58       5.40       4.53
Reserve replacement ratio....................                       321%       218%     1,216%
Average sales price per unit:
 Oil ($/Bbl)................................. $ 20.14   $ 22.12 $  21.28 $    16.52 $    14.46
 Gas ($/Mcf).................................    2.81     10.75     8.58       5.26       1.61
 BOE.........................................   19.94     24.85    23.20      17.46      14.13
Expense per BOE:
 Production expenses......................... $  8.29   $  7.41 $   7.27 $     6.89 $     6.64
 General and administrative..................    1.07      1.09     1.16       0.77       0.57

--------
(1) Based on year-end spot market prices of: (a) $19.84 per Bbl of oil and $2.58 per Mcf of gas for 2001; (b) $26.80 per Bbl of oil and $13.70 per Mcf of gas for 2000; and (c) $25.60 per Bbl of oil and $2.37 per Mcf of gas for 1999. PV-10 represents the standardized measure before deducting estimated future income taxes.
(2) Our year-end 2001 standardized measure includes future development costs related to proved undeveloped reserves of $25.5 million in 2002, $58.9 million in 2003 and $45.2 million in 2004.
(3) Exploitation and development costs include expenditures of $58.5 million in 2001, $20.6 million in 2000 and $10.7 million in 1999 related to the development of proved undeveloped reserves included in our proved oil and gas reserves at the beginning of each year.
(4) Represents the average replacement cost for large domestic exploration and production companies.

                                 RISK FACTORS

   You should carefully consider the risks described below in addition to other information contained in this information statement. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flow and results of operations.

Risks Relating to Our Business

Our substantial debt could adversely restrict our ability to operate and affect our financial condition.

   We have a substantial amount of debt and the ability to incur substantially more debt. In July 2002 we issued $200.0 million of 8.75% Senior Subordinated Notes due in 2012 which are supported by guarantees of our subsidiaries. In addition, we have a $300.0 million revolving credit facility, which is collateralized by a pledge of the equity of our subsidiaries and substantially all of our other assets and supported by guarantees of our subsidiaries. As of September 30, 2002 we had $90.7 million outstanding under this credit facility.

   We have been assigned a Ba3 senior implied rating and our 8.75% notes have been assigned a B2 rating by Moody's Investor Service Inc. We have also been assigned a BB- corporate credit rating, on credit watch with negative implications, by Standard and Poor's Ratings Group. All of these ratings are below investment grade. As a result, at times we may have difficulty accessing capital markets or raising capital on favorable terms as we will incur higher borrowing costs than our competitors that have higher ratings. Therefore, our financial results may be negatively affected by our inability to raise capital or the cost of such capital as a result of our ratings.

   We and all of our restricted subsidiaries must comply with various covenants contained in our revolving credit facility, the indenture related to our senior subordinated notes and any of our future debt arrangements which, among other things, limit the ability of us and those subsidiaries to:

  .   incur additional debt or liens;

  . make payments in respect of or redeem or acquire any debt or equity issued by us;

  .   sell assets;

  .   make loans or investments;

  .   acquire or be acquired by other companies; and

  .   amend some of our contracts.

   Our substantial debt could have important consequences to you. For example, it could:

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our debt or to comply with any restrictive terms of our debt;

  . limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

  . place us at a competitive disadvantage as compared to our competitors that have less debt.

   In addition, if we fail to comply with the terms of any of our debt, the lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

Volatile oil and gas prices could adversely affect our financial condition and results of operations.

   Our success is largely dependent on oil and gas prices, which are extremely volatile. Any substantial or extended decline in the price of oil and gas below current levels will have a material adverse effect on our business operations and future revenues. Moreover, oil and gas prices depend on factors we cannot control, such as:

  . supply and demand for oil and gas and expectations regarding supply and demand;

  .   weather;

  .   actions by the Organization of Petroleum Exporting Countries, or OPEC;

  .   political conditions in other oil-producing and gas-producing countries;

  .   general economic conditions in the United States and worldwide; and

  .   governmental regulations.

   With respect to our business, prices of oil and gas will affect:

  .   our revenues, cash flows and earnings;

  . our ability to attract capital to finance our operations and the cost of such capital;

  .   the amount that we are allowed to borrow; and

  .   the value of our oil and gas properties.

Any prolonged, substantial reduction in the demand for oil and gas, or distribution problems in meeting this demand, could adversely affect our business.

   Our success is materially dependent upon the demand for oil and gas. The availability of a ready market for our oil and gas production depends on a number of factors beyond our control, including the demand for and supply of oil and gas, the availability of alternative energy sources, the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. If there is no market for the oil and gas which we produce, we will be unable to sell it. We may also have to shut-in some of our wells temporarily due to a lack of market. If the demand for oil and gas diminishes, our financial results would be negatively impacted.

   In addition, there are limited methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of our oil and gas production, any of which could have a negative impact on our results of operation and cash flows.

Our equity oil production is dedicated to a single customer and, as a result, our credit exposure to that customer is significant.

   We have entered into an oil marketing agreement with PAA, an affiliate of both ours and Plains Resources, under which PAA is the exclusive purchaser of all of our equity oil production. We generally do not require letters of credit or other collateral from PAA to support our trade receivables. Accordingly, a material adverse change in PAA's financial condition could adversely impact our ability to collect our receivables from PAA and thereby affect our financial condition.

If we are unable to replace the reserves that we have produced, our reserves and revenues will decline.

   Our future success depends on our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable which, in itself, is dependent on oil and gas prices. Without continued successful exploitation, acquisition or exploration activities, our reserves and revenues will decline as a result of our current reserves being depleted by production. We may not be able to find or acquire additional reserves at acceptable costs.

We may not be successful in acquiring, exploiting, developing or exploring for oil and gas properties.

    The successful acquisition, exploitation or development of or exploration for oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. These assessments are necessarily inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties we do acquire. In addition, our exploitation and development operations may not result in any increases in reserves. Our operations may be curtailed, delayed or canceled as a result of:

  .   inadequate capital or other factors, such as title problems;

  .   weather;

  .   compliance with governmental regulations or price controls;

  .   mechanical difficulties; or

  .   shortages or delays in the delivery of equipment.

   In addition, exploitation and development costs may greatly exceed initial estimates. In that case, we would be required to make unanticipated expenditures of additional funds to develop these projects, which could materially adversely affect our business, financial condition and results of operations.

   In the future, we may focus on exploration opportunities onshore and offshore. Exploration for oil and gas has inherent and historically high risk. Exploration may involve unprofitable efforts, not only with respect to dry wells, but also with respect to wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Future reserve increases and production may be dependent on our success in these exploration efforts, which may be unsuccessful.

Estimates of oil and gas reserves depend on many assumptions that may be inaccurate. Any material inaccuracies could adversely affect the quantity and value of our oil and gas reserves.

    The proved oil and gas reserve information included in this information statement represents only estimates. These estimates are based on reports prepared by independent petroleum engineers. The estimates were calculated using oil and gas prices in effect on the date indicated in the reports. Any significant price changes will have a material effect on the quantity and present value of our reserves.

    Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including:

  . historical production from the area compared with production from other comparable producing areas;

  .   the assumed effects of regulations by governmental agencies;

  .   assumptions concerning future oil and gas prices; and

  . assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

   Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

  .   the quantities of oil and gas that are ultimately recovered;

  .   the timing of the recovery of oil and gas reserves;

  .   the production and operating costs incurred; and

  .   the amount and timing of future development expenditures.

   Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

   The discounted future net revenues included in this information statement should not be considered as the market value of the reserves attributable to our properties. As required by the SEC, the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net revenues will also be affected by factors such as:

  .   the amount and timing of actual production;

  .   supply and demand for oil and gas; and

  .   changes in governmental regulations or taxation.

   In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

The geographic concentration and lack of marketable characteristics of our oil and gas reserves may have a greater effect on our ability to sell our oil and gas compared to other companies.

   Substantially all of our oil and gas reserves are located in California and Illinois. Because our reserves are not diversified geographically, our business is more subject to local conditions than other, more diversified companies. Any regional events, including price fluctuations, natural disasters, and restrictive regulations, that increase costs, reduce availability of equipment or supplies, reduce demand or limit our production may impact our operations more than if our reserves were more geographically diversified.

   California oil reserves are largely 14 to 25 degree API gravity, which is heavier than premium grade light crude oil. Due to the processes required to refine this type of oil and the transportation requirements, it would be difficult to market our oil outside California.

Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by our insurance.

   The oil and gas business involves certain operating hazards such as:

  .   well blowouts;

  .   cratering;

  .   explosions;

  .   uncontrollable flows of oil, gas or well fluids;

  .   fires;

  .   pollution; and

  .   releases of toxic gas.

   In addition, our operations in California are especially susceptible to damage from natural disasters such as earthquakes and fires and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of southern California. Any of these operating hazards could cause serious injuries, fatalities or property damage, which could expose us to liabilities. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration, development, and acquisition, or could result in a loss of our properties.

   Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences. Our insurance might be inadequate to cover our liabilities. For example, we are not fully insured against earthquake risk in California because of high premium costs. Insurance covering earthquakes or other risks may not be available at premium levels that justify its purchase in the future, if at all. The insurance market in general and the energy insurance market in particular has been a difficult market over the past several years. Upon renewal in June 2002, our cost of insurance increased substantially over the prior year's amount. In addition, we increased deductibles and decreased or eliminated certain types of coverages to mitigate the cost increase. Insurance costs are expected to continue to increase over the next few years and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if we incur liability at a time when we are not able to obtain liability insurance, then our business, results of operations and financial condition could be materially adversely affected.

Governmental agencies and other bodies, including those in California, might impose regulations that increase our costs and may terminate or suspend our operations.

   Our business is subject to federal, state and local laws and regulations as interpreted by governmental agencies and other bodies, including those in California, vested with much authority relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters.

   Under certain circumstances, the United States Minerals Management Service, or MMS, may require that our operations on federal leases be suspended or terminated. These circumstances include our failure to pay royalties or our failure to comply with safety and environmental regulations. The requirements imposed by these laws and regulations are frequently changed and subject to new interpretations. It is likely that the costs of compliance could increase the cost of operating offshore drilling equipment or significantly limit drilling activity.

Our offshore California operations are subject to substantial regulations and risks, which could adversely affect our ability to operate and our financial results.

   We conduct operations offshore California. Our offshore California activities are subject to more extensive governmental regulation than our other oil and gas activities. In addition, we are vulnerable to the risks associated with operating offshore, including risks relating to:

  .   adverse weather conditions;

  .   oil field service costs and availability;

  .   compliance with environmental and other laws and regulations;

  . remediation and other costs resulting from oil spills or releases of hazardous materials; and

  .   failure of equipment or facilities.

   If we experience any of these events, we may incur substantial liabilities, which could adversely affect our operations and financial results.

Environmental liabilities could adversely affect our financial condition.

   The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of petroleum products and hazardous substances, and historic disposal activities. These environmental hazards could expose us to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. In addition, we also may be liable for environmental damages caused by the previous owners or operators of properties we have purchased or are currently operating. A variety of stringent federal, state and local laws and regulations govern the environmental aspects of our business and impose strict requirements for, among other things:

  .   well drilling or workover, operation and abandonment;

  .   waste management;

  .   land reclamation;

  .   financial assurance under the Oil Pollution Act of 1990; and

  .   controlling air, water and waste emissions.

   Any noncompliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities. Additionally, our compliance with these laws may, from time to time, result in increased costs to our operations or decreased production, and may affect our costs of acquisitions.

   In addition, environmental laws may, in the future, cause a decrease in our production or cause an increase in our costs of production, development or exploration. Pollution and similar environmental risks generally are not fully insurable.

   Some fields in our onshore California and Illinois properties have been in operation for more than 90 years, and current or future local, state and federal environmental and other laws and regulations may require substantial expenditures to remediate the properties or to otherwise comply with these laws and regulations, or to spend material amounts to comply with these laws and regulations. In addition, approximately 183 acres of our 450 acres in the Montebello field have been designated as California Coastal Sage Scrub, a known habitat for the gnatcatcher, which is a species of bird designated as a federal threatened species under the Endangered Species Act, or ESA. A variety of existing laws, rules and guidelines govern activities that can be conducted on properties that contain Coastal Sage Scrub and gnatcatchers and generally limit the scope of operations that we can conduct on this property. The presence of Coastal Sage Scrub and gnatcatchers on the Montebello field and other existing or future laws, rules and guidelines could prohibit or limit our operations and our planned activities for this property.

Our acquisition strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

   Our growth strategy may include acquiring oil and gas businesses and properties. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully. Furthermore, acquisitions involve a number of risks and challenges, including:

  .   diversion of management's attention;

  .   the need to integrate acquired operations;

  .   potential loss of key employees and customers of the acquired companies;

  . potential lack of operating experience in a geographic market of the acquired business; and

  .   an increase in our expenses and working capital requirements.

   Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from our acquired businesses or realize other anticipated benefits of those acquisitions.

We intend to continue hedging a portion of our production, which may result in our making cash payments or prevent us from receiving the full benefit of increases in prices for oil and gas.

   We reduce our exposure to the volatility of oil and gas prices by actively hedging a portion of our production. Hedging also prevents us from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge agreement. In a typical hedge transaction, we have the right to receive from the hedge counterparty the excess of the fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we must pay the counterparty this difference multiplied by the quantity hedged even if we had insufficient production to cover the quantities specified in the hedge agreement. Accordingly, if we have less production than we have hedged when the floating price exceeds the fixed price we must make payments against which there are no offsetting sales of production. If these payments become too large, the remainder of our business may be adversely affected. In addition, our hedging agreements expose us to risk of financial loss if the counterparty to a hedging contract defaults on its contract obligations.

Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.

   Successfully implementing our strategies will depend, in part, on our management team. The loss of members of our management team could have an adverse effect on our business. Our exploitation success and the success of other activities integral to our operations will depend, in part, on our ability, to attract and retain experienced engineers, geoscientists and other professionals. Competition for experienced professionals is extremely intense. If we cannot attract or retain experienced technical personnel, our ability to compete could be harmed.

Plains Resources and its subsidiaries have conflicts of interest with us and with you and, as such, may not always act in our best interest.

   We and Plains Resources and its subsidiaries share and, therefore will compete for, the time and effort of Plains Resources personnel who provide services to us, including directors, officers and other personnel. Officers of Plains Resources and its subsidiaries do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these officers and directors function as both our representatives and those of Plains Resources and its subsidiaries, conflicts of interest could arise between Plains Resources and its subsidiaries, on the one hand, and us or you, on the other.

   Some other situations in which an actual or potential conflict of interest arises between us, on the one hand, and Plains Resources or its subsidiaries, on the other hand, and there is a benefit to Plains Resources or its subsidiaries in which neither we nor you will share include payments made under our transition services agreement to Plains Resources consisting principally of reimbursements for general and administrative expenses and employee costs.

   We have entered into a number of agreements with Plains Resources including agreements concerning management of our business and employee and tax matters. See "Spin-off Agreements" and "Certain Transactions".

Risks Relating to the Reorganization and Spin-off

Our historical financial results as subsidiaries of Plains Resources may not be representative of our results as a separate company.

   The historical financial information included in this information statement does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Our costs and expenses reflect charges from Plains Resources for centralized corporate services and infrastructure costs. These allocations have been determined based on what we and Plains Resources considered to be reasonable reflections of the utilization of services provided to us or for the benefits received by us. This historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We may experience significant changes in our cost structure, funding and operations as a result of our reorganization and spin-off from Plains Resources, including increased costs associated with reduced economies of scale, and increased costs associated with being a publicly traded, stand-alone company.

If the spin-off is not a tax-free transaction, you could incur significant tax liability. Furthermore, under our tax allocation agreement, if we take actions that cause the distribution of our stock by Plains Resources to its stockholders to fail to qualify as a tax-free transaction, we will be required to indemnify Plains Resources for the resulting tax liability and may not have sufficient financial resources to achieve our growth strategy or may prevent a change in control of us.

   If the spin-off does not qualify for tax-free treatment, U.S. federal tax in connection with the spin-off generally would be imposed on you and Plains Resources, and such tax liability could be significant. Furthermore, we have agreed with Plains Resources that we will not take any action inconsistent with any information, covenant or representation provided to the IRS in connection with obtaining the tax ruling stating that the spin-off will generally be tax-free to Plains Resources and its stockholders and have further agreed to be liable for any taxes arising from a breach of that agreement. In addition, we have agreed that, for three years following the spin-off, we will not engage in transactions that could adversely affect the tax treatment of the spin-off without the prior written consent of Plains Resources, unless we obtain a supplemental tax ruling from the IRS or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off. Moreover, we will be liable to Plains Resources for any corporate level taxes incurred by Plains Resources as a result of the spin-off or to specified transactions involving us following the spin-off including the acquisition of 50% of our common stock by any person or persons. To the extent the taxes arise as a result of a change of control of Plains Resources, failure of Plains Resources to continue the active conduct of its trade or business or failure of Plains Resources to comply with the representations underlying its tax ruling or a supplemental tax ruling relating to the spin-off, Plains Resources will be solely responsible for the taxes resulting from the spin-off. If there are any corporate level taxes incurred by Plains Resources as a result of the spin-off and not due to any of the factors discussed in the two preceding sentences, we would be responsible for 50% of any such liability. The amount of any indemnification payments would be substantial and would likely result in events of default under all of our credit agreements. As a result, we likely would not have sufficient financial resources to achieve our growth strategy or, possibly, repay our indebtedness after making these payments.

   Current tax law provides that, depending on the facts and circumstances, the distribution of our stock by Plains Resources, if it occurs, may be taxable to Plains Resources if we undergo a 50% or greater change in stock ownership within two years after the distribution. Under agreements between us and Plains Resources, Plains Resources is entitled to require us to reimburse any tax costs incurred by Plains Resources as a result of a transaction resulting in a change in control of us. These costs may be so great that they delay or prevent a strategic acquisition or change in control of us. For more information regarding the U.S. federal tax consequences if the spin-off does not qualify for tax-free treatment see "The Spin-off--U.S. Federal Income Tax Consequences of the Spin-off."

We may in the future take accounting charges against our earnings as a result of a "split" of existing Plains Resources stock options into new Plains Resources stock options and stock appreciation rights with respect to our common stock in connection with the spin-off.

   At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources detailed on pages 26-27, all outstanding options to acquire Plains Resources common stock at the time of the spin-off would be "split" into
(1) an equal number of options to acquire Plains Resources common stock and (2) an equal number of stock appreciation rights, or SARs, with respect to our common stock. The exercise price for the original Plains Resources stock options would also be "split" between the new Plains Resources stock options and the SARs based on the following relative amounts: the closing price (with dividend) of Plains Resources common stock on the spin-off date less the closing price (on a "when-issued" basis) of our common stock on the spin-off date, both as reported on the NYSE, and such closing price of our common stock.

   If the SARs are in-the-money at the time of the "split", then we would at that time recognize an accounting charge as compensation expense equal to the aggregate in-the-money value of the SARs deemed vested at that time. Assuming that the value of a share of Plains Resources common stock before the spin-off is equal to the closing trading price of Plains Resources common stock as of November 20, 2002 minus the value of one of our shares of common stock, which we assume for purposes of this calculation to be $10.00, we would incur the following initial charge in connection with the spin off:

                                                             Estimated #
    Plains Resources                                         SARs to be           Charge to    Effect on Basic
       Share Price          Our Assumed Share Price          Outstanding          Net Income  Earnings Per Share
         $20.45                     $10.00                   3.9 million         $1.5 million       $0.06

   The amount of the charge could have a material adverse effect on our results of operations.

   In addition, SARs are subject to variable accounting treatment under U.S. generally accepted accounting principles. As a result, at the end of each quarter, we would compare the closing price of our common stock on the last day of the quarter to the exercise price of each SAR. To the extent the closing price exceeds the exercise price of each SAR, we would recognize such excess as an accounting charge for the SAR's deemed vested in the quarter to the extent such excess had not been recognized in previous quarters. If such excess were to be less than the extent to which accounting charges had been recognized in previous quarters, we would recognize the difference as income in the quarter. These quarterly charges and income would make our results of operations depend, in part, on fluctuations in the price of our common stock and could have a material adverse effect on our results of operations.

                STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   This information statement includes forward-looking statements based on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "will", "would", "should", "plans", "likely", "expects", "anticipates", "intends", "believes", "estimates", "thinks", "may", and similar expressions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption "Risk Factors", as well as the following:

  . the consequences of any potential change in control of us or other change in the relationship between us and Plains Resources, including the spin-off;

  . uncertainties inherent in the development and production of and exploration for oil and gas and in estimating reserves;

  . unexpected future capital expenditures (including the amount and nature thereof);

  .   impact of oil and gas price fluctuations;

  .   the effects of competition;

  .   the success of our risk management activities;

  . the availability (or lack thereof) of acquisition or combination opportunities;

  .   the impact of current and future laws and governmental regulations;

  . environmental liabilities that are not covered by an effective indemnity or insurance; and

  .   general economic, market or business conditions.

   All forward-looking statements in this information statement are made as of the date hereof, and you should not place undue certainty on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this information statement. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material.

                                 THE SPIN-OFF

Reasons for the Spin-off

   The spin-off is intended to generally divide Plains Resources' midstream and upstream assets into two separate platforms. The spin-off will, among other things:

  . allow Plains Resources and us to focus corporate strategies and management teams for each business; and

  .   simplify Plains Resources' and our corporate structure.

   We also expect the spin-off to allow Plains Resources to obtain cost savings through improved access to capital markets for its midstream affiliate, Plains All American Pipeline, L.P.

Results of the Spin-off

   Following the spin-off, Plains Resources will have no ownership interest in us, and we will be an independent company. However, we have entered into various agreements with Plains Resources governing our relationship with Plains Resources. See "Spin-off Agreements" beginning on page 24. Immediately after the spin-off, we will have the same number of common stockholders of record as Plains Resources. The spin-off will not affect the number of outstanding shares of Plains Resources common stock or any rights of Plains Resources stockholders.

   There is no current trading market for our common stock. We have been authorized to list our common stock on the NYSE and it is anticipated that the common stock will trade under the ticker symbol "PXP".

   As a result of the spin-off, the number of shares of Plains Resources common stock into which the Plains Resources Series D Cumulative Convertible Preferred Stock, or Series D Preferred, will convert will increase pursuant to a formula under the terms of the Series D Preferred. Under that formula, the new conversion price for each share of Series D Preferred will be determined by multiplying the current conversion price ($25.00) by a fraction, the denominator of which will be the closing price per share of Plains Resources common stock as of the record date for the spin-off, and the numerator of which will be such closing price less the then fair market value per share of our common stock to be distributed in the spin-off. The fair market value of our common stock spun off will be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing selected in good faith by Plains Resources' board of directors. The Series D Preferred is currently convertible into 932,000 shares of Plains Resources common stock. Holders of Series D Preferred will receive no shares of our common stock in the spin-off.

Mechanics of the Spin-off

   The general terms and conditions relating to the spin-off are set forth in the master separation agreement between us and Plains Resources. Plains Resources will accomplish the spin-off by distributing 100 percent of the shares of our common stock to Plains Resources' common stockholders. On June 20, 2002, the Plains Resources board of directors formally approved the distribution. Each Plains Resources common stockholder as of the close of business on December 11, 2002, which is the record date for the spin-off, will automatically participate in the spin-off. On the spin-off date, those Plains Resources common stockholders will each receive one share of our common stock for each share of Plains Resources common stock held as of the record date. Plains Resources expects that the spin-off will take place on or about December 18, 2002.

   As soon as practicable on or after the spin-off date, Plains Resources will deliver to the transfer agent certificates representing shares of our common stock. The transfer agent will then mail certificates representing the shares of our common stock to common stockholders of Plains Resources as of the record date. Where appropriate, these transactions may take place as book-entry only, without the delivery of any certificates. No Plains Resources stockholder will be required to pay cash or other consideration for any shares of our common stock received in the spin-off, or to surrender or exchange shares of Plains Resources common stock to receive our common stock.

U.S. Federal Income Tax Consequences of the Spin-off

General

   The following is a summary description of the material federal income tax consequences of the spin-off. This summary is not intended as a complete description of all of the tax consequences of the spin-off and does not discuss tax consequences under the laws of state, local or foreign governments or any other jurisdiction. Moreover, the tax treatment of a stockholder may vary, depending upon the stockholder's particular situation. In this regard, special rules not discussed in this summary may apply to some of Plains Resources' stockholders. In addition, this summary applies only to shares that are held as capital assets.

   The following discussion is based on currently existing provisions of the Internal Revenue Code, or the Code, existing, proposed and temporary treasury regulations promulgated under the Code and current administrative rulings and court decisions. All of the foregoing are subject to change, which may or may not be retroactive, and any of these changes could affect the validity of the following discussion.

   You are urged to consult your own tax advisor as to the particular tax consequences to you of the spin-off described in this document, including the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in applicable tax laws.

Consequences if the Spin-off is Tax-Free

   Plains Resources expects that the spin-off will qualify as a tax-free distribution under Section 355 of the Code. Assuming that the spin-off so qualifies:

  . you will not recognize gain or loss as a result of the receipt of shares of our common stock;

  . you will allocate your aggregate tax basis in the Plains Resources common stock immediately before the spin-off among your Plains Resources common stock, after giving effect to the spin-off, and our common stock received in the spin-off in proportion to each of their fair market values on the spin-off date;

  . the holding period for you for our common stock received in the spin-off will include the holding period for your Plains Resources common stock, provided that Plains Resources common stock is held as a capital asset at the time of the spin-off; and

  . Plains Resources will not recognize any gain or loss on its distribution of our common stock to Plains Resources stockholders in the spin-off.

   Plains Resources has received a letter ruling from the IRS on May 22, 2002, as supplemented on November 5, 2002, to the effect that the spin-off will qualify as a tax-free distribution and will have the federal income tax consequences noted above. A letter ruling from the IRS, while generally binding on the IRS, may under certain circumstances be retroactively revoked or modified by the IRS. A letter ruling is based on the facts and representations presented in the request for that ruling. Generally, an IRS letter ruling will not be revoked or modified retroactively if there has been no misstatement or omission of material facts, the facts at the time of the transaction are not materially different from the facts upon which the IRS letter ruling was based, and there has been no change in the applicable law. Neither Plains Resources nor we are aware of any facts or circumstances that would cause the representations in the ruling request to be untrue or incomplete in any material respect.

   Current Treasury Department regulations requires that if you receive a distribution of our common stock in the spin-off, you must attach to your federal income tax return for the year in which the distribution is received a statement setting forth information as may be appropriate in order to show the applicability of Section 355 of the Code to the spin-off. Such statement shall include a description of the stock surrendered and received, and the names and addresses of all the corporations involved in the transaction.

Consequences if the Spin-off is Taxable

   If the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code and you receive shares of our common stock in the spin-off, generally you would be treated as if you received a taxable distribution in an amount equal to the fair market value of our common stock received, which would result in:

      (a) a dividend to the extent paid out of Plains Resources' current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

      (b) a reduction in your basis in Plains Resources' common stock to the extent the amount received exceeds the stockholder's share amount referenced in clause (a) and does not exceed your basis in the stock; and then

      (c) gain from the sale or exchange of Plains Resources common stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (a) and (b).

   Your basis in our common stock would be equal to the fair market value of such stock at the time of the spin-off.

   If the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then a corporate level federal income tax could be payable by the consolidated group of which Plains Resources is the common parent. The tax would be based upon the gain, if any, computed as the difference between the fair market value of our common stock and Plains Resources' adjusted tax basis in such stock. Even if the spin-off otherwise qualifies as a tax-free distribution under Section 355 of the Code, this corporate income tax would also be payable if either we or Plains Resources experience a prohibited change-in-control as determined under Section 355(e) of the Code.

   Section 355(e) of the Code generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired by one person or more than one person pursuant to a plan or series of related transactions that includes the spin-off. This provision can be triggered by certain reorganizations involving the acquisition of the assets or stock of the company making the distribution or of the spun-off subsidiary, or by issuances or redemptions of the stock of the distributing company or of the spun-off subsidiary. There is a presumption that any stock acquisition or issuance that occurs within two years before or after the spin-off is part of a plan relating to the spin-off and one or more of such stock acquisitions or issuances could produce a prohibited 50% acquisition. However, the presumption may be rebutted by establishing that the spin-off and the acquisitions are not part of a plan or series of related transactions.

   In August 2001 the Treasury Department issued temporary regulations that would clarify when a spin-off is part of a plan, or series of related transactions, where one or more persons acquire stock of the distributing or spun-off subsidiary resulting in a 50% acquisition. The temporary regulations rely on a variety of factors to determine the existence of such a plan, or series of related transactions, including the following:

  .   the business purpose or purposes for the distribution;

  .   the intentions of the parties;

  . the existence of agreements, understandings, arrangements or negotiations relating to acquisitions;

  .   the timing of transactions or acquisitions; and

  . the causal connection or relationship between the spin-off and the acquisitions.

   The preamble of the temporary regulations states that the Treasury Department and the IRS expect to issue additional guidance regarding the interpretation of the phrase "plan (or series of related transaction)" in the near future. Until then, taxpayers may rely on the temporary regulations in the course of engaging in transactions subject to Section 355(e).

   If the spin-off is taxable solely under Section 355(e) of the Code, Plains Resources will recognize gain, if any, equal to the difference between the fair market value of our common stock and Plains Resources' adjusted tax basis in that stock. However, if you receive our common stock in the spin-off you would not recognize gain or loss as a result of the spin-off if it is taxable solely by reason of Section 355(e) of the Code.

   We have agreed with Plains Resources that we will not take any action inconsistent with any information, covenant or representation provided to the IRS in connection with obtaining the tax ruling and have further agreed to be liable for any taxes arising from a breach of that agreement. In addition, we have agreed that, during the three-year period following the spin-off, we will not engage in transactions that could adversely affect the tax treatment of the spin-off without the prior written consent of Plains Resources, unless we obtain a supplemental tax ruling from the IRS or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off. Moreover, we will be liable to Plains Resources for any corporate level taxes incurred by Plains Resources as a result of the spin-off or to specified transactions involving us following the spin-off including the acquisition of 50% of our common stock by any person or persons. To the extent the taxes arise as a result of a change of control of Plains Resources, failure of Plains Resources to continue the active conduct of its trade or business or failure of Plains Resources to comply with the representations underlying its tax ruling or a supplemental tax ruling relating to the spin-off, Plains Resources will be solely responsible for the taxes resulting from the spin-off. If there are any corporate level taxes incurred by Plains Resources as a result of the spin-off and not due to any of the factors discussed in the two preceding sentences, we would be responsible for 50% of any such liability. The amount of any indemnification payments would be substantial and would likely result in events of default under all of our credit agreements.

Back-up Withholding Requirements

   United States information reporting requirements and backup withholding may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of, our common stock unless you:

  . are a corporation or come within certain other exempt categories, and, when required, demonstrates these facts; or

  . provide a correct taxpayer identification number, certifies that there has been no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

   If you do not supply Plains Resources with your correct taxpayer identification number you may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against your federal income tax liability. We urge you to consult your tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to you, the amount of dividends paid with respect to your shares will be reported annually to the IRS and to you.

                              SPIN-OFF AGREEMENTS

Master Separation Agreement

   Overview. To effect our separation from Plains Resources, we entered into a master separation agreement on July 3, 2002 with Plains Resources simultaneous with entering into our financing. The master separation agreement provides for the separation of substantially all of the upstream assets and liabilities of Plains Resources, other than its Florida operations. The master separation agreement provides for, among other things:

  .   the separation;

  .   an initial public offering;

  .   the spin-off;

  .   corporate governance provisions related to us;

  .   cross-indemnification provisions;

  . allocation of fees related to these transactions between us and Plains Resources;

  . other provisions governing our relationship with Plains Resources, including mandatory dispute arbitration, sharing information, confidentiality and other covenants;

  .   a noncompetition provision; and

  . us entering into the ancillary agreements discussed below with Plains Resources.

   Separation. To effect the separation, on July 3, 2002, Plains Resources transferred to us assets and liabilities related to Plains Resources' upstream business other than its Florida operations, including the capital stock of Arguello Inc., Plains Illinois Inc., PMCT, Inc. and Plains Resources International Inc., miscellaneous upstream assets and related hedging agreements. We assumed the liabilities associated with the transferred assets and businesses. At a future date before the spin-off, Plains Resources will transfer to us additional assets and liabilities, including remaining upstream agreements and permits that require consent to transfer and office furniture and equipment, and we will sublease a portion of Plains Resources' office space. Except as set forth in the master separation agreement, no party is making any representation or warranty as to the assets or liabilities transferred as a part of the separation, and all assets are being transferred on an "as is, where is" basis.

   Plains Resources has agreed to take such further actions as we may reasonably request to more effectively complete the transfers of assets and liabilities described above, to protect and enjoy all rights and benefits Plains Resources had with respect thereto and as otherwise appropriate to carry out the transactions contemplated by the master separation agreement.

   Reorganization. The master separation agreement provides for an internal reorganization within Plains Resources, including:

  .   our conversion into a Delaware corporation; and

  . before the spin-off, the merger of Stocker Resources, Inc. (our general partner before we converted from a limited partnership to a corporation) into Plains Resources.

   Spin-off. The master separation agreement provides for the spin-off distribution by Plains Resources of our common stock held by it. Plains Resources is not obligated to effect the spin-off. If Plains Resources decides to effect the spin-off, each holder of Plains Resources common stock on the record date would receive one share of our common stock for each share of Plains Resources common stock that such holder owns on the record date.

   Corporate governance. The master separation agreement contains several provisions regarding our corporate governance. First, as long as Plains Resources owns shares representing at least a majority of our voting power, Plains Resources will have the right to designate for nomination by our board of directors, or a nominating committee of the board, a majority of the members of our board. If Plains Resources' beneficial ownership of our common stock is reduced to a level below 50% of our voting power but is at least 20% of our voting power, Plains Resources will have the right to designate for nomination a number of directors proportionate to its voting power.

    Indemnification. The master separation agreement provides for cross-indemnities intended to place sole financial responsibility on us for all liabilities associated with the current and historical businesses and operations we conduct after giving effect to the separation, regardless of the time those liabilities arise, and to place sole financial responsibility for liabilities associated with Plains Resources' other businesses with Plains Resources and its other subsidiaries. The master separation agreement also contains indemnification provisions under which we and Plains Resources each indemnify the other with respect to breaches by the indemnifying party of the master separation agreement or any of the ancillary agreements described below. We agree to indemnify Plains Resources and its other subsidiaries against liabilities arising from misstatements or omissions in the various offering documents for the exchange offer related to our 8.75% notes or the spin-off including related prospecti or in documents to be filed with the SEC in connection therewith, except for information regarding Plains Resources provided by Plains Resources for inclusion in such documents. Plains Resources agrees to indemnify us against liabilities arising from misstatements or omissions in the various offering documents for the exchange offer related to our 8.75% notes or the spin-off, including related prospecti or in documents to be filed with the SEC in connection therewith if such information was provided by Plains Resources.

   The master separation agreement contains a general release under which we will release Plains Resources and its subsidiaries, affiliates, successors and assigns, and Plains Resources will release us from any liabilities arising from events between us on the one hand, and Plains Resources or its subsidiaries on the other hand, occurring on or before the separation, including events in connection with activities to implement the separation, this offering and the spin-off. The general release does not apply to obligations under the master separation agreement or any ancillary agreement, to liabilities transferred to us, to future transactions between us and Plains Resources, or to specified contractual arrangements.

   Fees. We will bear all out-of-pocket costs of the transfers of assets and liabilities in connection with the separation, including costs for providing notices of the transfers, costs for transferring licenses, permits or franchises or for issuing new licenses, permits or franchises in our name, fees or costs for the assignment or transfer of any agreements or contracts, and any recording or other fees, taxes or charges incurred in connection with transferring real property.

   Except as noted above or otherwise specifically addressed in the master separation agreement or an ancillary agreement, we shall bear the out-of-pocket costs associated with preparing and consummating the transactions contemplated by the master separation agreement, the ancillary agreements, the separation, the exchange offer related to our 8.75% notes and the spin-off.

   Other provisions. The master separation agreement also provides for: (1) mandatory arbitration to settle disputes between us and Plains Resources and its subsidiaries; (2) exchange of information between Plains Resources and us for purposes of conducting our operations, meeting regulatory requirements, responding to regulatory or judicial proceedings, meeting SEC filing requirements, and other reasons; (3) coordination of the conduct of our annual audits and quarterly reviews so that we may both file our annual and quarterly reports in a timely manner; (4) preservation of legal privileges and (5) maintaining confidentiality of each other's information.

   In addition, we and Plains Resources agree to use reasonable efforts to amend the omnibus agreement with PAA to terminate the noncompetition provisions therein and to enter into a new oil marketing agreement with PAA so that the agreement only applies to us and to add a definite term to the agreement, and other amendments.

   Non-competition. The master separation agreement provides that for a period of three years, (1) Plains Resources and its subsidiaries will be prohibited from engaging in or acquiring any business engaged in any of the "upstream" activities of acquiring, exploiting, developing, exploring for and producing oil and gas in any state in the United States (except Florida), and (2) we will be prohibited from engaging in any of the "midstream" activities of marketing, gathering, transporting, terminalling and storing oil and gas (except to the extent any such activities are ancillary to, or in support of, any of our upstream activities.)

   Ancillary agreements. The master separation agreement sets forth the related agreements that we will enter into with Plains Resources, including:

  .   employee matters agreement;

  .   tax allocation agreement;

  .   intellectual property agreement;

  .   Plains Exploration & Production transition services agreement;

  .   Plains Resources transition services agreement; and

  .   technical services agreement.

Employee Matters Agreement

   We entered into the employee matters agreement with Plains Resources. The employee matters agreement does not address the treatment of Messrs. Flores, Raymond and Stephens, whom we call the executives, except with respect to the treatment of their existing options to acquire Plains Resources common stock.

   Other employees. The employee matters agreement provides that those employees who will work for us after the spin-off will be transferred to us immediately before the spin-off. Neither their transfer nor the spin-off will be treated as a termination of their employment for purposes of any benefits under any plans.

   Stock options and restricted stock awards. Under the employee matters agreement, as a result of the spin-off, all outstanding options to acquire Plains Resources common stock at the time of the spin-off would be "split" into
(1) an equal number of options to acquire Plains Resources common stock and (2) an equal number of stock appreciation rights, or SARs, with respect to our common stock.

   The exercise price for the original Plains Resources stock options would also be "split" between the new Plains Resources stock options and the SARs based on the following relative amounts: the closing price (with dividend) of Plains Resources common stock on the spin-off date less the closing price (on a "when-issued" basis) of our common stock on the spin-off date, both as reported on the NYSE, and such closing price of our common stock.

   Also, unless otherwise provided for in the agreement governing the restricted stock award, at the time of the spin-off all restricted stock awards for Plains Resources common stock would be "split" into (1) restricted stock awards for an equal number of shares of Plains Resources common stock and
(2) restricted stock awards for an equal number of shares of our common stock.

   All recipients of our SARs and restricted stock awards would receive the benefit of prior service credit at Plains Resources and would have the same amount of vesting as they had under their related Plains Resources stock options and restricted stock awards, and vesting terms would remain unchanged. Also, an employee's or a director's service with us would count towards the vesting of their "split" Plains Resources stock options and restricted stock awards even though the employee is no longer employed by Plains Resources or the director no longer serves at Plains Resources. Likewise, with respect to employees and directors who stay with Plains Resources, their service at Plains Resources will count towards the vesting of their SARs even though they are not employed by us or do not serve on our board of directors.

   Unless a person is employed by or serves as a director for both Plains Resources and us, termination of employment or service as a director for any reason at either company will count as termination for the same reason at the other company for purposes of vesting and termination of options, SARs, and restricted stock awards. If a person is employed by or serves as a director for both Plains Resources and us, termination for any reason at one company will not count as termination at the other company.

   Other plans. The employee matters agreement provides that (1) before the spin-off, we will establish a nonqualified deferred compensation plan for certain executive officers and, to the extent that any of the executives are participants in the Plains Resources deferred compensation plan, the related assets and liabilities under the Plains Resources plan would be transferred to our plan, (2) on or before the spin-off, Plains Resources would transfer its 401(k) plan and welfare benefit plans to us and would form a similar 401(k) plan and similar welfare benefit plans, and (3) at the time of the spin-off, we will establish plans that mirror the fringe benefits and company policies of Plains Resources.

   Other. Under the employee matters agreement, Plains Resources would retain liability for all incurred but not reported claims occurring before the spin-off, and we will be liable for all claims incurred on or after the spin-off related to our employees.

Tax Allocation Agreement

   On July 3, 2002, we entered into the tax allocation agreement, which we and Plains Resources amended and restated on November 20, 2002. This agreement provides that, until the spin-off, we will continue to be included in Plains Resources' consolidated federal income tax group, and our federal income tax liability will be included in the consolidated federal income tax liability of Plains Resources. The amount of taxes that we will pay or receive with respect to consolidated or combined returns of Plains Resources in which we are included generally will be determined by multiplying our net taxable income included in the Plains Resources consolidated tax return by the highest marginal tax rate applicable to the income. Plains Resources will not be required to pay us for the use of our tax attributes that come into existence before the spin-off until such time as we would otherwise be able to utilize such attributes.

   Under the agreement, until the spin-off, Plains Resources will:

  .   continue to have all the rights of a parent of a consolidated group;

  . have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state, local and foreign income tax returns (or amended returns) although we may be required to assist in certain circumstances; and

  . have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund relating to these returns; provided, that (1) with the consent of Plains Resources, we may participate in any proceedings contesting any proposed adjustment related to our activities and (2) Plains Resources will not accept or offer any settlement of issues related to our tax liabilities without our consent, which will not be unreasonably withheld.

   If Plains Resources decides not to contest a proposed adjustment relating to our activities, we may at our expense contest the adjustment, but we may not settle or compromise any issues related to the tax liabilities of Plains Resources.

   In general, the agreement provides that we will be included in Plains Resources' consolidated group for federal income tax purposes until the time of the spin-off. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although this agreement allocates tax liabilities between us and Plains Resources during the period in which we are included in Plains Resources' consolidated group, we could be liable if any federal tax liability is incurred, but not discharged, by any other member of Plains Resources' consolidated group. In addition, to the extent

Plains Resources' net operating losses are used in the consolidated return to offset our taxable income from operations during the period January 1, 2002 through the spin-off, we will reimburse Plains Resources for the reduction in our federal income tax liability resulting from the utilization of such net operating losses, but such reimbursement shall not exceed $3 million exclusive of any interest accruing under the agreement.

   Under the terms of this agreement, we agree to indemnify Plains Resources if the spin-off is not tax-free to Plains Resources as a result of various actions taken by us or with respect to our failure to take various actions.

   In addition, we will agree that, during the three-year period following the spin-off, without the prior written consent of Plains Resources, we will not engage in transactions that could adversely affect the tax treatment of the spin-off unless we obtain a supplemental tax ruling from the IRS or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off or provide adequate economic security to Plains Resources to ensure we would be able to comply with our obligation under this agreement. We may not be able to control some of these events that could trigger this indemnification obligation.

   We also agree to be liable for transfer taxes associated with the transfer of assets and liabilities in connection with the separation and the spin-off.

Intellectual Property Agreement

   On July 3, 2002 we entered into the intellectual property agreement, which provides that Plains Resources will transfer to us ownership and all rights associated with certain trade names, trademarks, service marks and associated goodwill, including Arguello, Plains, Plains Energy, Plains E&P, Plains Exploration & Production, Plains Illinois, Plains Petroleum, Plains Resources, Plains Resources International, PLX, PMCT, Stocker Resources and the Plains logo. In addition, we will grant to Plains Resources a full license to use certain trade names including Plains Energy and Plains Resources, referred to as the Plains Marks, subject to certain limitations. These licenses are not transferable or assignable without our written consent, except that Plains Resources may grant its subsidiaries sublicenses to use the Plains Marks.

    Plains Resources will not attempt to register a trade name or trademark that incorporates or is confusingly similar to the Plains Marks. Also, if Plains Resources develops new trademarks using the name "Plains," it must first obtain our written approval. We will own such new trademarks and they will be considered subject to the terms of this agreement.

   The intellectual property agreement provides that Plains Resources will conform the nature and quality of its products and services offered in connection with the Plains Marks to our reasonable design and quality standards. Further, Plains Resources will use the Plains Marks only in connection with its business.

Plains Exploration & Production Transition Services Agreement

   On July 3, 2002 we entered into the Plains Exploration & Production transition services agreement, which provides that Plains Resources will provide us the following services, on an interim basis:

  . management services, including managing our operations, evaluating investment opportunities for us, overseeing our upstream activities, and staffing;

  . tax services, including preparing tax returns and preparing financial statement disclosures;

  . accounting services, including maintaining general ledgers, preparing financial statements and working with our auditors;

  . payroll services, including payment processing and complying with regulations relating to payroll services;

  . insurance services, including maintaining for the interim period the existing insurance that Plains Resources provides for us;

  . employee benefits services, including administering and maintaining the employee benefit plans that cover our employees;

  .   legal services, including typical and customary legal services; and

  . financial services, including helping us raise capital, preparing budgets and executing hedges.

   Plains Resources will charge us its costs of providing such services monthly but that charge may not exceed $30.0 million in the aggregate during the term of the agreement.

   In addition, we and Plains Resources may identify additional services that Plains Resources will provide to us under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and Plains Resources. Plains Resources may allow one of its subsidiaries or a qualified third party to provide the services under this agreement, but Plains Resources will be responsible for the performance of the services. To the extent that Plains Resources personnel who traditionally have provided services contemplated by the transition services agreement have been or are transferred to a similar position with us, Plains Resources will be relieved of its obligations to provide such services to us.

   Plains Resources will be obligated to provide the services with substantially the same degree of care as it employs for its own operations. Plains Resources may change the manner in which it provides the services so long as it deems such change to be necessary or desirable for its own operations.

   This transition services agreement provides that Plains Resources will not be liable to us with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. Plains Resources will indemnify us for any liabilities arising from such gross negligence or misconduct. We will indemnify Plains Resources for any liabilities arising directly from the performance of the services by Plains Resources, except for liabilities caused by gross negligence or willful misconduct of Plains Resources. Plains Resources will disclaim all warranties and makes no representations as to the quality, suitability or adequacy of the services provided.

   Plains Resources will provide the services until the spin-off, unless we and Plains Resources decide to terminate the agreement earlier. We and Plains Resources may agree to extend this agreement to up to 180 days following the spin-off and thereafter for a period as mutually agreed.

Plains Resources Transition Services Agreement

    On July 3, 2002 we entered into the Plains Resources transition services agreement, under which we will provide Plains Resources the following services on an interim basis beginning on a date to be determined by both us and Plains Resources upon the transfer by Plains Resources of substantially all of its employees to us:

  . tax services, including preparing tax returns and preparing financial statement disclosures;

  . accounting services, including maintaining general ledgers, preparing financial statements and working with Plains Resources auditors;

  . payroll services, including payment processing and complying with regulations relating to payroll services;

  . employee benefits services, including administering and maintaining the employee benefit plans that cover Plains Resources' employees;

  .   legal services, including typical and customary legal services; and

  . financial services, including helping Plains Resources raise capital, preparing budgets and executing hedges.

   The services provided by us under the Plains Resources transition services agreement and the services provided by Plains Resources under the Plains Exploration & Production transition services agreement are substantially similar, except that:

  . the Plains Resources transition services agreement will not become effective unless and until the spin-off occurs;

  . the Plains Resources transition services agreement does not cover management services, insurance services or operational services;

  . the tax services provided under the Plains Resources transition services agreement are not subject to the tax allocation agreement discussed on pages 27-28; and

  . the legal services provided under the Plains Exploration & Production transition services agreement include legal services that have been historically provided for it and its subsidiaries by Plains Resources.
   We will charge Plains Resources on a monthly basis our costs of providing such services.

   In addition, we and Plains Resources may identify additional services that we will provide to Plains Resources under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and Plains Resources. We may allow one of our subsidiaries or a qualified third party to provide the services under this agreement, but we will be responsible for the performance of the services.

   We will be obligated to provide the services with substantially the same degree of care as we employ for our own operations. We may change the manner in which we provide the services so long as we deem such change to be necessary or desirable for our own operations.

   This transition services agreement provides that we will not be liable to Plains Resources with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. We will indemnify Plains Resources for any liabilities arising from such gross negligence or misconduct. Plains Resources will indemnify us for any liabilities arising directly from our performance of the services, except for liabilities caused by our gross negligence or willful misconduct. We will disclaim all warranties and make no representations as to the quality, suitability or adequacy of the services provided.

   We will provide the services for 180 days, unless we and Plains Resources decide to terminate the agreement earlier. We and Plains Resources may agree to extend this agreement beyond the 180 day period if necessary or desirable.

Technical Services Agreement

    On July 3, 2002 we entered into the technical services agreement, which provides that, beginning on a date to be determined by us and Plains Resources, we will provide Calumet Florida certain engineering and technical support services required to support operation and maintenance of the oil and gas properties owned by Calumet, including geological, geophysical, surveying, drilling and operations services, environmental and other governmental or regulatory compliance related to oil and gas activities and other oil and gas engineering services as requested, and accounting services.

   Plains Resources will reimburse us for our costs to produce these services.

   In addition, we and Plains Resources may identify additional services that we will provide to Plains Resources under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and Plains Resources. We may allow one of our subsidiaries or a qualified third party to provide the services under this agreement, but we will be responsible for the performance of the services.

   We and Plains Resources may agree to specific performance metrics that we must meet. Where no metrics are provided, we will (1) perform the services in accordance with the policies and procedures in effect before this agreement, (2) exercise the same care and skill as we exercise in performing similar services for our subsidiaries, and (3) in cases where there is common personnel, equipment or facilities for services provided to our subsidiaries and Plains Resources, not favor Plains Resources or our subsidiaries over the other. We may change the manner in which we provide the services so long as we are making similar changes to the services we are providing to our subsidiaries. We are not obligated to provide any service to the extent it is impracticable as a result of causes outside of our control.

   The technical services agreement provides that we will not be liable to Plains Resources or Calumet with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. We will indemnify Plains Resources and Calumet for any liabilities arising from such gross negligence or misconduct. Plains Resources will indemnify us for any liabilities arising directly from the performance of the services, except for liabilities caused by our gross negligence or willful misconduct. We disclaim all warranties and make no representations as to the quality, suitability or adequacy of the services provided.

   We will provide the services until (1) Calumet is no longer a subsidiary of Plains Resources, (2) Calumet transfers substantially all of its assets to a person that is not a subsidiary of Plains Resources, (3) the third anniversary of the date of this agreement or (4) when all the services are terminated as provided in the agreement. Plains Resources may terminate the agreement as to some or all of the services at any time by giving us at least 90 days' written notice.

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2002.

   You should read the capitalization data set forth in the table below in conjunction with "Use of Proceeds", "Selected Historical Consolidated and Combined Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and the notes appearing elsewhere in this information statement.

                                                         As of
                                                     September 30,
                                                          2002
                                                     --------------
                                                     (In thousands)
             Cash and cash equivalents..............    $    766
                                                        ========
             Total debt:
              Revolving credit facility.............    $ 90,700
              8.75% notes, net of discount of $3,197     196,803
              Other long-term debt..................       1,022
                                                        --------
                Total debt..........................     288,525
             Stockholder's equity...................     134,730(1)
             Accumulated other comprehensive income.     (14,603)
                                                        --------
             Total capitalization...................    $408,652
                                                        ========

--------
(1) Prior to July 2002 certain of our operations were conducted by Stocker Resources L.P., a limited partnership of which Plains Resources and one of its subsidiaries were the limited and general partners. As a result, when the spin-off occurs the tax basis of certain assets and liabilities related to such operations will be retained by Plains Resources. Accordingly, upon the consummation of the spin-off, our stockholder's equity will decrease by $5.3 million and our deferred tax liability will increase by a corresponding amount to reflect the effect of the tax basis that will be retained by Plains Resources for tax reporting purposes.

                                DIVIDEND POLICY

   We do not anticipate declaring or paying any cash dividends in the future. We intend to retain our earnings to finance the expansion of our business and for general corporate purposes. Our board of directors will have the authority to declare and pay dividends on our common stock in its discretion, as long as we have funds legally available to do so. Our credit facility and the indenture relating to our 8.75% notes restrict our ability to pay cash dividends.

    SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL AND OTHER DATA

    The following table summarizes the consolidated and combined statements of income and combined balance sheets data for our business since January 1, 1997. These data have been derived from (i) the audited combined statements of income for our business for each of the years ended December 31, 2001, 2000, and 1999 and combined balance sheets for our business as of December 31, 2001 and 2000,
(ii) the unaudited combined statements of income for our business for each of the years ended December 31, 1998 and 1997 and combined balance sheets for our business as of December 31, 1999, 1998 and 1997 and (iii) the unaudited consolidated statements of income and balance sheets of our business as of and for each of the nine months ended September 30, 2002 and 2001. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes included elsewhere in this information statement. The information set forth below is not necessarily indicative of our future results.


                                              Nine Months Ended
                                                September 30,                 Year Ended December 31,
                                             ------------------  ------------------------------------------------
                                               2002      2001      2001      2000      1999      1998      1997
                                             --------  --------  --------  --------  --------  --------  --------
                                                                        (In thousands)
Statement of Income Data:
Revenues:
  Oil and liquids........................... $129,563  $133,957  $174,895  $126,434  $102,390  $ 81,416  $ 81,381
  Gas.......................................    7,130    26,870    28,771    16,017     5,095     4,091     3,805
  Other operating revenues..................       27       468       473        --        --        --        --
                                             --------  --------  --------  --------  --------  --------  --------
       Total revenues.......................  136,720   161,295   204,139   142,451   107,485    85,507    85,186
                                             --------  --------  --------  --------  --------  --------  --------
Costs and expenses:
  Production expenses.......................   56,826    47,995    63,795    56,228    50,527    42,823    36,571
  General and administrative................    7,326     7,074    10,210     6,308     4,367     3,218     2,724
  Depreciation, depletion and
   amortization.............................   21,262    16,999    24,105    18,859    13,329    13,901    10,453
  Reduction of carrying cost of oil and gas
   properties(1)............................       --        --        --        --        --    42,920        --
                                             --------  --------  --------  --------  --------  --------  --------
       Total costs and expenses.............   85,450    72,068    98,110    81,395    68,223   102,862    49,748
                                             --------  --------  --------  --------  --------  --------  --------
Income (loss) from operations...............   51,270    89,227   106,029    61,056    39,262   (17,355)   35,438
  Expenses of terminated public equity
   offering.................................   (1,700)       --        --        --        --        --        --
  Interest expense..........................  (14,427)  (12,942)  (17,411)  (15,885)  (14,912)   (8,828)   (5,113)
  Interest and other income.................      114       459       463       343        87        74        88
                                             --------  --------  --------  --------  --------  --------  --------
Income (loss) before income taxes and
 cumulative effect of accounting
 change.....................................   35,257    76,744    89,081    45,514    24,437   (26,109)   30,413
Income tax (expense) benefit
  Current...................................   (5,660)   (5,180)   (6,014)   (2,431)     (505)   (4,435)  (10,916)
  Deferred..................................   (8,097)  (24,443)  (28,374)  (14,334)   (4,827)   11,510    (1,364)
                                             --------  --------  --------  --------  --------  --------  --------
Income (loss) before cumulative effect of
 accounting change..........................   21,500    47,121    54,693    28,749    19,105   (19,034)   18,133
Cumulative effect of accounting change, net
 of tax benefit(2)..........................       --    (1,522)   (1,522)       --        --        --        --
                                             --------  --------  --------  --------  --------  --------  --------
Net income (loss)........................... $ 21,500  $ 45,599  $ 53,171  $ 28,749  $ 19,105  $(19,034) $ 18,133
                                             ========  ========  ========  ========  ========  ========  ========
Earnings Per Share Basic and Diluted:
  Income (loss) before cumulative effect of
   accounting change........................    $0.89  $   1.95  $   2.26  $   1.19  $   0.79  $  (0.79) $   0.75
  Cumulative effect of accounting
   change...................................       --     (0.06)    (0.06)       --        --        --        --
                                             --------  --------  --------  --------  --------  --------  --------
Net income (loss)........................... $   0.89  $   1.89  $   2.20  $   1.19  $   0.79  $  (0.79) $   0.75
                                             ========  ========  ========  ========  ========  ========  ========

                                                  (footnotes on following page)


                               As of September 30,                   As of December 31,
                               ------------------  ------------------------------------------------------
                                 2002       2001     2001     2000       1999        1998         1997
                               --------   -------- -------- --------  ---------- -----------  -----------
                                                             (In thousands)
Balance Sheet Data:
Cash and cash equivalents..... $    766   $     13 $     13 $    536  $    5,075 $       138  $       207
Working capital...............  (50,500)       932      932   (6,861)     16,169     (12,148)      (7,142)
Total assets..................  541,056    516,755  516,755  401,035     360,964     277,792      239,712
Total debt....................  288,525      1,533  236,694  227,040     240,172     180,483      122,331
Stockholder's/combined owners'
 equity.......................  120,127    180,087  180,087  111,032      82,283      63,177       85,776

--------
(1) Noncash charge related to a ceiling test write-down of the capitalized costs of our proved oil and gas properties due to low oil prices at December 31, 1998.
(2) Cumulative effect of adopting Statement of Financial Accounting Standards No. 133--"Accounting for Derivatives," or SFAS 133.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following information should be read in connection with the information contained in the financial statements and notes thereto included in this information statement.

General

   We are an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. We are 100% owned by Plains Resources Inc. Our core areas of operation are:

  . onshore California, primarily in the LA Basin, and offshore California in the Point Arguello unit; and

  .   the Illinois Basin in southern Illinois and Indiana.

   We follow the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are capitalized. Our revenues are derived from the sale of oil, gas and natural gas liquids. We recognize revenues when our production is sold and title is transferred. Our revenues are highly dependent upon the prices of, and demand for, oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our oil and gas and our levels of production are subject to wide fluctuations and depend on numerous factors beyond our control, including supply and demand, economic conditions, foreign imports, the actions of OPEC, political conditions in other oil-producing countries, and governmental regulation, legislation and policies. Under the SEC's full cost accounting rules, we review the carrying value of our proved oil and gas properties each quarter. These rules generally require that we price our future oil and gas production at the oil and gas prices in effect at the end of each fiscal quarter to determine a ceiling value of our properties. The rules require a write-down if our capitalized costs exceed the allowed "ceiling." We have had no write-downs due to these ceiling test limitations since 1998. Given the volatility of oil and gas prices, it is likely that our estimate of discounted future net revenues from proved oil and gas reserves will fluctuate in the near term. If oil and gas prices decline significantly in the future, write-downs of our oil and gas properties could occur. Write-downs required by these rules do not directly impact our cash flows from operating activities. Decreases in oil and gas prices have had, and will likely have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow.

   To manage our exposure to commodity price risks, we use various derivative instruments to hedge our exposure to oil sales price fluctuations. Our hedging arrangements provide us protection on the hedged volumes if oil prices decline below the prices at which these hedges are set. However, if oil prices increase, ceiling prices in our hedges may cause us to receive less revenues on the hedged volumes than we would receive in the absence of hedges. We do not currently have any gas hedges. Gains and losses from hedging transactions are recognized as revenues when the associated production is sold.

   Our oil and gas production expenses include salaries and benefits of field personnel, electric costs, maintenance costs, production, ad valorem and severance taxes, and other costs necessary to operate our producing properties. Depletion of capitalized costs of producing oil and gas properties is provided using the units of production method based upon proved reserves. For the purposes of computing depletion, proved reserves are redetermined as of the end of each year and on an interim basis when deemed necessary. General and administrative expenses consist primarily of salaries and related benefits of administrative personnel, office rent, systems costs and other administrative costs. We estimate that as a result of our reorganization and spin-off, our annual general and administrative expenses will increase by approximately $5.3 million over the amount reported for the year ended December 31, 2001 reflecting the incremental costs of operating as a separate, publicly held company.

   Tax expense and effective tax rates have been calculated based on the tax sharing agreement covering all the members of the consolidated group on a combined basis for such periods.

Corporate Reorganization and Terminated Initial Public Offering

   Under the terms of a Master Separation Agreement between us and Plains Resources, on July 3, 2002 Plains Resources contributed to us: (i) 100% of the capital stock of its wholly owned subsidiaries Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc.; and (ii) all amounts payable to it by us and our subsidiary companies. These transactions are referred to as the "reorganization". In addition, in September 2002 Plains Resources made: (i) a $5.0 million cash contribution to us; and (ii) a $7.2 million contribution to us in the form of a promissory note payable, both as part of the working capital for the upstream assets contributed to us. The promissory note bears interest at 2.5% and is due on December 15, 2002. The contribution of the amounts payable to Plains Resources, the cash contribution and the contribution of the promissory note are all reflected in Stockholder's Equity. In addition, immediately prior to the spin-off, Plains Resources expects to contribute approximately $40.0 million to us. This contribution and the payment of the $7.2 million note should increase stockholder's equity by $47.2 million. We intend to use these funds to reduce the outstanding debt under our revolving credit facility.

   On June 21, 2002 we filed a registration statement on Form S-1 with the SEC for the initial public offering, or the IPO, of our common stock. We terminated the IPO in October 2002, primarily due to market conditions. As a result, costs and expenses of $1.7 million incurred in connection with the IPO were charged to expense during the third quarter of 2002. We estimate that additional charges of $0.7 to $0.8 million will occur in the fourth quarter of 2002.

Financings

   On July 3, 2002, we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued in a private offering, at an issue price of 98.376%, $200.0 million of 8.75% Series A Senior Subordinated Notes due 2012, or the 8.75% notes. The 8.75% notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of our existing and future domestic restricted subsidiaries. Also on July 3, 2002 we entered into a $300.0 million revolving credit facility with a $225.0 million borrowing base.

   The net proceeds from the 8.75% notes, $195.3 million after deducting issue discount and underwriting fees, and $117.6 million initially borrowed under the PXP credit facility were used: (i) to make a $312.0 million cash distribution to Plains Resources; and (ii) to pay $0.9 million in fees related to the PXP credit facility. Plains Resources used the proceeds from the cash distribution to retire its outstanding 10.25% senior subordinated notes and all amounts outstanding under its revolving credit facility. Our guarantees of Plains Resources' debt facilities were terminated when it retired such obligations.

   On October 25, 2002, we filed a registration statement on Form S-4 with the Securities and Exchange Commission, or SEC, to exchange all of the 8.75% notes issued in the private offering for a new series of 8.75% notes. The terms of the new series of 8.75% notes are substantially identical to the terms of the privately issued 8.75% notes except that the new series will be freely transferable and issued free of any covenants regarding exchange and registration rights.

   For a complete discussion of these transactions and the terms and conditions of the 8.75% notes and the PXP credit facility, see "Liquidity and Capital Resources--Financing Activities".

Purchase of Additional Interest in Point Arguello Unit

   In August 2002 we acquired an additional 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. The seller retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed the seller's share of the costs of plugging the wells and flushing the lines. As consideration for receiving the transferred properties and assuming the obligations described above, we received $2.4 million in cash for the sale and $3.0 million as our share of revenues less costs for the period from April 1 to July 30, 2002. This transaction doubled our working interest in the Point Arguello unit to 52.6%.

Results of Operations

    The following table reflects the components of our oil and gas sales prices and sets forth our operating revenues and costs and expenses on a BOE basis:

                                         Nine Months
                                            Ended
                                        September 30,  Year Ended December 31,
                                       --------------  ----------------------
                                        2002    2001    2001    2000    1999
                                       ------  ------  ------  ------  ------
 Average oil sales price ($/Bbl)
  Average NYMEX....................... $25.45  $27.81  $26.01  $30.25  $19.25
  Hedging gain (loss).................  (1.25)  (1.03)   0.03   (9.51)  (1.06)
  Differential........................  (4.06)  (4.66)  (4.76)  (4.22)  (3.73)
                                       ------  ------  ------  ------  ------
  Net realized........................ $20.14  $22.12  $21.28  $16.52  $14.46
                                       ======  ======  ======  ======  ======
 Average gas sales price ($/Mcf)...... $ 2.81  $10.75  $ 8.58  $ 5.26  $ 1.61
                                       ======  ======  ======  ======  ======
 Average sales price per BOE.......... $19.94  $24.85  $23.20  $17.46  $14.13
 Average production expenses per BOE..   8.29    7.41   (7.27)  (6.89)  (6.64)
                                       ------  ------  ------  ------  ------
 Gross margin per BOE.................  11.65   17.44   15.93   10.57    7.49
 G&A per BOE..........................  (1.07)  (1.09)  (1.16)  (0.77)  (0.57)
                                       ------  ------  ------  ------  ------
 Gross profit per BOE................. $10.58   16.35  $14.77  $ 9.80  $ 6.92
                                       ======  ======  ======  ======  ======
 DD&A per BOE (oil and gas properties) $ 3.04  $ 2.58  $ 2.70  $ 2.25  $ 1.72

Comparison of Nine Months Ended September 30, 2002 to Nine Months Ended September 30, 2001

   Operating revenues. Our operating revenues decreased 15%, or $24.6 million, to $136.7 million for the nine months ended September 30, 2002 from $161.3 million for the nine months ended September 30, 2001. The decrease was primarily due to lower realized prices for oil and gas that reduced revenues by $32.3 million. Higher volumes increased revenues by $8.2 million.

   Our daily oil sales volumes increased 6%, or 1.4 MBbls, to 23.6 MBbls per day for the nine months ended September 30, 2002 from 22.2 MBbls for the nine months ended September 30, 2001 primarily due to the additional interest we acquired in the Point Arguello Unit. Our daily gas sales volumes increased 2%, or 0.1 MMcf, to 9.3 MMcf per day for the nine months ended September 30, 2002 from 9.2 MMcf for the nine months ended September 30, 2001.

   Our average realized price for oil and natural gas liquids decreased 9%, or $1.98, to $20.14 per Bbl for the nine months ended September 30, 2002 from $22.12 per Bbl for the nine months ended September 30, 2001. The average NYMEX oil price decreased 8%, or $2.36, to $25.45 per Bbl for the nine months ended September 30, 2002 from $27.81 per Bbl for the nine months ended September 30, 2001. An increase in our hedging cost per barrel, from $1.03 per barrel for the nine months ended September 30, 2001 to $1.25 per barrel for the same period in 2002 was partially offset by a 13%, or $0.60 per Bbl improvement in location and quality differentials over the same periods. The average realized price for gas decreased 74%, or $7.94, to $2.81 per Mcf for the nine months ended September 30, 2002 from $10.75 per Mcf in 2001. Gas prices were unusually high in 2001, particularly in California.

    Production expenses. Our production expenses increased 18%, or $8.8 million, to $56.8 million for the nine months ended September 30, 2002 from $48.0 million for the nine months ended September 30, 2001. On a per unit basis, production expenses increased 12%, or $0.88 per BOE, to $8.29 per BOE for the nine months ended September 30, 2002 from $7.41 per BOE for the nine months ended September 30, 2001. Production expenses for 2001 were reduced by approximately $0.34 per BOE as a result of nonrecurring credits (primarily the sale of certain California emissions credits). Excluding these credits, production expenses increased 7% per BOE during the period, primarily due to higher electricity costs in California and our increased ownership percentage in the Point Arguello Unit.

   Depreciation, depletion and amortization. DD&A increased 25%, or $4.3 million, to $21.3 million for the nine months ended September 30, 2002 from $17.0 million for the nine months ended September 30, 2001, primarily due to an increase in the oil and gas DD&A rate of $3.04 per BOE for the nine months ended September 30, 2002 from $2.58 per BOE for the nine months ended September 30, 2001. The increase was primarily due to the increase in costs subject to DD&A as a result of our 2001 capital program.

   Expenses of terminated public equity offering. In conjunction with the termination of our proposed public equity offering we expensed costs incurred as of September 30, 2002 of $1.7 million.

   Interest expense. Our interest expense increased 11%, or $1.5 million, to $14.4 million for the nine months ended September 30, 2002 from $12.9 million for the nine months ended September 30, 2001, reflecting higher debt balances during 2002, offset slightly by lower interest rates.

   Income tax expense. Our income tax expense decreased $15.9 million to $13.8 million for the nine months ended September 30, 2002 from $29.6 million for the nine months ended September 30, 2001. The decrease was primarily due to decreases in pre-tax income. An increase in our overall effective tax rate from 38.6% for the nine months ended September 30, 2001 to 39.0% for the nine months ended September 30, 2002 partially offset the effect of the decrease in pre-tax income. Our currently payable effective tax rate was 30.6% for the nine months ended September 30, 2002 as compared to 6.7% for the nine months ended September 30, 2001. The increased currently payable effective rate in 2002 primarily reflects lower expenditures that are expensed for tax purposes and capitalized for financial reporting purposes.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

   Operating revenues. Our operating revenues increased 43%, or $61.6 million, to $204.1 million in 2001 from $142.5 million in 2000. The increase primarily reflects higher realized oil and gas prices. Increased prices contributed $46.7 million in additional revenues, and increased sales volumes contributed $14.9 million.

   Our daily oil sales volumes increased 8%, or 1.6 MBbls, to 22.5 MBbls in 2001 from 20.9 MBbls in 2000. Our daily gas sales volumes increased 11%, or 0.9 MMcf, to 9.2 MMcf in 2001 from 8.3 MMcf in 2000. Production increases were primarily attributable to the continuing development of our onshore California properties.

   Our average realized price for oil increased 29%, or $4.76, to $21.28 per Bbl in 2001 from $16.52 per Bbl in 2000. The average NYMEX oil price decreased 14%, or $4.24, to $26.01 per Bbl in 2001 from $30.25 per Bbl in 2000. The NYMEX decrease was more than offset by a $9.54 per Bbl increase in our hedging margin. The average realized price for gas increased 63%, or $3.32, to $8.58 per Mcf in 2001 from $5.26 per Mcf in 2000. Gas prices were unusually high in 2001, particularly in California.

   Production expenses. Our production expenses increased 13%, or $7.6 million, to $63.8 million in 2001 from $56.2 million in 2000. Expenses for 2001 were reduced by $2.2 million due to the sale of California emission credits. Excluding the credits, on a BOE basis production expenses increased 9%, or $0.63, to $7.52 per BOE in 2001 from $6.89 per BOE in 2000. The increase is primarily due to increased volumes and higher electricity costs in California.

   General and administrative expense. Our G&A expense increased 62%, or $3.9 million, to $10.2 million in 2001 from $6.3 million in 2000. This increase was primarily due to a $3.7 million increase in G&A expenses allocated by Plains Resources. The increase in Plains Resources' G&A expenses was primarily due to costs related to its 2001 corporate reorganization.

   Depreciation, depletion and amortization. Our DD&A expense increased 28%, or $5.2 million, to $24.1 million in 2001 from $18.9 million in 2000, as our oil and gas DD&A rate increased 20%, or $0.45, to $2.70 per BOE in 2001 from $2.25 per BOE in 2000. DD&A is affected by many factors, including production levels, costs incurred in the acquisition, exploitation and development of proved reserves and estimates of proved reserve quantities and future development costs. The increase in our DD&A rate in 2001 was primarily due to our capital program resulting in higher costs being subject to DD&A and, to a lesser extent, to higher estimated future development costs.

   Interest expense. Our interest expense increased 10%, or $1.5 million, to $17.4 million in 2001 from $15.9 million in 2000, reflecting higher amounts owed to Plains Resources which were partially offset by lower interest rates.

   Income tax expense. Our income tax expense increased 105%, or $17.6 million, to $34.4 million in 2001 from $16.8 million in 2000. The increase was primarily due to the increase in our operating income. Our effective tax rate was 38.6% in 2001 compared to 36.8% in 2000.

   Cumulative effect. The cumulative effect of accounting change recognized for the year ended December 31, 2001 was for the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended.

Comparison of Year Ended December 31, 2000 to Year Ended December 31, 1999

   Operating revenues. Our operating revenues increased 33%, or $35.0 million, to $142.5 million in 2000 from $107.5 million in 1999. The increase was primarily due to higher realized oil and gas prices. Increased prices contributed $25.3 million in additional revenues and increased sales volumes contributed $9.7 million.

   Our daily oil sales volumes increased 8%, or 1.5 MBbls, to 20.9 MBbls in 2000 from 19.4 MBbls in 1999. The volume increase is primarily due to a full year of production from our offshore California property, which was acquired in mid-1999. Our daily gas sales volumes decreased 4%, or 0.4 MMcf, to 8.3 MMcf in 2000 from 8.7 MMcf in 1999.

   Our average realized price for oil increased 14%, or $2.06, to $16.52 per Bbl in 2000 from $14.46 per Bbl in 1999. The average NYMEX oil price increased 57%, or $11.00, to $30.25 per Bbl in 2000 from $19.25 per Bbl in 1999. We did not participate in the full amount of this increase, as hedges that we put into place in the latter part of 1999, when oil prices were significantly lower, decreased our realized price by $9.51 per Bbl in 2000. The average realized price for gas increased 227%, or $3.65, to $5.26 per Mcf in 2000 from $1.61 per Mcf in 1999.

   Production expenses. Our production expenses increased 11%, or $5.7 million, to $56.2 million in 2000 from $50.5 million in 1999. Increased volumes accounted for $3.8 million of the increase. On a BOE basis, production expenses increased 4%, or $0.25, to $6.89 per BOE in 2000 from $6.64 per BOE in 1999, primarily reflecting a full year of production from our offshore California property, increased gas fuel costs and higher oilfield service costs.

   General and administrative expense. Our G&A expense increased 44%, or $1.9 million, to $6.3 million in 2000 from $4.4 million in 1999. This increase was primarily due to an increase in the number of employees in the latter part of 1999 and an increase in G&A expenses allocated by Plains Resources.

   Depreciation, depletion and amortization. Our DD&A expense increased 41%, or $5.6 million, to $18.9 million in 2000 from $13.3 million in 1999, as our oil and gas DD&A rate increased 31%, or $0.53, to $2.25 per

BOE in 2000 from $1.72 per BOE in 1999. DD&A is affected by many factors, including production levels, costs incurred in the acquisition, exploitation and development of proved reserves and estimates of proved reserve quantities and future development costs. The increase in our DD&A rate in 2000 was primarily due to higher estimated future development costs. This increase reflects a doubling of our proved undeveloped reserves from the beginning of 1999 to the end of 2000.

   Interest expense. Our interest expense increased 7%, or $1.0 million, to $15.9 million in 2000 from $14.9 million in 1999, primarily reflecting higher interest rates.

   Income tax expense. Our income tax expense increased 214%, or $11.4 million, to $16.7 million in 2000 from $5.3 million in 1999. Our income tax expense in 1999 was reduced by $3.8 million as a result of the reversal of a valuation allowance established with respect to the deferred tax benefit related to the $42.9 million reduction on carrying costs of oil and gas properties recognized in 1998. Excluding this benefit, our income tax expense for 1999 was $9.1 million. Our effective tax rate was 36.8% in 2000 compared to 37.2% in 1999.

Liquidity and Capital Resources

Financing Activities

   Historically, our primary sources of liquidity have been cash generated from our operations and financing activity through our parent, Plains Resources. We believe that we have sufficient liquidity through our cash from operations and borrowing capacity under our revolving credit facility to meet our short-term and long-term normal recurring operating needs, debt service obligations, contingencies and anticipated capital expenditures.

   On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued $200.0 million of 8.75% senior subordinated notes due 2012. The 8.75% notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of our existing and future domestic restricted subsidiaries. On July 3, 2002 we also entered into a $300.0 million revolving credit facility with a borrowing base of $225.0 million.

   We distributed the net proceeds of $195.3 million from the 8.75% notes and $116.7 million in initial borrowings under our credit facility to Plains Resources, which used:

  . $287.0 million to redeem its 10.25% senior subordinated notes on August 2, 2002; and

  .   $25.0 million to repay the amounts outstanding under its credit facility.

   Our guarantees of Plains Resources debt facilities were terminated when it retired such obligations.

   At September 30, 2002 we had a working capital deficit of approximately $50.5 million. Approximately $24.4 million of the working capital deficit is attributable to the fair value of our hedges. In accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", the fair value of all derivative instruments is recorded on the balance sheet. Gains and losses on hedging instruments are included in oil and gas revenues in the period that the related volumes are delivered. The hedge agreements provide for monthly settlement based on the differential between the agreement price and actual NYMEX oil price. Cash received for sale of physical production will be based on actual market prices and will generally offset any gains or losses on the hedge instruments. The remaining working capital deficit will be financed through cash flow and borrowings under our credit facility.

   As of September 30, 2002 we had $90.7 million outstanding under our $300.0 million revolving credit facility which we entered into on July 3, 2002. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which $5.2 million had been issued as of September 30, 2002). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of its domestic oil and gas properties.

   Amounts borrowed under the credit facility bear an annual interest rate, at our election, equal to either: (i) the Eurodollar rate, plus from 1.375% to 1.75%; or (ii) the greatest of (1) the prime rate, as determined by JPMorgan Chase Bank, (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.5% for each of (1)-(3). The amount of interest payable on outstanding borrowings is based on (1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) our long-term debt rating. Commitment fees and letter of credit fees under the credit facility are based on the utilization rate and long-term debt rating. Commitment fees range from 0.375% to 0.5% of the unused portion of the borrowing base. Letter of credit fees range from 1.375% to 1.75%. The issuer of any letter of credit receives an issuing fee of 0.125% of the undrawn amount. Our domestic subsidiaries unconditionally guarantee payment of borrowings under the credit facility.

   The credit facility contains negative covenants that limit our ability, as well as the ability of our subsidiaries, among other things, to incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of their business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, create subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, the credit facility requires us to maintain a current ratio, which includes availability, of at least 1.0 to 1.0 and a ratio of total debt to earnings before interest, depreciation, depletion, amortization and income taxes of no more than 4.5 to 1.0.

   The notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of our existing and future domestic restricted subsidiaries. The indenture governing the notes contains covenants that limit our ability, as well as the ability of our subsidiaries, among other things, to incur additional indebtedness, make certain investments, make restricted payments, sell assets, enter into agreements containing dividends and other payment restrictions affecting subsidiaries, enter into transactions with affiliates, create liens, merge, consolidate and transfer assets and enter into different lines of business. In the event of a change of control, as defined in the indenture, we will be required to make an offer to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of the repurchase. The indenture governing the notes will permit the spin-off and the spin-off will not, in itself, constitute a change of control for purposes of the indenture.

   The notes are not redeemable until July 1, 2007. On or after that date they are redeemable, at our option, at 104.375% of the principal amount for the twelve-month period ending June 30, 2008, at 102.917% of the principal amount for the twelve-month period ending June 30, 2009, at 101.458% of the principal amount for the twelve-month period ending June 30, 2010 and at 100% of the principal amount thereafter. In each case, accrued interest is payable to the date of redemption.

   We have been assigned a Ba3 senior implied rating and the notes have been assigned a B2 rating by Moody's Investor Service Inc. We have also been assigned a BB- corporate credit rating, on credit watch with negative implications, by Standard and Poor's Corp. All of these ratings are all below investment grade. As a result, at times we may have difficulty accessing capital markets or raising capital on favorable terms.

   As the owner of 100% of our capital stock, Plains Resources has made an aggregate of $5.0 million of cash contributions to us since the date of our reorganization. In addition, on September 30, 2002, Plains Resources contributed a promissory note payable by Plains Resources to us in the amount of $7.2 million. Such promissory note bears interest at the rate of 2.5% and is due on December 15, 2002. These contributions were part of the working capital for the upstream assets contributed to us. In addition, immediately prior to the spin-off, Plains Resources expects to contribute approximately $40.0 million to us. This contribution and the payment of the $7.2 million note should increase stockholder's equity by $47.2 million. We intend to use these funds to reduce the outstanding debt under our revolving credit facility.

Capital Requirements

   During 2001, we spent $125.8 million on acquisition, exploration and development costs, compared to $70.5 million and $59.2 million in 2000 and 1999, respectively. The capital expenditure expansion in late 2000 and 2001 reflects the initial results of field studies and other analyses that were initiated in 1999 and were designed to advance some of the more technically challenging projects that exist within our property base. The 2001 capital expenditures incorporate several multi-year projects that, in the aggregate, are designed to generate year-over-year production increases in both 2001 and 2002. As a result of the multi-year benefit that we believe the 2001 investments will deliver, we estimate that we will be able to increase production volumes in 2002 and reduce capital spending approximately 41% from the 2001 level.

   We intend to make aggregate capital expenditures of approximately $74.0 million in 2002. In addition, we intend to continue to pursue the acquisition of underdeveloped producing properties. We believe that we will have sufficient cash flow from operating activities and from borrowings under our new credit facility to fund our planned capital expenditures.

   During 2002, we expect to spend approximately $63.0 million on maintaining, developing and exploiting our oil and gas properties and pursuing acquisition opportunities. We expect approximately $46.0 million of these capital expenditures will be for exploitation projects in onshore California. The 2002 capital program incorporates the results of various analyses and field studies and includes our drilling approximately 88 total wells, including 8 injection wells and numerous injection realignment related workovers. In addition, our 2002 estimated capital expenditures include $11.0 million of capitalized interest and general and administrative costs allocable directly to acquisition, exploitation and development activities. During the nine months ended September 30, 2002 capital expenditures for these activities were $53.6 million, including capitalized interest and general and administrative costs.

   Under our spin-off agreements with Plains Resources, Plains Resources provides us with various management services related to operational management, tax, accounting services, payroll services, legal services, employee benefit services, insurance services and financial services. We are required to reimburse Plains Resources for its costs of providing such services, not to exceed $30 million in the aggregate. In addition, we have entered into various other agreements with Plains Resources relating to allocating our and Plains Resources assets and liabilities, including tax liabilities, amongst each other and providing for mutual indemnification with respect to those assets and liabilities. For a further discussion of these agreements, please see "Spin-off Agreements" beginning on page 24.

Commitments and Contingencies

   At September 30, 2002, the aggregate amounts of contractually obligated payment commitments for the next five years are as follows (in thousands):

                             2002 2003 2004  2005   2006 Thereafter
                             ---- ---- ---- ------- ---- ----------
            Long-term debt.. $--  $511 $511 $90,700 $--   $196,803
            Operating leases  11    13   --      --  --         --
                             ---  ---- ---- ------- ---   --------
                             $11  $524 $511 $90,700 $--   $196,803
                             ===  ==== ==== ======= ===   ========

   The long-term debt amounts consist principally of amounts due under our credit facility and our 8.75% notes.

   Although we maintain an inspection program designed to prevent and, as applicable, to detect and address releases of crude oil into the environment from our upstream operations, we may experience such releases in the future, or discover releases that were previously unidentified. Damages and liabilities incurred due to any future environmental releases from our assets may substantially affect our business.

   Under the amended terms of an asset purchase agreement with respect to certain of our onshore California properties, commencing with the year beginning January 1, 2000, and each year thereafter, we are required to plug and abandon 20% of the then remaining inactive wells, which currently aggregate approximately 149. To the extent we elect not to plug and abandon the number of required wells, we are required to escrow an amount equal to the greater of $25,000 per well or the actual average plugging cost per well in order to provide for the future plugging and abandonment of such wells. In addition, we are required to expend a minimum of $600,000 per year in each of the ten years beginning January 1, 1996, and $300,000 per year in each of the succeeding five years to remediate oil contaminated soil from existing well sites, provided there are remaining sites to be remediated. In the event we do not expend the required amounts during a calendar year, we are required to contribute an amount equal to 125% of the actual shortfall to an escrow account. We may withdraw amounts from the escrow account to the extent we expend excess amounts in a future year. Through September 30, 2002, we have not been required to make contributions to an escrow account.

   In connection with the acquisitions of our interest in the Point Arguello field, offshore California, we assumed our 52.6% share of (1) plugging and abandoning all existing well bores, (2) removing conductors, (3) flushing hydrocarbons from all lines and vessels and (4) removing/abandoning all structures, fixtures and conditions created subsequent to closing. The seller retained the obligation for all other abandonment costs, including but not limited to (1) removing, dismantling and disposing of the existing offshore platforms, (2) removing and disposing of all existing pipelines and (3) removing, dismantling, disposing and remediation of all existing onshore facilities.

   Although we obtained environmental studies on our properties in California and Illinois and we believe that such properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of our onshore California properties, we received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. We believe that we do not have any material obligations for operations conducted prior to our acquisition of the properties, other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. There can be no assurance that current or future local, state or federal rules and regulations will not require us to spend material amounts to comply with such rules and regulations or that any portion of such amounts will be recoverable under the indemnity.

   Consistent with normal industry practices, substantially all of our crude oil and natural gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. We have estimated that at December 31, 2001 the costs to perform these tasks was approximately $19.3 million, net of salvage value and other considerations.

   As is common within the industry, we have entered into various commitments and operating agreements related to the exploration and development of and production from proved crude oil and natural gas properties and the marketing, transportation, terminalling and storage of crude oil. It is management's belief that such commitments will be met without a material adverse effect on our financial position, results of operations or cash flows.

   On September 18, 2002 Stocker Resources Inc., or Stocker, our general partner before we converted from a limited partnership to a corporation, filed a declaratory judgment action against Commonwealth Energy

Corporation (doing business as electricAmerica), or Commonwealth, in the Superior Court of Orange County, California relating to the termination of an electric service contract between Stocker and Commonwealth. Pursuant to the agreement, Commonwealth had agreed to supply Stocker with electricity and Stocker had obtained a $1.5 million performance bond in favor of Commonwealth to secure its payment obligations under the agreement. Stocker terminated the contract in accordance with its terms and Commonwealth notified Stocker of its intent to draw upon the performance bond. Stocker is seeking a declaratory judgment that it was entitled to terminate the contract and that Commonwealth has no basis for proceeding against Stocker's related performance bond. Also on September 18, 2002, Stocker was named a defendant in an action brought by Commonwealth in the Superior Court of Orange County, California for breach of the electric service contract. Commonwealth alleges that Stocker breached the terms of the contract by the termination and its implied covenant of good faith and fair dealing and is seeking unspecified damages. Under the master separation agreement, we are required to indemnify Stocker and Plains Resources for damages Plains Resources or Stocker incur as a result of this action. At this time we are not in a position to express a judgment concerning the potential exposure or likely outcome of this matter. We understand that Stocker intends to defend its rights vigorously in this matter.

   In the ordinary course of our business, we are a claimant and/or defendant in various other legal proceedings. We do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows.

Industry Concentration

   Financial instruments which potentially subject us to concentrations of credit risk consist principally of accounts receivable with respect to our oil and gas operations and derivative instruments related to our hedging activities. PAA is the exclusive marketer/purchaser for all of our equity oil production. This concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions. We do not believe the loss of PAA as the exclusive purchaser of our equity production would have a material adverse affect on our results of operations. We believe PAA could be replaced by other purchasers under contracts with similar terms and conditions. The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in the PXP credit facility, with one such counterparty holding contracts that represent approximately 32% of the fair value of all of our open positions at September 30, 2002.

   There are a limited number of alternative methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of our oil and gas production which could have a negative impact on future results of operations or cash flows.

Critical Accounting Policies and Factors that May Affect Future Results

   Based on the accounting policies which we have in place, certain factors may impact our future financial results. The most significant of these factors and their effect on certain of our accounting policies are discussed below.

   Commodity pricing and risk management activities. Prices for oil and gas have historically been volatile. Decreases in oil and gas prices from current levels will adversely affect our revenues, results of operations, cash flows and proved reserves. If the industry experiences significant prolonged future price decreases, this could be materially adverse to our operations and our ability to fund planned capital expenditures.

   Periodically, we enter into hedging arrangements relating to a portion of our oil production to achieve a more predictable cash flow, as well as to reduce our exposure to adverse price fluctuations. Hedging instruments used are typically fixed price swaps and collars and purchased puts and calls. While the use of these types of hedging instruments limits our downside risk to adverse price movements, we are subject to a number of risks, including instances in which the benefit to revenues is limited when commodity prices increase. For a further discussion concerning our risks related to oil and gas prices and our hedging programs, see "--Quantitative and Qualitative Disclosures about Market Risks".

    Write-downs under full cost ceiling test rules. Under the SEC's full cost accounting rules we review the carrying value of our proved oil and gas properties each quarter. Under these rules, capitalized costs of proved oil and gas properties (net of accumulated depreciation, depletion and amortization, and deferred income taxes) may not exceed a "ceiling" equal to:

  . the standardized measure (including, for this test only, the effect of any related hedging activities); plus

  . the lower of cost or fair value of unproved properties not included in the costs being amortized (net of related tax effects).

   These rules generally require that we price our future oil and gas production at the oil and gas prices in effect at the end of each fiscal quarter and require a write-down if our capitalized costs exceed this "ceiling," even if prices declined for only a short period of time. We have had no write-downs due to these ceiling test limitations since 1998. Given the volatility of oil and gas prices, it is likely that our estimate of discounted future net revenues from proved oil and gas reserves will change in the near term. If oil and gas prices decline significantly in the future, even if only for a short period of time, write-downs of our oil and gas properties could occur. Write-downs required by these rules do not directly impact our cash flows from operating activities.

   Oil and gas reserves. The proved reserve information included in this information statement is based on estimates prepared by outside engineering firms. Estimates prepared by others may be higher or lower than these estimates.

   Estimates of proved reserves may be different from the actual quantities of oil and gas recovered because such estimates depend on many assumptions and are based on operating conditions and results at the time the estimate is made. The actual results of drilling and testing, as well as changes in production rates and recovery factors, can vary significantly from those assumed in the preparation of reserve estimates. As a result, such factors have historically, and can in the future, cause significant upward and downward revisions to proved reserve estimates.

   You should not assume that PV-10 is the current market value of our estimated proved oil and gas reserves. In accordance with SEC requirements, we base the estimated discounted future net revenues from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

   A large portion of our reserve base (approximately 93% at December 31, 2001) is comprised of oil properties that are sensitive to oil price volatility. Historically, we have experienced significant upward and downward revisions to our reserves volumes and values as a result of changes in year-end oil and gas prices and the corresponding adjustment to the projected economic life of such properties. Prices for oil and gas are likely to continue to be volatile, resulting in future downward and upward revisions to our reserve base.

   Our rate of recording DD&A is dependent upon our estimate of proved reserves including future development and abandonment costs as well as our level of capital spending. If the estimates of proved reserves decline, the rate at which we record DD&A expense increases, reducing our net income. This decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields. The decline in proved reserve estimates may impact the outcome of the "ceiling" test discussed above. In addition, increases in costs required to develop our reserves would increase the rate at which we record DD&A expense. We are unable to predict changes in future development costs as such costs are dependent on the success of our exploitation and development program, as well as future economic conditions.

   Operating risks and insurance coverage. Our operations are subject to all of the risks normally incident to the exploration for and the production of oil and gas, including well blowouts, cratering, explosions, spills of oil, gas or well fluids, fires, pollution and releases of toxic gas, each of which could result in damage to or destruction of oil and gas wells, production facilities or other property, or injury to persons. Our operations in California, including transportation of oil by pipelines within the city and county of Los Angeles, are especially susceptible to damage from earthquakes and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of southern California. Although we maintain insurance coverage considered to be customary in the industry, we are not fully insured against all risks, either because insurance is not available or because of high premium costs. We maintain coverage for earthquake damages in California but this coverage may not provide for the full effect of damages that could occur and we may be subject to additional liabilities. The occurrence of a significant event that is not fully insured against could have a material adverse effect on our financial position. Our insurance does not cover every potential risk associated with operating our pipelines, including the potential loss of significant revenues. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences.

    Environmental matters. As an owner or lessee and operator of oil and gas properties, we are subject to various federal, state, and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liabilities on us for the cost of pollution clean-up resulting from operations, subject us to liability for pollution damages, and require suspension or cessation of operations in affected areas. We maintain insurance coverage, which we believe is customary in the industry, although we are not fully insured against all environmental risks. We have established policies for continuing compliance with environmental laws and regulations and have made and will continue to make expenditures in our efforts to comply with these requirements, which we believe are necessary business costs in the oil and gas industry.

   Although we obtained environmental studies on our properties in California and the Illinois Basin, and we believe that these properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for over 90 years, and current or future federal, state and local environmental laws and regulations may require substantial expenditures to remediate our properties or otherwise comply with these rules and regulations. While we do not believe that the cost of remediation and other compliance with current federal, state or local environmental laws and regulations will have a material adverse effect on our capital expenditures, results of operations or competitive position; there is no assurance that changes in or additions to these laws or regulations will not have such an impact.

   Consistent with normal industry practices, substantially all of our oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. Based on our year-end 2001 reserve report, the cost to perform these tasks is approximately $19.3 million, net of salvage value and other considerations. These estimated amortized costs are included in expenses through the unit-of-production method as a component of accumulated DD&A. Results from operations for 2001, 2000 and 1999 include $0.5 million, $0.2 million and $0.2 million, respectively, of expense associated with these estimated future costs.

   We estimate our 2002 expenditures related to plugging, abandonment and remediation to be approximately $3.0 million. Due to the long-life of our onshore reserve base we do not expect our cash outlays on plugging, abandonment and remediation for these properties to increase significantly from this amount for the next several years. Based on our year-end 2001 reserve reports, we estimate our abandonment costs for the 52.6% interest we own in the offshore Point Arguello field to approximate $14.7 million. Timing of abandonment of this field depends of various factors, including oil prices and the success of our exploitation projects. For a discussion of our specific contractual obligations to incur plugging, abandonment and remediation costs, please see "Business--Plugging, Abandonment and Remediation Obligations" beginning on page 64.

Recent Accounting Pronouncements

   In June 2001 Statement of Accounting Standards, or SFAS, No. 143, "Accounting for Asset Retirement Obligations" was issued. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. After recording, the asset retirement cost will be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of SFAS No. 143 and at this time we cannot reasonably estimate the effect of this statement on our consolidated financial position, results of operations or cash flows.

   In April 2002 SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64. Amendment of FASB Statement No. 13, and Technical Corrections", was issued. SFAS 145 rescinds SFAS 4 and SFAS 64 related to classification of gains and losses on debt extinguishment such that most debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 also amends SFAS 13 with respect to sales leaseback transactions. The provisions of SFAS 145 have no effect on our financial statements.

   In July 2002 SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities" was issued. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002 and does not require previously issued financial statements to be restated. We will account for exit or disposal activities initiated after December 31, 2002 in accordance with the provisions of SFAS 146.

Qualitative and Quantitative Disclosures About Market Risks

   We are exposed to various market risks, including volatility in oil and gas commodity prices and interest rates. Although we have routinely hedged a substantial portion of our oil production and intend to continue this practice, substantial future oil and gas price declines would adversely affect our overall results, and therefore our liquidity. Furthermore, low oil and gas prices could affect our ability to raise capital on favorable terms. Decreases in the prices of oil and gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. To manage our exposure, we monitor current economic conditions and our expectations of future commodity prices and interest rates when making decisions with respect to risk management. We do not enter into derivative transactions for speculative trading purposes. Substantially all of our derivative contracts are exchanged or traded with major financial institutions and the risk of credit loss is considered remote.

    SFAS No. 133. For purposes of our combined financial statements, on January 1, 2001 we implemented SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138, or SFAS 133. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, we use only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in accumulated Other Comprehensive Income, or OCI, a component of our stockholders' equity, to the extent the hedge is effective.

   The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in OCI related to cash flow hedges for which hedge accounting has been discontinued remain unchanged until the related product has been delivered. If it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

   We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking the hedge. Hedge effectiveness is measured on a quarterly basis. This process includes specific identification of the hedging instrument and the hedged item, the nature of the risk being hedged and the manner in which the hedging instrument's effectiveness will be assessed. At the inception of the hedge and on an ongoing basis, we assess whether the derivatives used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. As of September 30, 2002 all open positions related to production from our oil and gas properties qualified for hedge accounting.

   Unrealized gains and losses on hedging instruments reflected in OCI, and adjustments to carrying amounts on hedged volumes, are included in oil and gas revenues in the period that the related volumes are delivered. Gains and losses of hedging instruments that represent hedge ineffectiveness, as well as any amounts excluded from the assessment of hedge effectiveness, are recognized currently in oil and gas revenues. For purposes of our combined financial statements, effective October 2001 we implemented Derivatives Implementation Group, Issue G20, "Cash Flow Hedges: Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge", or DIG Issue G20, which provides guidance for assessing the effectiveness on total changes in an option's cash flows rather than only on changes in the option's intrinsic value. Implementation of DIG Issue G20 has reduced earnings volatility since it allows us to include changes in the time value of purchased options and collars in the assessment of hedge effectiveness. Time value changes were previously recognized in current earnings since we excluded them from the assessment of hedge effectiveness. Oil and gas revenues for the year ended December 31, 2001 include a $3.1 million non-cash loss related to the ineffective portion of the cash flow hedges representing the fair value change in the time value of options for the nine months before the implementation of DIG Issue G20.

   We utilize various derivative instruments to hedge our exposure to price fluctuations on oil sales. The derivative instruments consist primarily of cash-settled oil option and swap contracts entered into with financial institutions. We do not currently have any gas hedges. We also use interest rate swaps to manage the interest rate exposure on our credit facility.

   On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a gain of $7.0 million in OCI representing the cumulative effect of an accounting change to recognize at fair value all cash flow derivatives. We recorded cash flow hedge derivative assets and liabilities of $9.7 million and $4.2 million, respectively, and a net-of-tax non-cash charge of $1.5 million was recorded in earnings as a cumulative effect adjustment.

   At December 31, 2001, OCI consisted of $26.6 million ($15.9 million, net of tax) of unrealized gains on our open crude oil hedging instruments. As oil prices increased significantly during the first nine months of 2002 the fair value of our open crude oil hedging positions decreased $51.0 million ($30.3 million after tax). At September 30, 2002, OCI consisted of $24.4 million ($14.4 million after tax) of unrealized losses on our open crude oil hedging instruments and $0.3 million ($0.2 million, net of tax) loss related to our interest rate swap. At September 30, 2002 the assets and liabilities related to our open crude oil hedging instruments were included in current assets ($0.2 million), other assets ($2.1 million), current liabilities ($24.9 million), other long-term liabilities ($1.8 million) and deferred income taxes (a tax benefit of $10.0 million).

   During the first nine months of 2002, $7.5 million ($4.6 million net of tax) in losses from the settlement of crude oil hedging instruments were reclassified from OCI and charged to income as a reduction of oil sales revenues. Oil sales revenues for the period have also been reduced by a $0.6 million non-cash expense related to the amortization of option premiums. As of September 30, 2002, $14.6 million of deferred net losses on derivative instruments recorded in OCI are expected to be reclassified to earnings during the next twelve-month period.

   Commodity price risk. As of October 31, 2002, we had the following open oil hedge positions with respect to our oil properties:

                                                Bbls per Day
                                            --------------------
                                             2002
                                             4th
                                             Qtr    2003   2004
                                            ------ ------ ------
               Puts:
                  Average price $22.00/Bbl.     --  2,000     --
               Calls:
                Average price $35.17/Bbl...  9,000     --     --
                Average price $27.04/Bbl...     --  2,000     --
               Swaps:
                Average price $24.22/Bbl... 20,000     --     --
                Average price $23.36/Bbl...     -- 15,250     --
                Average price $23.53/Bbl...     --     -- 12,500

   These positions result in us hedging approximately 78%, 68% and 49% of production in the remainder of 2002, 2003 and 2004, respectively. Location and quality differentials attributable to our properties and the cost of the hedges are not included in the foregoing prices. Because of the quality and location of our oil production, these adjustments will reduce our net price per Bbl.

   The agreements provide for monthly cash settlement based on the differential between the agreement price and the actual NYMEX price. Gains or losses are recognized in the month of related production and are included in oil and gas sales revenues. These contracts resulted in a decrease in revenues of $8.1 million and $6.3 million for the nine months ended September 30, 2002 and 2001, respectively, as well as an increase (decrease) in revenues of $0.3 million, $(72.8) million and $(7.5) million for the years ended December 31, 2001, 2000 and 1999, respectively. As of September 30, 2002 we had an unrealized loss of $14.4 million, net of tax, with respect to these contracts. The estimated fair value of the hedges is included in our balance sheet as of September 30, 2002.

    The fair value of outstanding oil derivative commodity instruments and the change in fair value that would be expected from a 10% price decrease are shown in the table below (in millions):

                                            As of September 30,
                                -------------------------------------------
                                         2002                  2001
                                ---------------------- --------------------
                                 Fair   Effect of 10%  Fair  Effect of 10%
                                 Value  Price Decrease Value Price Decrease
                                ------  -------------- ----- --------------
    Swaps and options contracts $(24.2)     $30.1      $12.5     $21.8

   The fair value of the swaps and option contracts are estimated based on quoted prices from independent reporting services compared to the contract price of the swap, and approximate the gain or loss that would have been realized if the contracts had been closed out at quarters end. All hedge positions offset physical positions exposed to the cash market. None of these offsetting physical positions are included in the above table. Price risk sensitivities were calculated by assuming an across-the-board 10% decrease in price regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. In the event of an actual 10% change in prompt month oil prices, the fair value of our derivative portfolio would typically change less than that shown in the table due to lower volatility in out-month prices.

    The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in our revolving credit facility, with one counterparty holding contracts that represent approximately 32% of the fair value of all open positions as of September 30, 2002.

   Our management intends to continue to maintain hedging arrangements for a significant portion of our production. These contracts may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if oil prices decline below the prices at which these hedges are set, but ceiling prices in our hedges may cause us to receive less revenues on the hedged volumes than we would receive in the absence of hedges.

   Interest rate risk. Our credit facility is sensitive to market fluctuations in interest rates. We use interest rate swaps to hedge underlying debt obligations. These instruments hedge specific debt issuances and qualify for hedge accounting. The interest rate differential is reflected as an adjustment to interest expense over the life of the instruments. We have entered into an interest rate swap for an aggregate notional principal amount of $7.5 million that fixes the interest rate on that amount of borrowing under our credit facility at 3.9% plus the LIBOR margin set forth in our credit facility. The swap expires in October 2004.

                                   BUSINESS

   We are furnishing you this information statement solely to provide information to stockholders of Plains Resources who will receive our shares in the spin-off. It is not and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on its cover. Changes may occur after this date, and we will not update the information except in the normal course of our respective public disclosure obligations and practices.

Overview

   We are an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. We are 100% owned by Plains Resources Inc. Our core areas of operation are:

  . onshore California, primarily in the LA Basin, and offshore California in the Point Arguello unit; and

  .   the Illinois Basin in southern Illinois and Indiana.

   We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. Our reserves are generally mature but underdeveloped, have produced significant volumes since initial discovery and have significant estimated remaining reserves. We opportunistically hedge portions of our oil production to manage our exposure to commodity price risk.

   The following table sets forth information with respect to our oil and gas properties as of and for the year ended December 31, 2001:

                                        California
                                     ---------------  Illinois Basin
                                     Onshore Offshore   and Other     Total
                                     ------- -------- -------------- ------
                                              (Dollars in millions)
   Proved reserves
    MMBOE...........................  211.8      5.0        22.5      239.3
    Percent oil.....................     93%      98%         98%        93%
   Proved developed reserves (MMBOE)  112.0      3.8        13.3      129.1
   Production (MBOE)................  6,347    1,431       1,000      8,778
   PV-10/(1)/....................... $577.7  $ 6.9//      $ 58.6     $643.2
   Standardized measure/(2)/........                                 $384.5

--------
(1) Based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas. The PV-10 and standardized measure have been reduced to reflect the abandonment costs of certain properties. PV-10 represents the standardized measure before deducting estimated future income taxes.
(2) Estimated future income taxes are calculated on a combined basis using the statutory income tax rate, accordingly, the standardized measure is presented in total only.

   During the five-year period ended December 31, 2001 we drilled 561 development wells, 558 of which were successful. During this period, we incurred aggregate oil and gas acquisition, exploitation, development and exploration costs of $442.9 million, resulting in proved reserve additions of
177.9 MMBOE, at an average reserve replacement cost of $2.49 per BOE, which we believe to be among the lowest of our peer group. During that five-year period, which we believe is a useful period for measurement since our reserve replacement costs have historically fluctuated on a year to year basis, approximately 99% of our oil and gas capital expenditures were for acquisition, exploitation and development activities. During that same period, the average replacement cost for large domestic exploration and production companies was $6.57 per barrel.

Competitive Strengths

   Quality Asset Base With Long Reserve Life. We had estimated total proved reserves of 239.3 MMBOE as of December 31, 2001, of which 93% was comprised of oil and 54% was proved developed. We have a reserve life of over 27 years and a proved developed reserve life of over 14 years. We believe our long-lived, low production decline reserve base combined with our active hedging strategy should provide us with relatively stable and recurring cash flow. As of December 31, 2001 and based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas, our reserves had a PV-10 of $643.2 million and a standardized measure of $384.5 million.

   Efficient Operations With 100% Operatorship. We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. As a result, we benefit from economies of scale and control the level, timing and allocation of substantially all of our capital expenditures and expenses. We believe this gives us more flexibility than many of our peers to opportunistically pursue exploitation and development projects relating to our properties.

   Large Exploitation and Development Inventory. We have a large inventory of projects in our core areas that we believe will support at least five years of exploitation and development activity. Over the last five years, we have achieved a high success rate on these types of projects, drilling a total of 561 development wells with a 99.5% success rate. In addition, we have completed numerous other production enhancement projects, such as recompletions, workovers and upgrades. The results of these activities over the last five years have been additions to proved reserves, excluding reserves added through acquisition activities, totaling 120.6 MMBOE, or approximately 332% of cumulative net production for this period. Reserve replacement costs, excluding acquisitions, have averaged approximately $3.17 per BOE for the same period.

   Experienced and Proven Management and Operations Team. Our executive management team has an average of 20 years of experience in the oil and gas industry. Our Chief Executive Officer is James Flores, who founded Flores & Rucks Incorporated, a predecessor of Ocean Energy, Inc., and was President and Chief Executive Officer of Ocean Energy from July 1995 until March 1999. Mr. Flores served as Chairman of the Board of Ocean Energy from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. The executive management of Plains Resources is supported by a core team of 23 technical and operating managers who have worked with our properties for many years and have an average of 22 years of experience in the oil and gas industry.

Strategy

   Our strategy is to continue to grow our cash flow from operations and to use this cash flow to increase our proved developed reserves and production, acquire additional underdeveloped oil and gas properties and make other strategic acquisitions. We intend to implement our strategy as follows:

   Continue Exploitation and Development of Current Asset Base. We believe that we have a proven track record of exploiting underdeveloped properties to increase reserves and cash flow. We focus on implementing improved production practices and recovery techniques, and relatively low-risk development drilling. An example of our success in exploiting underdeveloped properties can be found in our Montebello field located in the LA Basin. Since our acquisition of this field in March 1997, our exploitation and development activities have resulted in an increase in our net average production from approximately 930 BOE per day at the time of acquisition to approximately 2,500 BOE per day during the first nine months of 2002, representing a compound annual growth rate of over 20%.

   Pursue Additional Growth Opportunities. We believe we can continue our strong reserve and production growth through the exploitation and development of our existing inventory of projects relating to our properties. We also intend to be opportunistic in pursuing selective acquisitions of oil or gas properties or exploration projects, for example, during periods of weak commodity prices. We will consider opportunities located in our current core areas of operation as well as projects in other areas in North America that meet our investment criteria.

   Maintain Long-Term Hedging Program. We actively manage our exposure to commodity price fluctuations by hedging significant portions of our oil production through the use of swaps, collars and purchased puts and calls. The level of our hedging activity depends on our view of market conditions, available hedge prices and our operating strategy. Under our hedging program, we typically hedge approximately 70-75% of our production for the current year, 40-50% of our production for the next year and up to 25% of our production for the following year. For example, assuming estimated fourth quarter 2002 production levels are held constant in subsequent periods as of September 30, 2002 we had hedged approximately 78% of production for the fourth quarter of 2002, approximately 68% of production for 2003 and approximately 49% of production for 2004.

Recent Developments

  Financings

   On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued $200.0 million of 8.75% senior subordinated notes due 2012. The notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future indebtedness and are jointly and severally guaranteed on a full and unconditional basis by all of our existing and future domestic restricted subsidiaries.

   On July 3, 2002 we also entered into a $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. As of September 30, 2002 we had $90.7 million outstanding under this credit facility. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which $5.2 million had been issued as of September 30, 2002). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.

   We distributed the net proceeds of $195.3 million from the 8.75% notes and $116.7 million in initial borrowings under our credit facility to Plains Resources, which used:

  . $287.0 million to redeem its 10.25% senior subordinated notes on August 2, 2002; and

  .   $25.0 million to repay the amounts outstanding under its credit facility.

  Purchase of Additional Point Arguello Interest

   In August 2002 we acquired an additional 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. The seller retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed the seller's share of the costs of plugging the wells and flushing the lines. As consideration for receiving the transferred properties and assuming the obligations described above, we received $2.4 million in cash for the sale and $3.0 million as our share of revenues less costs for the period from April 1, to July 30, 2002. This transaction doubled our working interest in the Point Arguello unit to 52.6%.

Oil and Gas Reserves

    The following tables set forth certain information with respect to our reserves based upon reserve reports prepared by the independent petroleum consulting firms of Netherland, Sewell & Associates, Inc. and Ryder Scott Company in 2001, and H.J. Gruy and Associates, Inc., Netherland, Sewell & Associates, Inc. and Ryder Scott Company in 2000 and 1999. The reserve volumes and values were determined under the method prescribed by the SEC, which requires the application of year-end prices for each year, held constant throughout the projected reserve life.

                                      Year Ended December 31,
                                   ------------------------------
                                     2001      2000       1999
                                   -------- ---------- ----------
                                       (Dollars in thousands)
              Oil (Mbbls):
              Proved developed....  119,248    105,679    100,758
              Proved undeveloped..  104,045     98,708     94,455
                                   -------- ---------- ----------
               Total..............  223,293    204,387    195,213
                                   ======== ========== ==========
              Gas (MMcf):
              Proved developed....   59,101     52,184     49,255
              Proved undeveloped..   37,116     41,302     41,618
                                   -------- ---------- ----------
               Total..............   96,217     93,486     90,873
                                   ======== ========== ==========
              Total (MBOE)........  239,329    219,968    210,359
                                   ======== ========== ==========
              PV-10:(1)
              Proved developed.... $454,095 $  982,752 $  628,451
              Proved undeveloped..  189,125    321,430    477,907
                                   -------- ---------- ----------
               Total.............. $643,220 $1,304,182 $1,106,358
                                   ======== ========== ==========
              Standardized measure $384,467 $  789,438 $  727,286
                                   ======== ========== ==========

--------
(1) Based on year-end spot market prices of: (a) $19.84 per Bbl of oil and $2.58 per Mcf of gas for 2001; (b) $26.80 per Bbl of oil and $13.70 per Mcf of gas for 2000; and (c) $25.60 per Bbl of oil and $2.37 per Mcf of gas for 1999. PV-10 represents the standardized measure before deducting estimated future income taxes.

    There are numerous uncertainties inherent in estimating quantities and values of proved reserves, and in projecting future rates of production and timing of development expenditures. Many of the factors that impact these estimates are beyond our control. Reservoir engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures, and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the PV-10 shown above represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties.

   In accordance with SEC guidelines, the reserve engineers' estimates of future net revenues from our properties, and the present value of the properties, are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where the guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations but excluding the effect of any hedges we have in place. The prices used in our reserve reports as of December 31, 2001 of $15.31 per Bbl of oil and $2.56 per Mcf of gas reflect the year-end spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas, as adjusted for variations based on location and quality of oil. Historically, the prices for oil and gas have been volatile and are likely to continue to be volatile in the future.

Exploitation and Development

    Exploitation strategy. We implement our exploitation plan with respect to our properties by:

  .   enhancing product price realizations;

  .   optimizing production practices;

  .   realigning and expanding injection processes;

  .   drilling wells; and

  . performing stimulations, recompletions, artificial lift upgrades and other operating margin and reserve enhancements.

    After we acquire a property, we may also seek to increase our interest in the property by acquiring nearby acreage, pursuing farm-in drilling arrangements and purchasing minority interests in the property.

   By implementing our exploitation plan, we seek to increase cash flows and enhance the value of our asset base. In doing so, we add to and enhance our proved reserves. During the five-year period ended December 31, 2001 our additions to proved reserves totaled 120.6 MMBOE, or approximately 332% of cumulative net production for this period. We added these reserves at an aggregate average cost of $3.17 per BOE, excluding reserves added as a result of our acquisition activities. Reserve additions related solely to our acquisition activities totaled 57.3 MMBOE and were added at an aggregate average cost of $1.06 per BOE.

   We believe that our properties in our core areas hold potential for additional increases in production, reserves and cash flow. In that regard, as a result of our 2002 capital program and preliminary 2003 capital program, we currently expect to achieve a 5% to 10% growth rate from our properties in 2003. However, we can give no assurance that increases will be achieved.

   During 2002, we expect to spend approximately $63.0 million maintaining, developing and exploiting our oil and gas properties and pursuing acquisition opportunities. We expect approximately $46.0 million of these capital expenditures will be for exploitation projects in onshore California. The 2002 capital program incorporates the results of various analyses and field studies and includes our drilling approximately 88 total wells, including 8 injection wells and numerous injection realignment related workovers. During the nine months ended September 30, 2002 capital expenditures for these activities were $47.3 million.

    Exploitation projects. The following table sets forth information with respect to our oil and gas properties (dollars in millions):

                                          Onshore California Properties
                                       -----------------------------------
                                                           Arroyo           Offshore  Illinois Basin
                                       LA Basin Montebello Grande Mt. Poso California   and other
                                       -------- ---------- ------ -------- ---------- --------------
                                                          (Dollars in thousands)
Year(s) discovered....................  1924-66    1917      1906   1926      1981         1905
Year acquired.........................     1992    1997      1997   1998      1999         1995
Proved reserves at acquisition (MMBOE)     17.7    23.3      19.9    7.7       6.4         17.3
As of December 31, 2001:
Proved reserves MMBOE.................    114.1    27.6      60.8    9.3       5.0         22.5/(2)/
 Percent oil..........................      91%     97%       93%   100%       98%          98%
Proved developed reserves (MMBOE).....     79.9    15.5      12.0    4.6       3.8         13.3
PV-10/(1)/............................ $  357.7   $71.4    $126.1  $22.5     $ 6.9        $58.6

--------
(1) Based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas. PV-10 represents the standardized measure before deducting estimated future income taxes. Our standard measure at December 31, 2001 was $384.5 million. The PV-10 and standardized measure have been reduced to reflect the abandonment costs of certain properties.
(2) 21.1 MMBOE of these reserves are in the Illinois Basin and the remaining reserves are attributed to other properties we hold in the United States.

Onshore California

    LA Basin. In 1992 we acquired from Chevron U.S.A., Inc. substantially all of its producing oil properties in the LA Basin. These interests included the Inglewood, East Beverly Hills, San Vicente and South Salt Lake fields. Following the initial acquisition we expanded our holdings in this area by acquiring additional interests within the existing fields, including all of Texaco Exploration and Production, Inc.'s interest in its Vickers lease, which further consolidated our holdings in the Inglewood field. We refer to all of our properties in the LA Basin acquired before 1997 collectively as the "LA Basin properties". We hold a 100% working interest in the LA Basin properties.

   The LA Basin properties consist of oil reserves discovered at various times between 1924 and 1966. We have performed various exploitation activities, including drilling additional production and injection wells, returning previously marginal wells to economic production, optimizing pre-existing waterflood operations, initiating new waterfloods, optimizing artificial lift, increasing the capacity and efficiency of facilities, upgrading facilities to maintain regulatory compliance, reducing unit production expenses and improving marketing margins. Additionally, we continuously update and perform technical studies to identify new investment opportunities on these properties. Through these acquisition and exploitation activities, our net average daily production from this area has increased from approximately 6,700 BOE per day in 1992 to 12,300 BOE per day in the first nine months of 2002.

   In December 1995 we negotiated an agreement with a unit of ChevronTexaco to remediate sections of our LA Basin properties impacted by prior drilling and production operations. Under this agreement, ChevronTexaco agreed to investigate contamination at the LA Basin properties and potentially remediate specific areas contaminated with hazardous substances, such as volatile organic substances and heavy metals, and we agreed to excavate and remediate nonhazardous oil contaminated soils. We are obligated to construct and operate, for the next eight years, at least a five-acre parcel of land as bioremediation cells for oil contaminated soils designated for excavation and treatment by ChevronTexaco. Although we believe that we do not have any material obligations for operations conducted before our acquisition of the properties from ChevronTexaco other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties (such as our agreement with ChevronTexaco described above), these amounts may not be recoverable from ChevronTexaco, either under our agreement or the limited indemnity from ChevronTexaco contained in the original purchase agreement.

   In 2001 we spent $66.8 million on capital projects on the LA Basin properties, the most significant of which were drilling 42 production and 15 injection wells. In 2002 we expect to spend $34.0 million on capital projects, which will include drilling 22 production wells and four injection wells, performing numerous recompletions and workovers, and modifying various production and injection facilities.

   We are also assessing the application of 3-D seismic technology to further evaluate the unproved reserves in our LA Basin properties. We expect to shoot the 3-D survey in 2003, interpretation of the data should occur in 2003 and any drilling based on the results may take place in late 2003 and in 2004 and 2005. This will be the first application of 3-D seismic technology in an onshore LA Basin Field. Also in the Inglewood Field, we have initiated a 20-well evaluation program using cased hole resistivity logging technology. This technology potentially identifies commercially producible sands behind casing in older wells. Furthermore, we expect these analyses to provide us with a more complete understanding of the field thereby potentially allowing us to improve the waterflood program. Finally, we are considering alternatives to procuring electricity for the field such as a self or cogeneration facility.

    Montebello. In March 1997 we expanded our operations in the LA Basin by acquiring Chevron USA's interest in the Montebello field, which included a 100% working interest (99.2% net revenue interest) in 55 producing oil wells and related facilities and approximately 450 acres of surface fee land. Our net average daily production from this field has increased from 930 BOE per day at the time of acquisition to 2,500 BOE per day in the first nine months of 2002. Since the acquisition, we have drilled a total of 48 producing wells and 22 injection wells. During 2000, we evaluated the field reservoir information and prepared a comprehensive waterflood development plan. In 2001 we spent $13.0 million on capital projects in the Montebello field, the most significant of which was drilling 17 production and three injection wells. In 2002 we expect to spend $10.0 million on capital projects, which include drilling 12 production wells and six injection wells, performing numerous workovers and increasing the capacity of the production and injection facilities.

   Arroyo Grande. In November 1997 we acquired a 100% working interest (94% net revenue interest) in the Arroyo Grande field located in San Luis Obispo County, California, from subsidiaries of Shell Oil Company. We also acquired surface and related development rights to approximately 1,000 acres included in the 1,500-acre producing unit. The field is primarily under continuous steam injection and, at our acquisition date, was producing approximately 1,600 BOE per day (approximately 1,500 BOE net to our interest) of 14 degree API gravity oil from 70 wells. Since acquiring this property, we have drilled additional wells to downsize the injection patterns in the currently developed area from five acres to one and a quarter acres to accelerate recoveries, and realigned steam injection within these areas to increase the efficiency of the recovery process. We also curtailed steam injection by about 50% immediately following the acquisition due to low oil prices. Although oil prices subsequently rebounded, we maintained injection at this low rate pending our analysis of the saturation inputs provided by the infill drilling program, and in 2001 due to excessive gas fuel costs. As a result, base volumes declined considerably, but this decline was offset by the wells we drilled to downsize the injection patterns.

   In 2001 we spent $10.6 million on capital projects in the Arroyo Grande field, the most significant of which was drilling 19 production and 11 injection wells and installing a gas processing facility to reduce third-party fuel gas purchases. During 2002 we reduced capital expenditures to $1.0 million to allow time to assess the results of the 2001 drilling program and prepare to expand our steam flood in 2003-2004. We are also reviewing a plan to optimize steam handling and produced water disposal during 2002. Our net average daily production from this field was approximately 1,900 BOE per day during the first nine months of 2002.

   Mt. Poso. During 1998 we acquired the Mt. Poso field from Aera Energy LLC. The Mt. Poso field is located near Bakersfield, California, in Kern County. When we acquired the field, it was producing 900 BOE per day of 15 to 17 degree API gravity oil and added 7.7 MMBOE to our proved reserves. Since acquisition, we have undertaken an aggressive recompletion and drilling program targeting the Pyramid Hills formation, completing a 107-well drilling program in 2000-2001. In 2001 we spent $10.3 million on capital projects in the Mt.Poso field, the most significant of which was drilling 43 production wells and recompleting 38 wells. During 2002 we reduced capital expenditures as we will focus on optimizing operating costs, including the installation of electrical generation facilities, and reviewing past drilling results to identify future drilling potential. In 2002 we expect to spend $1.0 million on capital projects to optimize our producing infrastructure. Our net average daily production from this field was 1,600 BOE during the first nine months of 2002.

Offshore California

   Point Arguello. In July 1999 we acquired Chevron USA's 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. We are the operator for the Point Arguello unit which consists of three offshore platforms. Chevron USA retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all existing pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed Chevron USA's 26.3% share of all other abandonment costs.

   In 2001 we spent $5.6 million on capital projects in the Point Arguello unit, the most significant of which was drilling six production wells and a number of recompletion and stimulation workovers. In 2002 we expect to spend $7.0 million on capital projects, which includes drilling three development wells and converting five wells to electric submersible lift systems, and various recompletions and stimulations.

   In August 2002 we acquired an additional 26.3% working interest from subsidiaries of Phillips Petroleum Company in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure with effect from April 1, 2002. The seller retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed the seller's share of the costs of plugging the wells and flushing the lines. As consideration for receiving the transferred properties and assuming the obligations described above we received $2.4 million. In addition, we received $3.0 million as our share of revenues less costs for the period from April 1 to July 30, 2002. Final determination of this amount and certain other purchase price adjustments will be made within six months of the closing date. This transaction doubled our working interest in the Point Arguello unit to 52.6%.

   At the time we acquired our interest in Point Arguello, our net average daily production from this unit was 5,200 BOE. During the first nine months of 2002 our net average daily production was 4,200 BOE, including the interest acquired effective August 1, 2002.

   Rocky Point. Part of one of our leases in the Point Arguello unit is partially unitized in the Rocky Point unit, which is adjacent to the Point Arguello unit. As a result, we are the operator and have an agreement that entitles us to participate with at least a 52.6% working interest in the development of the Rocky Point unit. We are particularly interested in this unit because five exploratory wells were drilled into it in 1983-1984, and these wells tested at 3,500, 1,629, 1,100, 604 and 120 Bbls per day. Accordingly, we are currently seeking regulatory approval to allow near-term development of our lease in the Rocky Point unit by drilling extended-reach wells from the Point Arguello platforms. While we must obtain a larger rig and several regulatory permits and other agreements among the working interest owners, we believe that if we resolve these issues, we may be able to drill in the Rocky Point unit. There can be no assurance, however, that any such drilling can or will occur or that we will recover economic quantities of oil and gas from the Rocky Point unit. The other two leases that compose the Rocky Point unit are subject to litigation between the federal government and the state of California concerning the state's ability to review MMS approvals of lease suspensions for consistency with the state's Coastal Management Program and cannot be developed until the resolution of such litigation.

   Other Offshore California. Similar to Rocky Point, portions of two other nearby undeveloped offshore units, Sword and Bonito, could be developed by extended reach wells originating from the Point Arguello unit platforms. We have no interest in Sword unit and an approximate 2.6% interest in Bonito unit. To develop the Sword or Bonito units from the Point Arguello platforms, the Sword and Bonito unit owners would have to secure all necessary permits and regulatory approvals and reach a commercial agreement for the use of the Point Arguello infrastructure. In addition, currently the Sword and Bonito units are subject to litigation between the federal government and the state of California concerning the state's ability to review MMS approvals of lease suspensions for consistency with the state's Coastal Management Program and cannot be developed until the resolution of such litigation. There can be no assurance, however, that such development will occur. We are not the operator of the Sword or Bonito units.

Illinois Basin

   In December 1995 we acquired our properties in the Illinois Basin from Marathon Oil Company, which produced an average of 2,700 Bbls of oil per day in 2001 and accounted for 11% of our total sales volumes. In 2001 we spent $9.5 million on capital projects in the Illinois Basin, the most significant of which was drilling 42 production and nine injection wells and various water injection realignment projects. In 2002, we expect to spend $7.0 million on capital projects, which include drilling 37 development wells. In addition, we are continuing to evaluate the feasibility and potential implementation of a pilot program to field test an alkaline-surfactant enhanced oil recovery process. Our production from the Illinois Basin averaged 2,600 Bbls of oil per day in the first nine months of 2002.

Other

   Our 2001 capital expenditures includes $9.9 million of capitalized interest and general and administrative costs allocable directly to acquisition, exploitation and development activities. Our 2002 estimated capital expenditures include $11.0 million of capitalized interest and general and administrative costs allocable directly to acquisition, exploitation and development activities and $3.0 million attributable to other projects.

Exploration and acquisition expenditures

    The following table summarizes the costs incurred during the last three years for our exploitation and development, exploration and acquisition activities.

                                             Year Ended December 31,
                                             ------------------------
                                               2001    2000    1999
                                             -------- ------- -------
                                                  (In thousands)
          Exploitation and development costs $123,778 $68,186 $54,996
          Exploration costs.................      286     293     796
          Property acquisition costs:
           Unproved properties..............       44      73     879
           Proved properties................    1,645   1,953   2,496
                                             -------- ------- -------
          Total............................. $125,753 $70,505 $59,167
                                             ======== ======= =======

    Exploitation and development costs include expenditures of $58.5 million in 2001, $20.6 million in 2000 and $10.7 million in 1999 related to the development of proved undeveloped reserves included in our proved oil and gas reserves at the beginning of each year. Our year-end 2001 standardized measure includes future development costs related to proved undeveloped reserves of $25.5 million in 2002, $58.9 million in 2003 and $45.2 million in 2004.

Production and Sales

   The following table presents information with respect to oil and gas production attributable to our properties, the revenues we derived from the sale of this production, average sales prices we received and our average production expenses during the nine months ended September 30, 2002 and 2001, and the years ended December 31, 2001, 2000 and 1999.

                                            Nine Months
                                         Ended September 30,  Year Ended December 31,
                                         ------------------- --------------------------
                                           2002      2001      2001     2000     1999
                                         --------  --------  -------- -------- --------
Production:
Oil (MBbls).............................    6,433     6,057     8,219    7,654    7,081
Gas (MMcf)..............................    2,540     2,499     3,355    3,042    3,163
Total (MBOE)............................    6,856     6,473     8,778    8,161    7,608
Oil and gas revenues (In thousands):
Oil..................................... $129,563  $133,957  $174,895 $126,434 $102,390
Gas.....................................    7,130    26,870    28,771   16,017    5,095
Other/(1)/..............................       27       468       473       --       --
                                         --------  --------  -------- -------- --------
   Total revenues....................... $136,720  $161,295  $204,139 $142,451 $107,485
                                         ========  ========  ======== ======== ========
Average realized prices (hedged):
Oil..................................... $  20.14  $  22.12  $  21.28 $  16.52 $  14.46
Gas ($/Mcf).............................     2.81     10.75      8.58     5.26     1.61
BOE.....................................    19.94     24.85     23.20    17.46    14.13
Expenses ($/BOE):
Average production expenses............. $   8.29  $   7.41  $   7.27 $   6.89 $   6.64
General and administrative..............     1.07      1.09      1.16     0.77     0.57
Depletion, depreciation and amortization     3.04      2.58      2.70     2.25     1.72

--------
(1) Other revenues represents electricity related sales.

   Pursuant to an oil marketing agreement, PAA is the exclusive purchaser of all of our equity oil production. Plains Resources owns a 25% interest in PAA.

Product Markets and Major Customers

   Our revenues are highly dependent upon the prices of, and demand for, oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our oil and gas production and the levels of our production are subject to wide fluctuations and depend on numerous factors beyond our control, including seasonality, economic conditions, foreign imports, political conditions in other oil-producing and gas-producing countries, the actions of OPEC, and domestic government regulation, legislation and policies. Decreases in oil and gas prices have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow.

   To manage our exposure to commodity price risks, we use various derivative instruments to hedge our exposure to price fluctuations on oil sales. Our hedging arrangements provide us protection on the hedged volumes if oil prices decline below the prices at which these hedges are set. However, ceiling prices in our hedges may cause us to receive less revenues on the hedged volumes than we would receive in the absence of hedges. We do not currently have any gas hedges.

   Deregulation of gas prices has increased competition and volatility of gas prices. Prices received for our gas are subject to seasonal variations and other fluctuations. All of our gas production is currently sold under various arrangements at spot indexed prices.

   Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary decreases in a significant portion of our oil and gas production.

   Pursuant to an oil marketing agreement, PAA is the exclusive purchaser of all of our equity oil production. The marketing agreement provides that PAA will purchase for resale at market prices all of our equity oil production. We pay PAA a marketing and administration fee of $0.20 per barrel and reimburse PAA for its reasonable expenses incurred in transporting or exchanging our oil. We have agreed to renegotiate the marketing and administration fee in good faith every three years. Under the marketing agreement, PAA has also agreed to, upon our request and reimbursement for its reasonable expenses, market certain of our gas and gas liquids and negotiate our gas purchase agreements. If we were to lose PAA as the exclusive purchaser of our equity production, we believe PAA could be replaced by other purchasers under contracts with similar terms and conditions. However, PAA's role as the exclusive purchaser for all of our equity oil production does have the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions.

Productive Wells and Acreage

   As of December 31, 2001 we had working interests in 2,057 gross (2,031 net) active producing oil wells. The following table sets forth information with respect to our developed and undeveloped acreage as of December 31, 2001.

                                           December 31, 2001
                                     ---------------------------------
                                     Developed Acres Undeveloped Acres
                                     --------------- -----------------
                                     Gross    Net     Gross   Net/(1)/
                                     ------  ------  -------  -------
            Onshore California......  8,889   8,844    8,928   5,296
            Offshore California/(2)/ 15,326   4,033   41,720   1,449
            Illinois and other/(3)/. 17,777  15,482   69,360  49,101
                                     ------  ------  -------  ------
             Total.................. 41,992  28,359  120,008  55,846
                                     ======  ======  =======  ======

--------
(1) Less than 10% of total net undeveloped acres are covered by leases that expire from 2002 through 2004.
(2) Excludes 1,632 undeveloped acres (net) that we have the right to acquire under an option agreement.
(3) Includes 53,022 gross undeveloped acres and 42,505 net undeveloped acres that will be transferred to us in accordance with the terms of the separation agreement.

Drilling Activities

   Information with regard to our developmental well drilling activities during the years ended December 31, 2001, 2000 and 1999 is set forth below:

                                      Year Ended December 31,
                                -----------------------------------
                                   2001        2000        1999
                                ----------- ----------- -----------
                                Gross  Net  Gross  Net  Gross  Net
                                ----- ----- ----- ----- ----- -----
             Development wells:
             Oil............... 168.0 163.4 156.0 154.0 105.0 105.0
             Gas...............    --    --    --    --    --    --
             Dry...............   1.0   1.0   2.0   2.0    --    --
                                ----- ----- ----- ----- ----- -----
                Total.......... 169.0 164.4 158.0 156.0 105.0 105.0
                                ===== ===== ===== ===== ===== =====

Real Estate

   We currently own surface and mineral rights in the following tracts of real property, portions of which are used in our oil and gas operations:

                                                           Approximate
          Property               Location                    acreage
          --------               --------                  -----------
          Inglewood.... Los Angeles County, California              40
          Montebello... Los Angeles County, California             450
          Arroyo Grande San Luis Obispo County, California       1,045
          Mt. Poso..... Kern County, California                  1,230
          Gaviota...... Santa Barbara County, California           160

   In the course of our business, certain of our properties may be subject to easements or other incidental property rights and legal requirements that may affect the use and enjoyment of our property. For instance, 183 of our acres in the Montebello field have been designated as California Coastal Sage Scrub.

Title to Properties

   Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, including other mineral encumbrances and restrictions. We do not believe that any of these burdens materially interfere with our use of the properties in the operation of our business.

   We believe that we have generally satisfactory title to or rights in all of our producing properties. As is customary in the oil and gas industry, we make minimal investigation of title at the time we acquire undeveloped properties. We make title investigations and receive title opinions of local counsel only before we commence drilling operations. We believe that we have satisfactory title to all of our other assets. Although title to our properties is subject to encumbrances in certain cases, we believe that none of these burdens will materially detract from the value of our properties or from our interest therein or will materially interfere with our use in the operation of our business.

Competition

   Our competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of our larger competitors possess and employ financial and personnel resources substantially greater than ours. These competitors are able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and gas industry.

Regulation

   Our operations are subject to extensive regulations. Many federal, state and local departments and agencies are authorized by statute to issue, and have issued, laws and regulations binding on the oil and gas industry and its individual participants. The failure to comply with these rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. However, we do not believe that we are affected in a significantly different manner by these laws and regulations than are our competitors. Due to the myriad of complex federal, state and local regulations that may affect us directly or indirectly, you should not rely on the following discussion of certain laws and regulations as an exhaustive review of all regulatory considerations affecting our operations.

   OSHA. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard, the United States Environmental Protection Agency community-right-to-know regulations, and similar state statutes require that we maintain certain information about hazardous materials used or produced in our operations and that we provide this information to our employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances.

   MMS. Our oil and gas operations on offshore leases located in federal waters are regulated by the MMS. The MMS has broad authority over these operations. It must approve and grant permits in connection with our drilling and development plans. Additionally, the MMS has promulgated regulations requiring offshore production facilities to meet stringent engineering and construction specifications restricting the flaring or venting of gas, governing the plugging and abandonment of wells and controlling the removal of production facilities. Under certain circumstances, the MMS may require the suspension or termination of any of our operations on federal leases, as discussed in "Risk Factors-- Governmental agencies and other bodies, including those in California, might impose regulations that increase our costs and may terminate or suspend our operations," and has proposed regulations that would permit it to expel unsafe operators from offshore operations. The MMS has also established rules governing the calculation of royalties and the valuation of oil produced from federal offshore leases and regulations regarding costs for gas transportation. Delays in the approval of plans and issuance of permits by the MMS because of staffing, economic, environmental or other reasons could adversely affect our operations.

   Regulation of production. The production of oil and gas is subject to regulation under a wide range of federal and state statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and gas, and several states have indicated interest in revising applicable regulations. These regulations limit the amount of oil and gas we can produce from our wells and limit the number of wells or the locations at which we can drill. Also, each state generally imposes an ad valorem, production or severance tax with respect to production and sale of oil, gas and natural gas liquids within its jurisdiction.

   Pipeline regulation. We have pipelines to deliver our production to sales points. Our pipelines are subject to regulation by the United States Department of Transportation with respect to the design, installation, testing, construction, operation, replacement, and management of pipeline facilities. In addition, we must permit access to and copying of records, and must make certain reports and provide information, as required by the Secretary of Transportation. The states in which we have pipelines have comparable regulations. Some of our pipelines related to the Point Arguello unit are also subject to regulation by the Federal Energy Regulatory Commission, or FERC. We believe that our pipeline operations are in substantial compliance with applicable requirements.

    Sale of gas. The FERC regulates interstate gas pipeline transportation rates and service conditions. Although the FERC does not regulate gas producers such as us, the agency's actions are intended to foster increased competition within all phases of the gas industry. To date, the FERC's pro-competition policies have not materially affected our business or operations. It is unclear what impact, if any, future rules or increased competition within the gas industry will have on our gas sales efforts.

   The FERC, the United States Congress or state regulatory agencies may consider additional proposals or proceedings that might affect the gas industry. We cannot predict when or if these proposals will become effective or any effect they may have on our operations. We do not believe, however, that any of these proposals will affect us any differently than other gas producers with which we compete.

    Environmental. Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to safety, health and environmental protection, including the generation, storage, handling, emission and transportation of materials and the discharge of materials into the environment. Other statutes that provide protection to animal and plant species and which may apply to our operations include, but are not necessarily limited to, the Marine Mammal Protection Act, the Marine Protection, Research and Sanctuaries Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities, limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas; and impose substantial liabilities for pollution resulting from our operations. The permits required for various of our operations are subject to revocation, modification and renewal by issuing authorities.

   As with our industry generally, our compliance with existing and anticipated laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, upgrade and close equipment and facilities. Although these regulations affect our capital expenditures and earnings, we believe that they do not affect our competitive position because our competitors that comply with such laws and regulations are similarly affected, except as discussed in "Risk Factors--Environmental liabilities could adversely affect our financial condition". Environmental laws and regulations have historically been subject to change, and we are unable to predict the ongoing cost to us of complying with these laws and regulations or the future impact of these laws and regulations on our operations. If a person violates these environmental laws and regulations and any related permits, they may be subject to significant administrative, civil and criminal penalties, injunctions and construction bans or delays. If we were to discharge hydrocarbons or hazardous substances into the environment, we could, to the extent the event is not insured, incur substantial expense, including both the cost to comply with applicable laws and regulations and claims made by neighboring landowners and other third parties for personal injury and property damage. For additional information, see "Risk Factors--Environmental liabilities could adversely affect our financial condition".

   Permits. Our operations are subject to various federal, state and local regulations that include requiring permits for the drilling of wells, maintaining bonding and insurance requirements to drill, operate, plug and abandon, and restore the surface associated with our wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandonment of wells, the disposal of fluids and solids used in connection with our operations and air emissions associated with our operations. Also, we have permits from the city and county of Los Angeles, California, the city of Culver City, California, the county of Kern, California, and the county of Santa Barbara, California to operate crude oil, natural gas and related pipelines and equipment that run within the boundaries of these governmental entities.

Plugging, Abandonment and Remediation Obligations

   Under the amended terms of an asset purchase agreement with respect to certain of our onshore California properties, commencing with the year beginning January 1, 2000, and each year thereafter, we are required to plug and abandon 20% of the then remaining inactive wells, which currently aggregate approximately 149. To the extent we elect not to plug and abandon the number of required wells, we are required to escrow an amount equal to the greater of $25,000 per well or the actual average plugging cost per well in order to provide for the future plugging and abandonment of such wells. In addition, we are required to expend a minimum of $600,000 per year in each of the ten years beginning January 1, 1996, and $300,000 per year in each of the succeeding five years to remediate oil contaminated soil from existing well sites, provided there are remaining sites to be remediated. If we do not expend the required amounts during a calendar year, we are required to contribute an amount equal to 125% of the actual shortfall to an escrow account. We may withdraw amounts from the escrow account to the extent we expend excess amounts in a future year. Through September 30, 2002, we have not been required to make contributions to an escrow account.

   In connection with the acquisitions of our interests in the Point Arguello field, offshore California, we assumed our 52.6% share of (1) plugging and abandoning all existing well bores, (2) removing conductors, (3) flushing hydrocarbons from all lines and vessels and (4) removing/abandoning all structures, fixtures and conditions created subsequent to closing. The sellers retained the obligation for all other abandonment costs, including but not limited to (1) removing, dismantling and disposing of the existing offshore platforms, (2) removing and disposing of all existing pipelines and (3) removing, dismantling, disposing and remediation of all existing onshore facilities.

   Although we obtained environmental studies on our properties in California and Illinois and we believe that such properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of our onshore California properties, we received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. We believe that we do not have any material obligations for operations conducted prior to our acquisition of the properties, other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. Current or future local, state or federal rules and regulations may require us to spend material amounts to comply with such rules and regulations or that any portion of such amounts will be recoverable under the indemnity.

   Consistent with normal industry practices, substantially all of our oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. We have estimated that at December 31, 2001 the costs to perform these tasks was approximately $19.3 million, net of salvage value and other considerations.

Legal Proceedings

   In the ordinary course of our business, we are a claimant or defendant in various legal proceedings. We do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows.

   On September 18, 2002 Stocker Resources Inc., or Stocker, our general partner before we converted from a limited partnership to a corporation, filed a declaratory judgment action against Commonwealth Energy Corporation (doing business as electricAmerica), or Commonwealth, in the Superior Court of Orange County, California relating to the termination of an electric service contract between Stocker and Commonwealth. Pursuant to the agreement, Commonwealth had agreed to supply Stocker with electricity and Stocker had obtained a $1.5 million performance bond in favor of Commonwealth to secure its payment obligations under the agreement. Stocker terminated the contract in accordance with its terms and Commonwealth notified Stocker of its intent to draw upon the performance bond. Stocker is seeking a declaratory judgment that it was entitled to terminate the contract and that Commonwealth has no basis for proceeding against Stocker's related performance bond. Also on September 18, 2002, Stocker was named a defendant in an action brought by Commonwealth in the Superior Court of Orange County, California for breach of the electric service contract. Commonwealth alleges that Stocker breached the terms of the contract by the termination and its implied covenant of good faith and fair dealing and is seeking unspecified damages. Under the master separation agreement described on pages 24-26, we will be required to indemnify Stocker for damages it incurs as a result of this action. We understand that Stocker intends to defend its rights vigorously in this matter.

   At this time, we are not in a position to express a judgment concerning the potential exposure or likely outcome of this matter.

Employees

   As of September 30, 2002 we had 244 full-time employees, 204 of whom were field personnel involved in oil and gas producing activities. In addition, we use the services of 57 employees through a management agreement with Plains Resources. We believe our relationship with our employees is good. None of our or Plains Resources' employees is represented by a labor union.

   Effective October 1, 2002 Plains Resources hired 53 field personnel who were formerly employed at our Illinois Basin operations on a contract basis. These employees will become our employees after the spin-off. None of these employees is represented by a labor union.

             MANAGEMENT OF PLAINS EXPLORATION & PRODUCTION COMPANY

Our Executive Officers and Directors

   Except for Stephen A. Thorington, our Executive Vice President and Chief Financial Officer, all of the individuals who perform the day-to-day financial, administrative, and accounting functions for us, as well as those who are responsible for directing and controlling us, are currently employed by Plains Resources. In addition, a portion of our operational employees, generally those associated with our Arguello unit and Illinois Basin operations, are also employed by Plains Resources. Under a transition services agreement between us and Plains Resources, Plains Resources charges us for these services, which require substantially all of these persons' working time. The transition services will expire when the spin-off is completed. See "Spin-off Agreements".

   The following table sets forth certain information as of the date of this information statement regarding our executive officers and directors. They hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.

Name                  Age                          Title
----                  ---                          -----
James C. Flores...... 43  Chairman of the Board, Chief Executive Officer and a
                            Director
John T. Raymond...... 32  President and Chief Operating Officer
Stephen A. Thorington 46  Executive Vice President and Chief Financial Officer
Timothy T. Stephens.. 50  Executive Vice President--Administration, Secretary and
                            General Counsel
Cynthia Feeback...... 45  Senior Vice President--Accounting and Treasurer
Thomas M. Gladney.... 49  Senior Vice President of Operations
Jerry L. Dees........ 62  Director
Tom H. Delimitros.... 62  Director
John H. Lollar....... 63  Director

   The following biographies describe the business experience of our executive officers and directors:

   James C. Flores, Chairman of the Board, Chief Executive Officer and a Director since September 2002. He also has been Plains Resources' Chairman of the Board and Chief Executive Officer since May 2001. He was President and Chief Executive Officer of Ocean Energy, Inc., an oil and gas company, from July 1995 until March 1999, and a director of Ocean Energy, Inc. from 1992 until March 1999. In March 1999 Ocean Energy, Inc. was merged into Seagull Energy Corporation, which was the surviving corporation of the merger, and which was renamed Ocean Energy, Inc. Mr. Flores served as Chairman of the Board of the new Ocean Energy, Inc. from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. From January 2001 to May 2001 Mr. Flores managed various private investments.

   John T. Raymond, President and Chief Operating Officer since September
2002. He also has been Plains Resources' President and Chief Operating Officer since November 2001. Previously, he was its Executive Vice President and Chief Operating Officer from May 2001 to November 2001. In addition, Mr. Raymond served as Director of Corporate Development of Kinder Morgan, Inc. from January 2000 to May 2001, and as Vice President of Corporate Development of Ocean Energy, Inc. from April 1998 to January 2000. Mr. Raymond also served as Vice President of Howard Weil Labouisse Friedrichs, Inc., an energy investment company, from 1992 to April 1998. In addition, Mr. Raymond is a director of Plains All American GP LLC, which is the general partner of Plains AAP.

   Stephen A. Thorington, Executive Vice President and Chief Financial Officer since September 2002. Previously, he was Senior Vice President--Finance and Corporate Development of Ocean Energy, Inc. from July 2001 to September 2002 and Senior Vice President--Finance, Treasury and Corporate Development of

Ocean Energy, Inc. from March 1999 to July 2001. He also served as Vice President, Finance and Treasurer of Seagull Energy Corporation from May 1996 to March 1999. Mr. Thorington served as a Managing Director of Chase Securities, Inc. from April 1994 to May 1996.

   Timothy T. Stephens, Executive Vice President--Administration, Secretary and General Counsel since September 2002. He also has been Plains Resources' Executive Vice President--Administration, Secretary and General Counsel since May 2001. From March 2000 to May 2001 Mr. Stephens practiced as a private business consultant to various clients. In February 1998 Mr. Stephens was hired by the board of directors of Abacan Resources Corporation, an oil and gas company, to help the company overcome significant financial difficulties. He served as Chairman, President and Chief Executive Officer of Abacan until March 2000 when the company, after a two-year restructuring, was placed into statutory receivership with the agreement of its senior creditor. Previously, Mr. Stephens was President of Seven Seas Petroleum from February 1995 to May 1997, and Vice President of Enron Capital & Trade Resources Corp. from July 1991 to February 1995.

   Cynthia Feeback, Senior Vice President--Accounting and Treasurer since September 2002. She also has been Plains Resources' Senior Vice President--Accounting and Treasurer since July 2001. She was its Vice President--Accounting and Assistant Treasurer from May 1999 to July 2001, and its Assistant Treasurer, Controller and Principal Accounting Officer from May 1998 to May 1999. Previously, Ms. Feeback served as its Controller and Principal Accounting Officer from 1993 to 1998, Controller from 1990 to 1993, and Accounting Manager from 1988 to 1990.

   Thomas M. Gladney, Senior Vice President of Operations since September
2002. He also has been Plains Resources' Senior Vice President of Operations since November 2001. He was President of Arguello, Inc., a subsidiary of ours, from December 1999 to November 2001. From July 1999 to December 1999 he served as a Project Manager for Torch Energy Services, a contract operating services company. From January 1999 to June 1999 he served as a Project Manager for Venoco Inc., an oil and gas company. From September 1998 to January 1999 he was a self-employed engineering services consultant. From 1992 to September 1998 he was Offshore Operations Manager for Oryx Energy Company. Previously, he served as Gulf Coast Reserve Development Manager of Oryx Energy/Sun E&P from 1988 to 1992.

   Jerry L. Dees, Director since September, 2002. He also has been a director of Plains Resources since 1997 and will likely continue in that role until the spin-off. He retired in 1996 as Senior Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991. From 1987 to 1991 he was Vice President of Exploration and Land for ARCO Alaska, Inc., and from 1985 to 1987 he held various positions as Exploration Manager of ARCO. From 1980 to 1985 Mr. Dees was Manager of Exploration Geophysics for Cox Oil and Gas Producers.

   Tom H. Delimitros, Director since September, 2002. He also has been a director of Plains Resources since 1998. He has been a General Partner of AMT Venture Funds, a venture capital firm, since 1989. He is also a director of Tetra Technologies, Inc., a publicly-traded energy services company. He currently serves as Chairman for two privately-owned companies--ImageLinks, Inc., and InterCorp International Inc.--both of which sell products and services to energy companies. Previously, he has served as President and CEO for Magna Corporation, (now Baker Petrolite, a unit of Baker Hughes). From 1983 to 1988, Mr. Delimitros was a General Partner of Sunwestern Investment Funds and Senior Vice President of Sunwestern Management, Inc.

   John H. Lollar, Director since September, 2002. He also has been a director of Plains Resources since 1995. He has been the Managing Partner of Newgulf Exploration L.P. since December 1996. He is also a director of Lufkin Industries, Inc., a manufacturing firm. Mr. Lollar was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992.

   After the spin-off, in addition to their employment with us, we expect that Mr. Flores will continue as Chairman of the Board of Plains Resources and Mr. Raymond will be Chief Executive Officer of Plains Resources. Also after the spin-off, we expect that our other officers will no longer be employed by Plains Resources and will be our full-time employees and Messrs. Dees, Delimitros and Lollar will no longer serve as directors of Plains Resources.

                              BOARD OF DIRECTORS

   Our bylaws authorize a board of directors consisting of at least three members, with the exact number of directors being a number (not less than three) that may be determined from time to time by resolution of our board of directors. Our board of directors consists of four members, Messrs. Flores, Dees, Delimitros and Lollar. Our directors are elected to hold office until our next annual shareholder meeting and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

                     COMMITTEES OF THE BOARD OF DIRECTORS

   Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board may establish other committees from time to time to facilitate our management.

   Our audit committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Delimitros acting as chairman. Our audit committee selects our independent auditors to be engaged by us, reviews the plan, scope and results of our annual audit, and reviews our internal controls and financial management policies with our independent auditors. All of the members of our audit committee are non-employee directors. Our board of directors, in its business judgment, has determined that all current members of our audit committee are "independent" as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards.

   Our compensation committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Lollar acting as chairman. Our compensation committee establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and recommends to our entire board compensation for our executive officers and key employees. Our compensation committee also administers our equity compensation plan and determines the number of shares covered by, and terms of, grants to executive officers and key employees. All of the members of our compensation committee are non-employee directors.

   Our nominating and corporate governance committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Dees acting as chairman. Our nominating and corporate governance committee identifies and evaluates candidates for election as directors, nominates the slate of directors for election by our stockholders, and develops and recommends to our board our corporate governance principles.

                                 COMPENSATION

Compensation of Directors

   We will pay each of our non-employee directors an annual retainer of $25,000, each non-employee committee chairperson an annual retainer of $2,000, an attendance fee of $3,000 for each board meeting attended in person, an attendance fee of $1,000 for each committee meeting attended in person and an attendance fee of $500 for each board or committee meeting attended telephonically, and we will reimburse all directors for reasonable expenses they incur while attending board and committee meetings.

   Any non-employee director may elect to receive a grant of shares of our common stock in lieu of the annual retainer fees as a board member and chairperson and attendance fees for board meetings (except telephonic meetings or other meetings attended by the director telephonically). The number of shares is determined by dividing the fee amount by the closing price per share of our common stock on the last trading day before we become obligated to pay the fee.

   In addition, each year on the day after the date of our annual stockholders meeting, each non-employee director is entitled to receive a fully vested stock option to purchase 10,000 shares of our common stock for a ten year term at an exercise price equal to the closing price of our common stock on the meeting date.

   Mr. Flores receives, and any other of our officers who serve as directors in the future will receive, no separate compensation for service on our board of directors.

Executive Compensation

   Plains Resources paid all the compensation of its officers during 1999, 2000 and 2001. Under the transition services agreement between Plains Resources and us, we reimburse Plains Resources for costs incurred to provide us with management services, including general and administrative expenses and other employee costs.

Option Grants in 2001

   We did not grant any options or stock appreciation rights to our executive officers in 2001.

Option Exercises and Option Values in 2001

   None of our executive officers held options to purchase our common stock as of the end of, or exercised options to purchase our common stock during 2001.

2002 Stock Incentive Plan

   We adopted our 2002 stock incentive plan on September 18, 2002 and amended it effective November 20, 2002 to "divide it" into three plans: the 2002 stock incentive plan; the rollover stock incentive plan; and the transition stock incentive plan. The 2002 plan provides for the grant of stock options (including incentive stock options, as defined in Section 422 of the Code, and non-qualified stock options) and other awards (including performance units, performance shares, share awards, restricted stock, restricted stock units, and stock appreciation rights, or SARs) to our directors, officers and employees, individuals to whom we have extended written offers of employment, and our consultants and advisors. Our compensation committee, which is comprised of "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, or the Exchange Act, administers the 2002 plan. 500,000 shares of our common stock are subject to issuance under the 2002 plan. Our compensation committee may grant options and SARs on such terms, including vesting and payment forms, as it deems appropriate in its discretion, however, no option or SAR may be exercised more than 10 years after its grant, and the purchase price for incentive stock options and non-qualified stock options may not be less than 100% of the fair market value of our common stock on the date of grant. Our compensation committee may grant restricted stock awards, restricted stock units, share awards, performance units and performance shares on such terms and conditions as it may in its discretion decide. Unless terminated earlier by our board of directors, the 2002 plan will terminate on September 18, 2012.

    Upon the occurrence of an event constituting a "change in control" (as defined in the 2002 plan) of us, all options and SARs will become immediately exercisable in full for the remainder of their terms. In addition, in such an event, unless otherwise determined by our compensation committee and set forth in the agreement governing the award, performance units will become immediately vested and restrictions on stock granted pursuant to restricted stock awards and restricted stock units will lapse.

   The spin-off will not be a change of control under our 2002 plan.

   Our board does not intend to make any grants under the 2002 plan unless it is approved by our stockholders. The grants as described herein under the rollover plan and the transition plan were not made under the 2002 plan.

Rollover Stock Incentive Plan

   We adopted the rollover plan by splitting it off from the 2002 plan. The purpose of the rollover plan is to govern the SARs issued in the spin-off pursuant to the terms of the employee matters agreement as described on pages 26-27 and the restricted stock award of our common stock to be issued to Mr. Thorington pursuant to the spin-off as a result of his restricted stock award of 45,000 shares of Plains Resources common stock, which is described on page 73.

   The maximum number of shares of our common stock with respect to which the rollover SARs will be granted and with respect to Mr. Thorington's restricted stock award will not exceed 4,000,000. If any portion of any of the rollover SARs or Mr.Thorington's restricted stock award is forfeited, the shares with respect to which they were granted will not be available for further grants.

   Upon the occurrence of an event constituting a "change in control," all rollover SARs will become immediately exercisable in full for the remainder of their terms. In addition, the restrictions on Mr. Thorington's restricted stock award will lapse. The spin-off will not constitute a change in control under the rollover plan.

Transition Stock Incentive Plan

   We adopted the transition plan by splitting it off from the 2002 plan. The purpose of the transition plan is to make one-time grants of 75,000 shares of restricted stock to Mr. Flores, 60,000 shares of restricted stock to Mr. Raymond, and 30,000 shares of restricted stock to Mr. Stephens and a grant of 300,000 SARs to Mr. Thorington in accordance with their respective employment agreements with us (which are discussed below).

   The maximum number of shares of our common stock with respect to which grants will be made under the transition plan will not exceed 465,000. If any of the shares covered by any of the grants are forfeited, the forfeited shares will not be available for further grants.

   Upon the occurrence of an event constituting a "change in control," all restrictions governing the grants of restricted stock will lapse and any unvested SARs will become immediately exercisable in full for the remainder of their terms. The spin-off will not constitute a change in control under the transition plan.

Employment Agreements and Change-in-Control Arrangements

   James C. Flores. On September 19, 2002 we entered into an employment agreement with Mr. Flores as our Chairman of the Board and Chief Executive Officer, which will not be effective until the spin-off occurs. If the spin-off date does not occur by May 23, 2003, the agreement will not become effective. The agreement has an initial term of five years beginning on its effective date, although it may be terminated earlier under certain circumstances. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if we and Mr. Flores agree to new compensation terms ninety days before the end of the applicable term.

   Pursuant to the employment agreement, beginning on its effective date, Mr. Flores will be entitled to a base salary of $400,000 and will be eligible for a target bonus of $400,000, subject to the attainment of performance goals. Also, Mr. Flores has been granted an award of 75,000 restricted shares of our common stock, which will vest over three equal annual installments beginning on the first anniversary of the date of grant, which will be the date of our spin-off.

   As a result of his employment with Plains Resources, Mr. Flores received an option under the Plains Resources' 2001 stock incentive plan to purchase 1,000,000 shares of Plains Resources common stock at an exercise price of $23.00 per share. At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources, which is discussed on pages 26-27, this performance option will "split" such that Mr. Flores will receive (1) an option to purchase 1,000,000 shares of Plains Resources common stock and (2) stock appreciation rights, or SARs, with respect to 1,000,000 shares of our common stock. The $23.00 exercise price of his existing Plains Resources option will also be "split" between the new Plains Resources option and the SARs based on the following relative amounts: the closing price (with dividend) of Plains Resources common stock on the spin-off date less the closing price (on a "when-issued" basis) of our common stock on the spin-off date, both as reported on the NYSE, and such closing price of our common stock. The vesting terms will remain unchanged. As a result, the SARs will become vested and exercisable on the first to occur of:

  .   May 7, 2006;

  . with respect to one-half of the shares subject to the SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 150% of the SARs exercise price;

  . with respect to all shares subject to the SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 200% of the SARs exercise price;

  . termination of Mr. Flores's employment by us for any reason other than cause (as defined in the employment agreement) or because of Mr. Flores's death or resignation or by Mr. Flores for good reason (as defined in the employment agreement);

  .   a change in control (as defined in the employment agreement) of us; or

  .   any such time that Mr. Flores is not a member of our board of directors.

In February 2002, Mr. Flores was granted an option to purchase 125,000 shares of Plains Resources common stock at an exercise price of $23.71 per share, which vests over three equal annual installments beginning on the first anniversary of the date of grant. This option will also "split" as discussed above and the vesting terms will remain unchanged.

   Under the employment agreement, Mr. Flores will also be entitled to all of the employee benefits, fringe benefits and perquisites we provide to other senior executives and we will reimburse him for monthly country club fees.

   Mr. Flores's employment agreement provides that if his employment is terminated by us without cause, by Mr. Flores's death or disability, or by Mr. Flores for good reason, we will pay him a lump sum amount equal to three times the sum of his base salary and last earned annual bonus (or his target bonus if his termination date occurs before a bonus amount has been determined for the first calendar year of his employment). Also, Mr. Flores and his dependents will be entitled to continued health insurance benefits for a period of three years made "whole" on a net after-tax basis and all of Mr. Flores' equity-based awards will become immediately exercisable and payable in full.

   Under the employment agreement, if benefits to which Mr. Flores becomes entitled are considered "excess parachute payments" under Section 280G of the Code, then Mr. Flores will be entitled to an additional payment from us in an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

    John T. Raymond. On September 19, 2002 we entered into an employment agreement with Mr. Raymond as our President and Chief Operating Officer, which will not be effective until the spin-off occurs. If the spin-off does not occur by May 23, 2003, the agreement will not become effective. The agreement has an initial term of five years beginning on its effective date, although it may be terminated earlier under certain circumstances. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if we and Mr. Raymond agree to new compensation terms ninety days before the end of the applicable term.

   Pursuant to the employment agreement, beginning on its effective date, Mr. Raymond will be entitled to a base salary of $350,000 and will be eligible for a target bonus of $350,000, subject to the attainment of performance goals. Also, Mr. Raymond has been granted an award of 60,000 restricted shares of our common stock, which will vest over three equal annual installments beginning on the first anniversary of the date of grant, which will be the date of the spin-off.

    As a result of his employment with Plains Resources, Mr. Raymond received an option under the Plains Resources' 2001 stock incentive plan to purchase 300,000 shares of Plains Resources common stock at an exercise price of $25.26 per share. At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources, this option will "split" such that Mr. Raymond will receive (1) an option to purchase 300,000 shares of Plains Resources common stock and (2) SARs with respect to 300,000 shares of our common stock. The $25.26 exercise price of his existing Plains Resources option will also be "split" between the new Plains Resources option and the SARs based on the following relative amounts: the closing price (with dividend) of Plains Resources common stock on the spin-off date less the closing price (on a "when-issued" basis) of our common stock on the spin-off date, both as reported on the NYSE, and such closing price of our common stock. The vesting terms will remain unchanged. As a result, 100,000 of the SARs will become vested and exercisable on the first to occur of:

  .   May 16, 2006;

  . with respect to one-half of the shares subject to the 100,000 SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 150% of the SARs exercise price;

  . with respect to all shares subject to the 100,000 SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 200% of the SARs exercise price;

  . termination of Mr. Raymond's employment by us for any reason other than cause (as defined in our 2002 plan) or because of Mr. Raymond's death or resignation or by Mr. Raymond for good reason (as defined in the related stock option agreement); or

  .   a change in control (as defined in our 2002 plan) of us.

The remaining 200,000 SARs will continue to have a five-year term and will vest in three equal annual installments which began on May 17, 2002. In February 2002, Mr. Raymond was granted an option to purchase 175,000 shares of Plains Resources common stock at an exercise price of $23.71 per share, which vests over three equal annual installments beginning on the first anniversary of the date of grant. This option will also "split" as discussed above and the vesting terms will remain unchanged.

   Under this employment agreement, Mr. Raymond will also be entitled to all of the employee benefits, fringe benefits and perquisites provided by us to other senior executives and will be reimbursed by us for monthly country club fees.

   Mr. Raymond's employment agreement provides that if his employment is terminated by us without cause (as defined in the employment agreement), by Mr. Raymond's death or disability, or by Mr. Raymond for good reason (as defined in the employment agreement), we will pay him a lump sum amount equal to two times the sum of his base salary and last earned annual bonus (or his target bonus if the termination date occurs before a bonus amount has been determined for the first calendar year of his employment). Also, Mr. Raymond and his dependents will be entitled to continued health insurance benefits for a period of three years made "whole" on a net after-tax basis and all of Mr. Raymond's equity-based awards will become immediately exercisable and payable in full.
   Under the employment agreement, if benefits to which Mr. Raymond becomes entitled are considered "excess parachute payments" under Section 280G of the Code, then Mr. Raymond will be entitled to an additional payment from us in an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

   Stephen A. Thorington. We entered into an employment agreement with Mr. Thorington on August 20, 2002. Pursuant to this agreement, Mr. Thorington will serve for an initial term of five years beginning on September 3, 2002. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement is subject to a one-year extension if we and Mr. Thorington agree to new compensation terms before the end of the applicable term. Mr. Thorington's employment agreement provides for a base salary of $300,000 per year and a target annual bonus of $300,000, subject to the attainment of performance goals. In addition, pursuant to the employment agreement, Mr. Thorington received a $350,000 signing bonus and has been granted effective on the spin-off date SARs with respect to 300,000 shares of our common stock at an exercise price equal to the closing price (on a "when-issued" basis) of our common stock on the spin-off date as reported on the NYSE. These SARs vest over three equal annual installments beginning on September 3, 2003. We will also reimburse Mr. Thorington for initial and monthly downtown luncheon club fees.

   In addition, Mr. Thorington was granted by Plains Resources an award of 45,000 restricted shares of Plains Resources common stock, which will vest over three equal annual installments beginning on September 3, 2003. These restricted shares are issued and outstanding, and Mr. Thorington is entitled to vote these shares and receive dividends paid on these shares, which dividends will be held in custody by us and paid to Mr. Thorington as the restricted shares vest. As a result, at the time of the spin-off, Mr. Thorington will receive 45,000 restricted shares of our common stock pursuant to the spin-off, but the shares will still be subject to the same vesting terms as his restricted Plains Resources common stock. If the spin-off does not occur by May 22, 2003, then Mr. Thorington will become Executive Vice President and Chief Financial Officer of Plains Resources, with the same terms of employment as outlined in the employment agreement, except that his SARs will be replaced with options covering the same number of shares of Plains Resources common stock, with an exercise price equal to the closing price per share of Plains Resources common stock on September 3, 2002.

   If Mr. Thorington's employment is terminated by us without cause, by Mr. Thorington's death, or if a change of control (as defined in our 2002 plan) occurs, we will pay him a lump sum amount equal to two times the sum of his base salary and last earned annual bonus (or his target bonus if the termination date occurs before the end of the first calendar year of his employment). Also, Mr. Thorington will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and his SARs will automatically vest.

   Timothy T. Stephens. On September 19, 2002 we entered into an employment agreement with Mr. Stephens, which will not be effective until the spin-off occurs. If the spin-off does not occur by May 23, 2003, the agreement will not become effective. The agreement has an initial term of five years beginning on its effective date. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if we and Mr. Stephens agree to new compensation terms before the end of the applicable term. Mr. Stephens will be entitled to a base salary of $275,000 per year and a target annual bonus of $275,000, subject to the attainment of performance goals. Also, Mr. Stephens has been granted an award of 30,000 restricted shares of our common stock, which will vest over three equal annual installments beginning on the first anniversary of the date of grant, which will be the date of our spin-off. We will also reimburse Mr. Stephens for initial and monthly downtown luncheon club fees.

   As a result of Mr. Stephens' employment with Plains Resources, Mr. Stephens received an option under the Plains Resources 2001 stock incentive plan to purchase 250,000 shares of Plains Resources common stock at an exercise price of $25.26 per share. In February 2002, Mr. Stephens was granted an option to purchase 60,000 shares of Plains Resources common stock at an exercise price of $23.71 per share. The Plains Resources board of directors has accelerated the vesting of these options effective immediately before the spin-off. At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources, these options will "split" such that Mr. Stephens will receive (1) an option to purchase 310,000 shares of Plains Resources common stock and
(2) SARs with respect to 310,000 shares of our common stock, all of which will be fully vested. The exercise prices of his existing Plains Resources stock options will also be "split" between the new Plains Resources option and the SARs based on the following relative amounts: the closing price (with dividend) of Plains Resources common stock on the spin-off date less the closing price (on a "when-issued" basis) of our common stock on the spin-off date, both as reported on the NYSE, and such closing price of our common stock.

   If Mr. Stephens' employment is terminated by us without cause, by Mr. Stephens' death, or if a change of control (as defined in our 2002 plan) occurs, we will pay him a lump sum amount equal to two times the sum of his base salary and last earned annual bonus (or his target bonus if the termination date occurs before the end of the first calendar year of his employment). Also, Mr. Stephens will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plans, and all of his equity-based awards will become fully exercisable.

   Other. In the event of certain corporate transactions, changes in control of us, or changes in the composition of our board of directors under certain circumstances, all options, SARs, and restricted stock awards granted to our executive officers will become exercisable on an accelerated schedule pursuant to our 2002 plan, rollover plan and transition plan. To the extent not already exercisable, these options, SARs, and restricted stock awards generally will become fully exercisable upon a change of control of us resulting from:

  . a change in the composition of our board of directors pursuant to which incumbent directors or their designated successors cease to constitute at least two-thirds of our board;

  . subject to certain exceptions, the acquisition of securities by a person after which that person beneficially owns 50% or more of the voting power of our outstanding stock; or

  . subject to certain exceptions, approval by our stockholders of a merger, consolidation or reorganization involving us, a complete liquidation or dissolution of us, or an agreement for the sale of all or substantially all of our assets.

   The spin-off will not be a change of control under our 2002 plan, rollover plan or transition plan.

Indemnification of Directors and Officers

   Our Certificate of Incorporation provides that we must indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of fact that he, his testator or intestate, is or was one of our directors or officers or by reason of the fact that such director or officer, at our request, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of our Certificate of Incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

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

    Additionally, our Bylaws provide for mandatory indemnification to at least the extent specifically allowed by Section 145 of the Delaware General Corporation Law (the "GCL"). Our Bylaws generally follow the language of
Section 145 of the GCL, but in addition specify that any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Bylaws, notwithstanding any contrary determination denying indemnification made by the Board, by independent legal counsel, or by the stockholders, and notwithstanding the absence of any determination with respect to indemnification. The Bylaws also specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Bylaws, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on our records or books of account or those of another enterprise, or on information supplied to him by our officers or the officers of another enterprise in the course of their duties, or on the advice of our legal counsel or the legal counsel of another enterprise or on information or records given or reports made to us or to another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by us or another enterprise.

   Pursuant to Section 145 of the GCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in our right, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to us unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. We also have the power to purchase and maintain insurance for such persons.

   Although the above discussion summarizes the material provisions of our Certificate of Incorporation and Bylaws and Section 145 of the GCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

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

                             CERTAIN TRANSACTIONS

    Plains Resources owns approximately 25% of PAA, including 44% of the general partner of PAA. We are party to the following agreements with PAA and Plains Resources:

  . an omnibus agreement that provides (1) that we cannot engage in oil storage, terminalling, gathering, marketing or transportation activities in any state in the continental United States for any person other than us and (2) for the resolution of certain conflicts arising from our engaging in these activities, or with respect to marketing, at all.

  . a marketing agreement that provides that PAA will purchase all of our equity oil production at market prices for a fee of $0.20 per Bbl. For the purchase of oil under the agreement, including the royalty share of production, in 2001, 2000 and 1999 PAA paid $202.1 million, $222.7 million and $114.6 million, respectively; and

  . a letter agreement that provides that, if our marketing agreement with PAA terminates before the termination of PAA's oil sales agreement with Tosco Refining Co. pursuant to which PAA sells to Tosco all of the oil from our Arroyo Grande property it purchases from us, PAA will continue to purchase our equity production from our Arroyo Grande property under the same terms as our marketing agreement with PAA until the Tosco agreement terminates.

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

                            PRINCIPAL STOCKHOLDERS

   As of the date of this information statement, 100% of our outstanding equity interest is owned directly by Plains Resources.

   The following table sets forth, as of September 30, 2002, the beneficial ownership of Plains Resources' outstanding common stock by:

  .   each of our directors;

  .   each named executive officer; and

  .   all of our executive officers and directors as a group.

   Unless otherwise indicated, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated, and each person's address is 500 Dallas Street, Suite 700, Houston, Texas 77002.

                                                          Number of
                                                            Shares     Percent
                                                         Beneficially    of
                    Beneficial Owner                       Owned(1)     Class
                    ----------------                     ------------  -------
 Jerry L. Dees..........................................     56,897       (2)
 Tom H. Delimitros......................................     60,492(3)    (2)
 Cynthia A. Feeback.....................................     62,851       (2)
 James C. Flores........................................  1,007,628(4)   4.2%
 John H. Lollar.........................................     70,226       (2)
 Stephen A. Thorington..................................     45,000       (2)
 John T. Raymond........................................     76,888       (2)
 Timothy T. Stephens....................................     61,296       (2)
 Directors and Executive Officers as a group (8 persons)  1,441,278      5.1%

--------
(1) Includes both outstanding shares of Plains Resources' common stock and shares of Plains Resources' common stock such person has the right to acquire within 60 days after September 30, 2002 by exercise of outstanding stock options. Shares subject to stock options exercisable within 60 days of September 30, 2002 include: 55,000 for Mr. Dees, 55,000 for Mr. Delimitros, 60,750 for Ms. Feeback, 55,000 for Mr. Lollar, 66,667 for Mr. Raymond and 55,556 for Mr. Stephens.
(2) Less than 1%.
(3) These shares include 38 shares that are owned by Mr. Delimitros's spouse.
(4) All of these shares are held directly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member.

   The following table lists the persons who, to our knowledge, may be deemed to be beneficial owners of more than 5% of Plains Resources' outstanding common stock.

                                                    Number of
                                                      Shares     Percent
                                                   Beneficially    of
                     Beneficial Owner                 Owned       Class
                     ----------------              ------------  -------
        Advisory Research, Inc....................  1,340,413(1)   6.4%
         Two Prudential Plaza
         180 N. Stetson, Suite 5780
         Chicago, Illinois 60601

        EnCap Investments L.L.C...................  1,848,728(2)   6.6%
         1100 Louisiana, Suite 3150
         Houston, Texas 77002

        Kayne Anderson Capital Advisors, L.P......  1,906,916(3)   6.9%
         and Richard A. Kayne
         1800 Avenue of the Stars, Second Floor
         Los Angeles, CA 90067

        State Street Research & Management Company  2,274,574(4)   8.2%
         One Financial Center, 30th Floor
         Boston, MA 02111-2690

--------
(1) Based on the Schedule 13G filed by Advisory Research, Inc. with the SEC on February 12, 2002.
(2) Based on the Schedule 13D/A filed by EnCap with the SEC on December 7, 2001, EnCap has shared voting and investment power over 1,848,728 shares. The sole member of EnCap is El Paso Merchant Energy Holding Company. The controlling person of El Paso Merchant Energy Holding Company is El Paso Corporation. The address of El Paso Merchant Energy Holding Company and El Paso Corporation is 1100 Louisiana, Houston, Texas 77002. El Paso Merchant Energy Holding Company and El Paso Corporation disclaim beneficial ownership of the shares of our common stock beneficially owned or deemed beneficially owned by EnCap.
(3) Based on Amendment No. 13 to Schedule 13D filed by Kayne Anderson and Richard A. Kayne with the SEC on December 12, 2001, Kayne Anderson and Mr. Kayne have shared voting and investment power over 1,816,300 shares held by investment partnerships and managed accounts and Mr. Kayne has sole voting and investment power over 90,616 shares.
(4) Based on the Schedule 13G filed by State Street Research & Management Company with the SEC on February 16, 2002, State Street has sole investment power over 2,274,574 shares and sole voting power over 1,600,966 shares. State Street advised that all such shares are owned by various clients of State Street.

                         DESCRIPTION OF CAPITAL STOCK

   Pursuant to our certificate of incorporation, we have the authority to issue an aggregate of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. On September 30, 2002 we had 24,200,000 shares of common stock outstanding. Plains Resources and Stocker Resources, Inc. were the only holders of record of our outstanding shares of common stock on that date. We intend to adjust the number of shares of our common stock outstanding based on the number of shares of Plains Resources common stock outstanding on the record date as necessary to achieve a one-to-one distribution rate in spin-off.

   Selected provisions of our organizational documents are summarized below. Although we have summarized the material provisions of our organizational documents below, you should read the organizational documents, which are filed as exhibits to the registration statement, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

   Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders do not have the right to cumulate their votes in the election of directors.

   Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our credit facility and the indenture relating to our 8.75% notes restricts our ability to pay cash dividends.

   Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

   Fully paid. All shares of common stock outstanding are fully paid and nonassessable.

   Other rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

   The board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. There will be no shares of preferred stock outstanding upon the closing of the offering and we have no present plans to issue any preferred stock.

   One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

   Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

   Delaware law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. A "business combination" includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

  . the owner of 15% or more of the outstanding voting stock of the corporation;

  . an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

  . an affiliate or associate of the persons described in the foregoing bullet points.

   However, the above provisions of Section 203 do not apply if:

  . our board approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

  . after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

  . on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

   Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under
Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

   Charter and bylaw provisions. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may only be effected at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders unless our board of directors approves the taking of the action by written consent. If our board of directors authorizes our stockholders to take action by written consent, then our stockholders may take action by written consent if the consent is signed by stockholders having not less than the minimum number of votes necessary to take the action. Special meetings of stockholders may be called by our chairman, our chief executive officer or by a majority of our board.

   Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Directors may be removed by stockholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Limitation of Liability; Indemnification

   Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

  . for any transaction from which the director derives an improper personal benefit.

   These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

   Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

   We plan to enter into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for the common stock will be American Stock Transfer and Trust Company.

                      WHERE YOU CAN FIND MORE INFORMATION

   Upon completion of the spin-off, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http://www.sec.gov".

   We have filed with the Securities and Exchange Commission a registration statement under the Securities Exchange Act of 1934, as amended, with respect to the shares of our common stock being issued in the spin-off. This information statement does not contain all of the information included in the registration statement. Although we have discussed the material provisions of our contracts and other documents in this information statement, whenever a reference is made in this information statement to any of our contracts or other documents, you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

   After the spin-off, we expect to provide annual reports to our stockholders that include financial information examined and reported on by our independent public accountants.

                         GLOSSARY OF OIL AND GAS TERMS

   The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this information statement:

   API gravity. A system of classifying oil based on its specific gravity, whereby the greater the gravity, the lighter the oil.

   Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

   BOE. One stock tank barrel equivalent of oil, calculated by converting gas volumes to equivalent oil barrels at a ratio of 6 Mcf to 1 Bbl of oil.

   Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

   Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

   Differential. An adjustment to the price of oil from an established spot market price to reflect differences in the quality and/or location of oil.

   Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

   Farm-in. An agreement between a participant who brings a property into the venture and another participant who agrees to spend an agreed amount to explore and develop the property and has no right of reimbursement but may gain a vested interest in the venture. A "farm-in" describes the position of the participant who agrees to spend the agreed-upon sum of money to gain a vested interest in the venture.

   Gas.  Natural gas.

   Gross acres. The total acres in which a person or entity has a working interest.

   Gross oil and gas wells. The total wells in which a person or entity owns a working interest.

   Infill drilling. A drilling operation in which one or more development wells is drilled within the proven boundaries of a field.

   MBbl.  One thousand barrels of oil or other liquid hydrocarbons.

   MBOE.  One thousand BOE.

   Mcf.  One thousand cubic feet of gas.

   Midstream. The portion of the oil and gas industry focused on marketing, gathering, transporting and storing oil.

   MMBbl.  One million barrels of oil or other liquid hydrocarbons.

   MMBOE.  One million BOE.

   MMcf.  One million cubic feet of gas.

   Net acres.  Gross acres multiplied by the percentage working interest.

   Net oil and gas wells. Gross wells multiplied by the percentage working interest.

   Net production. Production that is owned, less royalties and production due others.

   Net revenue interest. Our share of petroleum after satisfaction of all royalty and other non-cost-bearing interests.

   NYMEX.  New York Mercantile Exchange.

   Oil.  Crude oil, condensate and natural gas liquids.

   Operator. The individual or company responsible for the exploration and/or exploitation and/or production of an oil or gas well or lease.

   PV-10. The pre-tax present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions).

   Proved developed reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

   Proved reserves. Per Article 4-10(a)(2) of Regulation S-X, the SEC defines proved oil and gas reserves as the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

   Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (i) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (ii) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

   Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

   Estimates of proved reserves do not include: (i) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (ii) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (iii) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (iv) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

   Proved reserve additions. The sum of additions to proved reserves from extensions, discoveries, improved recovery, acquisitions and revisions of previous estimates.

   Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

   Reserve life. A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production for that year.

   Reserve replacement cost. The cost per BOE of reserves added during a period calculated by using a fraction, the numerator of which equals the costs incurred for the relevant property acquisition, exploration, exploitation and development and the denominator of which equals changes in proved reserves due to revisions of previous estimates, extensions, discoveries, improved recovery and other additions and purchases of reserves in-place.

   Reserve replacement ratio. The proved reserve additions for the period divided by the production for the period.

   Royalty. An interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

   Standardized measure. The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

   Undeveloped acreage. Acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well.

   Upstream. The portion of the oil and gas industry focused on acquiring, exploiting, developing, exploring for and producing oil and gas.

   Waterflood. A secondary recovery operation in which water is injected into the producing formation to maintain reservoir pressure and force oil toward and into the producing wells.

   Working interest. An interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                       INDEX TO OUR FINANCIAL STATEMENTS

                                                                                                Page
Plains Exploration & Production Company
 Unaudited Pro Forma Consolidated Statement of Income for the nine months ended
   September 30, 2002..........................................................................  F-4
 Unaudited Pro Forma Consolidated Statement of Income for the year ended
   December 31, 2001...........................................................................  F-6
 Unaudited Consolidated Balance Sheets as of September 30, 2002 and December 31, 2001..........  F-8
 Unaudited Consolidated Statements of Income for the nine months ended September 30, 2002 and 2001....................................................................................  F-9
 Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and 2001.................................................................................... F-10
 Unaudited Consolidated Statements of Comprehensive Income for the nine months ended
   September 30, 2002 and 2001................................................................. F-11
 Unaudited Consolidated Statements of Changes in Stockholder's Equity for the nine months ended
   September 30, 2002 and 2001................................................................. F-12
 Notes to Unaudited Consolidated Financial Statements.......................................... F-13
 Upstream Subsidiaries of Plains Resources Inc.
 Report of Independent Accountants............................................................. F-28
 Combined Balance Sheets as of December 31, 2001 and 2000...................................... F-29
 Combined Statements of Income for the years ended December 31, 2001, 2000 and 1999............ F-30
 Combined Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999........ F-31
 Combined Statements of Comprehensive Income for the years ended December 31, 2001, 2000 and
   1999........................................................................................ F-32
 Combined Statements of Combined Owners' Equity for the years ended December 31, 2001, 2000 and
   1999........................................................................................ F-33
 Notes to Combined Financial Statements........................................................ F-34

                    PLAINS EXPLORATION & PRODUCTION COMPANY

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma consolidated statements of income for the nine months ended September 30, 2002 and the year ended December 31, 2001 have been prepared based on the historical consolidated financial statements of Plains Exploration & Production Company ("PXP"), prior to the reorganization discussed below known as the Upstream Subsidiaries of Plains Resources Inc., under the assumptions set forth in the accompanying footnotes. An unaudited pro forma consolidated balance sheet at September 30, 2002 is not presented because the effect of the reorganization and the debt issuance transactions described below are reflected in the historical consolidated balance of PXP at September 30, 2002. The effect of the spin-off, as described below, represents only one transaction and has no effect on the unaudited pro forma consolidated statements of income.

   On July 3, 2002, as provided in the Separation Agreement, Plains Resources transferred to PXP (previously known as Stocker Resources L.P.) 100% of the capital stock of Arguello Inc., Plains Illinois, Inc., PMCT, Inc. and Plains Resources International Inc. (all referred to as Upstream Subsidiaries in the historical combined financial statements) and all amounts payable to it by PXP and its subsidiary companies. These transactions are referred to as the "reorganization". As part of the reorganization, PXP was converted into a Delaware corporation on September 18, 2002. The effect of the reorganization is reflected in the Reorganization Adjustments in the unaudited pro forma consolidated statements of income.

   On July 3, 2002, PXP and Plains E&P Company, a wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain indebtedness, issued $200.0 million of 8.75% senior subordinated notes due 2012 (the "8.75% Notes") at an issue price of 98.376%. Also on July 3, PXP entered into a $300.0 million revolving credit facility (the "PXP credit facility") that provides for a borrowing base of $225.0 million and made initial borrowings of $117.6 million. On July 3, PXP distributed the $195.3 million net proceeds from the 8.75% Notes and $116.7 million of the initial borrowings under the PXP credit facility to Plains Resources. The effect of these transactions is reflected in the Debt Issuance Adjustments in the unaudited pro forma consolidated statements of income.

    Plains Resources has received a favorable private letter ruling from the Internal Revenue Service, or IRS, stating that, for United States federal income tax purposes, a distribution by Plains Resources of the PXP capital stock owned by it to its stockholders will generally be tax-free to both Plains Resources and its stockholders. We call this proposed distribution the "spin-off".

   Prior to July 2002 certain of PXP's operations were conducted by Stocker Resources L.P., a limited partnership of which Plains Resources and one of its subsidiaries were the limited and general partners. As a result, when the spin-off occurs the tax basis of certain assets and liabilities related to such operations will be retained by Plains Resources. Accordingly, upon the consummation of the spin-off, the deferred tax liability of PXP will increase by $5.3 million and stockholder's equity will decrease by a corresponding amount to reflect the effect of the tax basis that will be retained by Plains Resources for tax reporting purposes. This transaction has no effect on the unaudited pro forma consolidated statements of income.

   Historically, general and administrative expenses consist of our direct expenses plus amounts allocated from Plains Resources for various operational, financial, accounting and administrative services provided to us. We estimate that as a result of the reorganization and the spin-off, our annual general and administrative expenses will increase by approximately $5.3 million over the historical amount for the year ended December 31, 2001 reflecting the incremental costs of operating as a separate, publicly-held company.

   The unaudited pro forma combined statements of income for the nine months ended September 30, 2002 and the year ended December 31, 2001 assume the Reorganization Adjustments and the Debt Issuance

Adjustments occurred on January 1, 2001. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the separation and offering transactions. The unaudited pro forma combined financial statements do not purport to represent what our results of operations would have been if such transactions had occurred on such dates. These unaudited pro forma combined financial statements should be read in conjunction with the Consolidated Financial Statements of Plains Exploration & Production Company, the Combined Financial Statements of the Upstream Subsidiaries of Plains Resources Inc. and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                           (in thousands of dollars)

                                                    Plains                                    Plains
                                                 Exploration                               Exploration
                                                 & Production                   Debt       & Production
                                                   Company    Reorganization  Issuance       Company
                                                  Historical   Adjustments   Adjustments   Proforma(7)
                                                 ------------ -------------- -----------   ------------
Revenues
  Crude oil and liquids.........................   $129,563      $    --      $     --       $129,563
  Natural gas...................................      7,130           --            --          7,130
  Other operating revenues......................         27           --            --             27
                                                   --------      -------      --------       --------
                                                    136,720           --            --        136,720
                                                   --------      -------      --------       --------
Costs and Expenses
  Production expenses...........................     56,826           --            --         56,826
  General and administrative....................      7,362           --            --          7,362
                                                                                  (218)(3)
  Depreciation, depletion and amortization......     21,262           --           679 (4)     21,723
                                                   --------      -------      --------       --------
                                                     85,450           --           461         85,911
                                                   --------      -------      --------       --------
Income from Operations..........................     51,270           --          (461)        50,809
Other Income (Expense)
  Expenses of terminated public equity offering.     (1,700)          --            --         (1,700)
                                                                                 4,982 (3)
  Interest expense..............................    (14,427)       9,357(1)    (16,399)(5)    (16,487)
  Interest and other income.....................        114           --            --            114
                                                   --------      -------      --------       --------
Income Before Income Taxes......................     35,257        9,357       (11,878)        32,736
  Income tax expense............................    (13,757)      (3,651)(2)     4,635 (6)    (12,773)
                                                   --------      -------      --------       --------
Net Income......................................   $ 21,500      $ 5,706      $ (7,243)      $ 19,963
                                                   ========      =======      ========       ========
Earnings Per Share
  Basic and diluted.............................   $   0.89                                  $   0.82
Average Shares Outstanding
  Basic and diluted.............................     24,200                                    24,200

Reorganization Adjustments
   (1) Reflects the reversal of historical interest expense related to amounts payable to Plains Resources since such amounts payable were contributed to PXP under the terms of the Separation Agreement.
   (2) Reflects the income tax effect of the Reorganization Adjustments based on our historical effective income tax rate of 39%.

Debt Issuance Adjustments
   (3) Reflects the reversal of historical amortization of debt issue costs and interest expense related to the 8.75% Notes and the PXP credit facility.
   (4) Reflects amortization of debt issue costs for the period, on a straight line basis that approximates the interest method, over the life of the debt agreements.
   (5) Reflects interest expense for the period on the 8.75% Notes ($13.3 million) and the PXP credit facility ($4.6 million). Interest expense with respect to the 8.75% Notes includes $0.2 million of amortization of original issue discount. Interest expense with respect to the PXP credit facility is computed based on the prime rate at the time the borrowings were made (4.75%). A 1/8 of 1% change in the interest rate with respect to the PXP credit facility would result in a $0.1 million change in interest expense. Pro forma amount reflects interest expense after capitalization of interest of $1.5 million.
   (6) Reflects the income tax effect of the Debt Issuance Adjustments based on our historical effective income tax rate of 39%.

Stock Appreciation Rights
   (7) Plains Resources has received a favorable private letter ruling from the Internal Revenue Service, stating that for U.S. federal income tax purposes, a distribution by Plains Resources of PXP common stock owned by it to its stockholders will generally be tax-free to both Plains Resources and its stockholders. This proposed distribution is called the "spin-off".

       When the spin-off occurs, our employees holding options to acquire Plains Resources common stock will receive, assuming a one-to-one distribution ratio on the spin-off (one share of our common stock for each share of Plains Resources common stock outstanding), an equal number of stock appreciation rights, or SARs, with respect to our common stock. The exercise price of the SARs will be based on the relationship between the price of Plains Resources common stock and our common stock at the time of the spin-off. If the SARs are in-the-money at the time of the spin-off, we will recognize an initial accounting charge as compensation expense equal to the aggregate in-the-money value of the SARs deemed vested at that time. Assuming the market price of Plains Resources common stock was $20.45 per share (the closing price of Plains Resources on November 20, 2002) and the market price of our common stock was $10.00 per share, our costs and expenses will increase by approximately $2.4 million, and our net income will be reduced by $1.5 million, or approximately $0.06 per share. Such charge is not reflected in the unaudited pro forma combined financial statements.

       SARs are subject to variable accounting treatment. As a result, if the spin-off occurs, at the end of each quarter, we will compare the closing price of our common stock to the exercise price of each SAR. To the extent the closing price exceeds the exercise price of each SAR, we will recognize such excess as an accounting charge for the SARs deemed vested to the extent such excess had not been recognized in previous quarters. If such excess is less than the extent to which accounting charges had been recognized in previous quarters, we will recognize the difference as income in the quarter. These quarterly charges and income will make our results of operations depend, in part on fluctuations in the price of our common stock and could have a material adverse effect on our results of operations.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                           (in thousands of dollars)

                                              Upstream                                   Plains
                                            Subsidiaries                              Exploration
                                             of Plains                     Debt       & Production
                                             Resources   Reorganization  Issuance       Company
                                             Historical   Adjustments   Adjustments   Proforma(6)
                                            ------------ -------------- -----------   ------------
Revenues
  Crude oil and liquids....................   $174,895      $    --      $     --       $174,895
  Natural gas..............................     28,771           --            --         28,771
  Other operating revenues.................        473           --            --            473
                                             ---------      -------      --------       --------
                                               204,139           --            --        204,139
                                             ---------      -------      --------       --------
Costs and Expenses
  Production expenses......................     63,795           --            --         63,795
  General and administrative...............     10,210           --            --         10,210
  Depreciation, depletion and amortization.     24,105           --           905 (3)     25,010
                                             ---------      -------      --------       --------
                                                98,110           --           905         99,015
                                             ---------      -------      --------       --------
Income from Operations.....................    106,029           --          (905)       105,124
Other Income (Expense)
  Interest expense.........................    (17,411)      17,216 (1)   (21,784)(4)    (21,979)
  Interest and other income................        463           --            --            463
                                             ---------      -------      --------       --------
Income Before Income Taxes.................     89,081       17,216       (22,689)        83,608
  Income tax expense.......................    (34,388)      (6,646)(2)     8,759 (5)    (32,275)
                                             ---------      -------      --------       --------
Net Income.................................  $  54,693      $10,570      $(13,930)      $ 51,333
                                             =========      =======      ========       ========
Earnings Per Share
  Basic and diluted........................      $2.26                                  $   2.12
Average Shares Outstanding
  Basic and diluted........................     24,200                                    24,200

Reorganization Adjustments

   (1) Reflects the reversal of historical interest expense related to amounts payable to Plains Resources since such amounts payable were contributed to PXP under the terms of the Separation Agreement.
   (2) Reflects the income tax effect of the Reorganization Adjustments based on our historical effective income tax rate of 38.6%.

Debt Issuance Adjustments

   (3) Reflects amortization of debt issue costs for the period, on a straight line basis that approximates the interest method, over the life of the debt agreements.
   (4) Reflects interest expense for the period on the 8.75% Notes ($17.7 million) and the PXP credit facility ($6.2 million). Interest expense with respect to the 8.75% Notes includes $0.2 million of amortization of original issue discount. Interest expense with respect to the PXP credit facility is computed based on the prime rate at the time the borrowings were made (4.75%). A 1/8 of 1% change in the interest rate with respect to the PXP credit facility would result in a $0.2 million change in interest expense. Pro forma amount reflects interest expense after capitalization of $2.5 million.
   (5) Reflects the income tax effect of Debt Issuance Adjustments based on our historical effective income tax rate of 38.6%.

Stock Appreciation Rights
   (6) Plains Resources has received a favorable private letter ruling from the Internal Revenue Service, stating that for U.S. federal income tax purposes, a distribution by Plains Resources of PXP common stock owned by it to its stockholders will generally be tax-free to both Plains Resources and its stockholders. This proposed distribution is called the "spin-off".

       When the spin-off occurs, our employees holding options to acquire Plains Resources common stock will receive, assuming a one-to-one distribution ratio on the spin-off (one share of our common stock for each share of Plains Resources common stock outstanding), an equal number of stock appreciation rights, or SARs, with respect to our common stock. The exercise price of the SARs will be based on the relationship between the price of Plains Resources common stock and our common stock at the time of the spin-off. If the SARs are in-the-money at the time of the spin-off, we will recognize an initial accounting charge as compensation expense equal to the aggregate in-the-money value of the SARs deemed vested at that time. Assuming the market price of Plains Resources common stock was $20.45 per share (the closing price of Plains Resources on November 20, 2002) and the market price of our common stock was $10.00 per share, our costs and expenses will increase by approximately $2.4 million, and our net income will be reduced by approximately $1.5 million, or $0.06 per share. Such charge is not reflected in the unaudited pro forma combined financial statements.

       SARs are subject to variable accounting treatment. As a result, if the spin-off occurs at the end of each quarter, we will compare the closing price of our common stock to the exercise price of each SAR. To the extent the closing price exceeds the exercise price of each SAR, we will recognize such excess as an accounting charge for the SARs deemed vested to the extent such excess had not been recognized in previous quarters. If such excess is less than the extent to which accounting charges had been recognized in previous quarters, we will recognize the difference as income in the quarter. These quarterly charges and income will make our results of operations depend, in part on fluctuations in the price of our common stock and could have a material adverse effect on our results of operations.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                             September 30, December 31,
                                                                 2002          2001
                                                             ------------- ------------
                                                                   (in thousands)
                                        ASSETS
Current Assets
 Cash and cash equivalents..................................   $     766    $      13
 Accounts receivable--Plains All American Pipeline, L.P.....      22,751       12,331
 Other accounts receivable and current assets...............       4,778        4,051
 Commodity hedging contracts................................         453       21,787
 Inventories................................................       5,643        4,629
                                                               ---------    ---------
                                                                  34,391       42,811
                                                               ---------    ---------
Property and Equipment, at cost
 Oil and natural gas properties--full cost method
   Subject to amortization..................................     612,515      561,034
   Not subject to amortization..............................      35,479       33,371
 Other property and equipment...............................       1,571        1,516
                                                               ---------    ---------
                                                                 649,565      595,921
 Less allowance for depreciation, depletion and amortization    (161,858)    (140,804)
                                                               ---------    ---------
                                                                 487,707      455,117
                                                               ---------    ---------
Other Assets................................................      18,958       18,827
                                                               ---------    ---------
                                                               $ 541,056    $ 516,755
                                                               =========    =========
                         LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
 Accounts payable and other current liabilities.............   $  56,143    $  41,368
 Commodity hedging contracts................................      24,880           --
 Payable to Plains Resources Inc............................       3,357           --
 Current maturities on long-term debt.......................         511          511
                                                               ---------    ---------
                                                                  84,891       41,879
                                                               ---------    ---------
Payable to Plains Resources Inc.............................          --      235,161
                                                               ---------    ---------
Long-Term Debt..............................................     288,014        1,022
                                                               ---------    ---------
Other Long-Term Liabilities.................................       3,543        1,413
                                                               ---------    ---------
Deferred Income Taxes.......................................      44,481       57,193
                                                               ---------    ---------
Commitments and Contingencies (Note 6)
Stockholder's Equity
 Stockholder's equity.......................................     134,730           --
 Combined owners' equity....................................          --      164,203
 Accumulated other comprehensive income.....................     (14,603)      15,884
                                                               ---------    ---------
                                                                 120,127      180,087
                                                               ---------    ---------
                                                               $ 541,056    $ 516,755
                                                               =========    =========

                See notes to consolidated financial statements.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                                                                       Nine Months Ended
                                                                         September 30,
                                                                      ------------------
                                                                        2002      2001
                                                                      --------  --------
                                                                        (in thousands)
Revenues
 Crude oil sales to Plains All American Pipeline, L.P................ $129,563  $133,957
 Natural gas sales...................................................    7,130    26,870
 Other operating revenues............................................       27       468
                                                                      --------  --------
                                                                       136,720   161,295
                                                                      --------  --------
Costs and Expenses
 Production expenses.................................................   56,826    47,995
 General and administrative..........................................    7,362     7,074
 Depreciation, depletion and amortization............................   21,262    16,999
                                                                      --------  --------
                                                                        85,450    72,068
                                                                      --------  --------
Income from Operations...............................................   51,270    89,227
Other Income (Expense)
 Expenses of terminated public equity offering.......................   (1,700)       --
 Interest expense....................................................  (14,427)  (12,942)
 Interest and other income...........................................      114       459
                                                                      --------  --------
Income Before Income Taxes and Cumulative Effect of Accounting Change   35,257    76,744
 Income tax expense
   Current...........................................................   (5,660)   (5,180)
   Deferred..........................................................   (8,097)  (24,443)
                                                                      --------  --------
Income Before Cumulative Effect of Accounting Change.................   21,500    47,121
 Cumulative effect of accounting change, net of tax benefit..........       --    (1,522)
                                                                      --------  --------
Net Income........................................................... $ 21,500  $ 45,599
                                                                      ========  ========
Basic and Diluted Earnings Per Share.................................
 Income before cumulative effect of accounting change................ $   0.89  $   1.95
 Cumulative effect on accounting change..............................       --     (0.06)
                                                                      --------  --------
 Net income.......................................................... $   0.89  $   1.89
                                                                      ========  ========


                See notes to consolidated financial statements.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                Nine Months
                                                            Ended September 30,
                                                            -------------------
                                                               2002      2001
                                                            ---------  --------
                                                               (in thousands)
Cash Flows From Operating Activities
Net income................................................. $  21,500  $ 45,599
Items not affecting cash flows from operating activities:
 Depreciation, depletion and amortization..................    21,262    16,999
 Deferred income taxes.....................................     8,097    24,443
 Cumulative effect of adoption of accounting change........        --     1,522
 Change in derivative fair value...........................        --     1,055
 Other noncash items.......................................       372       721
Change in assets and liabilities from operating activities:
 Accounts receivable and other assets......................   (11,010)    3,293
 Payable to Plains Resources Inc...........................     3,357        --
 Accounts payable and other liabilities....................    14,775     8,439
                                                            ---------  --------
Net cash provided by operating activities..................    58,353   102,071
                                                            ---------  --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs............   (53,589)  (99,346)
Additions to other property and equipment..................       (55)     (107)
                                                            ---------  --------
Net cash used in investing activities......................   (53,644)  (99,453)
                                                            ---------  --------
Cash Flows From Financing Activities
Principal payments of long-term debt.......................      (511)     (511)
Change in revolving credit facility........................    90,700        --
Proceeds from debt issuance................................   196,752        --
Debt issuance costs........................................    (5,469)       --
Contribution from Plains Resources Inc.....................     5,000        --
Distribution to Plains Resources Inc.......................  (311,964)       --
Receipts from (payments to) Plains Resources Inc...........    21,536    (2,640)
                                                            ---------  --------
Net cash used in financing activities......................    (3,956)   (3,151)
                                                            ---------  --------
Net increase (decrease) in cash and cash equivalents.......       753      (533)
Cash and cash equivalents, beginning of period.............        13       536
                                                            ---------  --------
Cash and cash equivalents, end of period................... $     766  $      3
                                                            =========  ========


                See notes to consolidated financial statements.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

           UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                             Nine Months
                                                          Ended September 30,
                                                          -----------------
                                                            2002       2001
                                                          --------   -------
                                                            (in thousands)
    Net Income........................................... $ 21,500   $45,599
    Other Comprehensive Income (Loss):
     Cumulative effect of change in accounting principle.       --     6,967
     Commodity hedging contracts
       Reclassification adjustment for settled contracts.   (4,562)    1,950
       Change in fair value..............................  (34,882)   (2,327)
     Interest rate swap..................................     (167)       --
                                                          --------   -------
                                                           (30,487)    6,590
                                                          --------   -------
    Comprehensive Income (Loss).......................... $ (8,987)  $52,189
                                                          ========   =======



                See notes to consolidated financial statements.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                  UNAUDITED STATEMENT OF STOCKHOLDER'S EQUITY

                                                                                               Accumulated
                                     Combined  Common Stock  Additional                           Other
                                     Owner's   -------------  Paid-in   Contribution Retained Comprehensive
                                      Equity   Shares Amount  Capital    Receivable  Earnings    Income       Total
                                    ---------  ------ ------ ---------- ------------ -------- ------------- ---------
Balance at December 31, 2001....... $ 164,203      --  $ --   $     --    $    --     $   --    $ 15,884    $ 180,087
Net income.........................    14,082      --    --         --         --      7,418          --       21,500
Contribution of amounts due to
 Plains Resources Inc..............   255,991      --    --         --         --         --          --      255,991
Distribution to Plains Resources
 Inc...............................  (311,964)     --    --         --         --         --          --     (311,964)
Cash contribution by Plains
 Resources Inc.....................     5,000      --    --         --         --         --          --        5,000
Incorporation and capitalization of
 Plains Exploration & Production
 Company...........................  (127,312) 24,200   242    127,070         --         --          --           --
Note receivable contribution by
 Plains Resources Inc..............        --      --    --      7,200     (7,200)        --          --           --
Other comprehensive income.........        --      --    --         --         --         --     (30,487)     (30,487)
                                    ---------  ------  ----   --------    -------     ------    --------    ---------
Balance at September 30, 2002...... $      --  24,200  $242   $134,270    $(7,200)    $7,418    $(14,503)   $ 120,127
                                    =========  ======  ====   ========    =======     ======    ========    =========
Balance at December 31, 2000....... $ 111,032      --  $ --   $     --    $    --     $   --    $     --    $ 111,032
Net income.........................    45,999      --    --         --         --         --          --       45,599
Other comprehensive income.........        --      --    --         --         --         --       6,590        6,590
                                    ---------  ------  ----   --------    -------     ------    --------    ---------
Balance at September 30, 2001...... $ 156,631      --  $ --   $     --    $    --     $   --    $  6,590    $ 163,221
                                    =========  ======  ====   ========    =======     ======    ========    =========



                See notes to consolidated financial statements.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -- Organization and Significant Accounting Policies

Organization

   The consolidated financial statements of Plains Exploration & Production Company ("PXP", "us", "our", or "we") include the accounts of its wholly-owned subsidiaries, Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. PXP is a Delaware corporation that was converted from a limited partnership in September 2002 and is a wholly-owned subsidiary of Plains Resources Inc. ("Plains Resources"). All significant intercompany transactions have been eliminated.

   Under the terms of a Master Separation Agreement between Plains Resources and PXP, on July 3, 2002, Plains Resources contributed to PXP: (i) 100% of the capital stock of its wholly owned subsidiaries, Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc.; and (ii) all amounts payable to it by PXP and its subsidiary companies. These transactions are referred to as the "reorganization". In addition, in September 2002 Plains Resources made (i) a $5.0 million cash contribution; and (ii) a $7.2 million contribution in the form of a promissory note payable, both as part of the working capital for the upstream assets contributed to us. The promissory note bears interest at 2.5% and is due December 15, 2002. The contribution of the amounts payable to Plains Resources, the cash contribution and the contribution of the promissory note are all reflected in Stockholder's Equity.

   Effective at the time of the reorganization PXP assumed direct ownership and control of Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. Accordingly, for periods subsequent to the reorganization, the financial information is presented on a consolidated basis. For periods prior to the reorganization, the historical operations of the businesses owned by PXP, Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc., all previously referred to as the Upstream Subsidiaries of Plains Resources Inc., were presented on a carve-out combined basis since no direct owner relationship existed among the various operations comprising these businesses. Accordingly, Plains Resources' net investment in the businesses (combined owners' equity) was shown in lieu of stockholder's equity in the combined financial statements.

   PXP has the authority to issue 5.0 million shares of preferred stock, par value $0.01 per share, and 100.0 million shares of common stock, par value $0.01 per share. In September 2002 PXP was capitalized with 24.2 million shares of common stock, all of which are owned by Plains Resources. In accordance with SEC Staff Accounting Bulletin No. 98, this capitalization has been retroactively reflected for purposes for calculating earnings per share for all periods presented in the accompanying combined statements of income. In computing EPS, no adjustments were made to reported net income, and no potential common stock exists. The weighted average shares outstanding for computing both basic and diluted EPS was 24.2 million shares for all periods presented.

   These consolidated financial statements and related notes present our financial position as of September 30, 2002 and December 31, 2001 and the results of our operations, our cash flows, our comprehensive income and the changes in our stockholder's equity for the nine months ended September 30, 2002 and 2001. The results for the nine months ended September 30, 2002 and 2001, are not necessarily indicative of the final results to be expected for the full year. All adjustments, consisting only of normal recurring adjustments, that in the opinion of management were necessary for a fair statement of the results for the interim periods, have been reflected. These consolidated financial statements should be read in conjunction with the audited combined financial statements of the Upstream Subsidiaries of Plains Resources Inc. for the year ended December 31, 2001.

   We are independent energy companies that are engaged in the "Upstream" oil and gas business. The Upstream business acquires, exploits, develops, explores for and produces crude oil and natural gas. Our Upstream activities are all located in the United States.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

   Under the terms of a service agreement (the "Service Agreement"), Plains provides us with financial intermediary, treasury and other services. Such services include, but are not limited to: management, tax, accounting, payroll, insurance, employee benefits, legal and financial.

   These financial statements include allocations of direct and indirect corporate and administrative costs of Plains Resources. The methods by which such costs are estimated and allocated to us are deemed reasonable by Plains Resources' management; however, such allocations and estimates are not necessarily indicative of the costs and expenses that would have been incurred had we operated as a separate entity. Allocations of such costs are considered to be related party transactions and are discussed in Note 5.

Significant Accounting Policies

   Oil and Gas Properties. We follow the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are capitalized. Such costs include internal general and administrative costs such as payroll and related benefits and costs directly attributable to employees engaged in acquisition, exploration, exploitation and development activities ($4.4 million and $6.2 million in the nine months ended September 30, 2002 and 2001, respectively). General and administrative costs associated with production, operations, marketing and general corporate activities are expensed as incurred. These capitalized costs along with our estimate of future development and abandonment costs, net of salvage values and other considerations, are amortized to expense by the unit-of-production method using engineers' estimates of proved oil and natural gas reserves. The costs of unproved properties are excluded from amortization until the properties are evaluated. Interest is capitalized on oil and natural gas properties not subject to amortization and in the process of development ($1.9 million and $2.4 million in the nine months ended September 30, 2002 and 2001, respectively). Proceeds from the sale of oil and natural gas properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Unamortized costs of proved properties are subject to a ceiling which limits such costs to the present value of estimated future cash flows from proved oil and natural gas reserves of such properties (including the effect of any related hedging activities) reduced by future operating expenses, development expenditures and abandonment costs (net of salvage values), and estimated future income taxes thereon.

   Other Property and Equipment. Other property and equipment is recorded at cost and consists primarily of office furniture and fixtures and computer hardware and software. Acquisitions, renewals, and betterments are capitalized; maintenance and repairs are expensed. Depreciation is provided using the straight-line method over estimated useful lives of three to seven years. Net gains or losses on property and equipment disposed of are included in interest and other income in the period in which the transaction occurs.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include
(1) crude oil and natural gas reserves, (2) depreciation, depletion and amortization, including future abandonment costs, (3) income taxes and (4) accrued liabilities. Although management believes these estimates are reasonable, actual results could differ from these estimates.

   Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. At September 30, 2002, the majority of cash and cash equivalents is concentrated in one institution and at times may exceed federally insured limits. We periodically assess the financial condition of the institution and believe that any possible credit risk is minimal.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

   Inventory. Crude oil inventories are carried at the lower of the cost to produce or market value. Materials and supplies inventory is stated at the lower of cost or market with cost determined on an average cost method. Inventory consists of the following (in thousands):

                                      September 30, December 31,
                                          2002          2001
                                      ------------- ------------
               Crude oil.............    $  855        $  428
               Materials and supplies     4,788         4,201
                                         ------        ------
                                         $5,643        $4,629
                                         ======        ======

   Federal and State Income Taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets if it is more than likely than not that the related tax benefits will not be realized.

   Under the terms of a tax allocation agreement, our taxable income or loss is included in the consolidated income tax returns filed by Plains Resources. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although this agreement allocates tax liabilities between us and Plains Resources during the period in which we are included in Plains Resources' consolidated group, we could be liable if any federal tax liability is incurred, but not discharged, by any other member of Plains Resources' consolidated group. In addition, to the extent Plains Resources' net operating losses are used in the consolidated return to offset our taxable income from operations during the period January 1, 2002 through the spin-off, we will reimburse Plains Resources for the reduction in our federal income tax liability resulting from the utilization of such net operating losses, but such reimbursement shall not exceed $3.0 million exclusive of any interest accruing under the agreement.

   Income tax obligations reflected in these financial statements are calculated assuming we filed a separate consolidated income tax return. Income taxes currently payable are included in Payable to Plains Resources in the consolidated balance sheet at December 31, 2001.

   Revenue Recognition. Oil and gas revenue from our interests in producing wells is recognized when the production is delivered and the title transfers.

   Derivative Financial Instruments (Hedging). We utilize various derivative instruments to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions.

   Recent Accounting Pronouncements. In June 2001 Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations was issued. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of SFAS No. 143 and at this time cannot reasonably estimate the effect of this statement on our consolidated financial statements.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

   In April 2002, Statement of Accounting Standards ("SFAS") No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued. SFAS 145 rescinds SFAS 4 and SFAS 64 related to classification of gains and losses on debt extinguishment such that most debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 also amends SFAS 13 with respect to sales-leaseback transactions. The provisions of SFAS 145 have no effect on our financials.

   In July 2002, SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities" was issued. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002 and does not require previously issued financial statements to be restated. We will account for exit or disposal activities initiated after December 31, 2002 in accordance with the provisions of SFAS 146.

Note 2 -- Proposed Spin-off and Terminated Public Offering

   Plains Resources has received a favorable private letter ruling from the Internal Revenue Service (the "IRS"), stating that, for United States federal income tax purposes, a distribution of our capital stock to the Plains Resources stockholders would generally be tax-free to both Plains Resources and its stockholders. We call this proposed distribution the "spin-off."
   On June 21, 2002 we filed a registration statement on Form S-1 with the Securities and Exchange Commission for the initial public offering (the "IPO"), of our common stock. We terminated the IPO in October 2002, primarily due to market conditions. As a result, costs and expenses of $1.7 million incurred in connection with the IPO were charged to expense during the third quarter of 2002.

Note 3 -- Derivative Instruments and Hedging Activities

   We have entered into various derivative instruments to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions. Derivative instruments are accounted for in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138 ("SFAS 133"). Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. If the derivative qualifies for hedge accounting, the unrealized gain or loss on the derivative is deferred in accumulated Other Comprehensive Income ("OCI"), a component of Stockholder's Equity. At September 30, 2002 all open positions qualified for hedge accounting.

   Gains and losses on crude oil hedging instruments related to OCI and adjustments to carrying amounts on hedged volumes are included in oil and gas revenues in the period that the related volumes are delivered. Gains and losses on crude oil hedging instruments representing hedge ineffectiveness, which is measured on a quarterly basis, are included in oil and gas revenues in the period in which they occur. No ineffectiveness was recognized in 2002 or 2001.

   At December 31, 2001, OCI consisted of $26.6 million ($15.9 million, net of tax) of unrealized gains on our open crude oil hedging instruments. As oil prices increased significantly during the first nine months of 2002, the fair value of our open crude oil hedging positions decreased $58.5 million ($34.9 million after tax). At September 30, 2002, OCI consisted of $24.4 million ($14.4 million after tax) of unrealized losses on our crude oil hedging instruments and $0.3 million ($0.2 million, net of tax) loss related to our interest rate swap. At September 30, 2002, the assets and liabilities related to our open crude oil hedging instruments were included in current assets ($0.2 million), other assets ($2.1 million), current liabilities ($24.9 million), other long-term liabilities ($1.8 million) and deferred income taxes (a tax benefit of $10.0 million).

                    PLAINS EXPLORATION & PRODUCTION COMPANY

   During the first nine months of 2002, $7.5 million ($4.6 million net of tax) in losses from the settlement of crude oil hedging instruments were reclassified from OCI and charged to income as a reduction of oil sales revenues. Oil sales revenues for the period have also been reduced by a $0.6 million non-cash expense related to the amortization of option premiums. As of September 30, 2002, $14.6 million of deferred net losses on derivative instruments recorded in OCI are expected to be reclassified to earnings during the next twelve-month period.

   We utilize various derivative instruments to hedge our exposure to price fluctuations on crude oil sales. The derivative instruments consist primarily of cash-settled crude oil option and swap contracts entered into with financial institutions. We do not currently have any natural gas hedges. We also utilize interest rate swaps and collars to manage the interest rate exposure on our long-term debt. We currently have an interest rate swap agreement that expires in October 2004, under which we receive LIBOR and pay 3.9% on a notional amount of $7.5 million. The interest rate swap fixes the interest rate on $7.5 million of borrowings under our credit facility at 3.9% plus the LIBOR margin set forth in the credit facility (5.3% at September 30, 2002).

   Our average realized price for crude oil is sensitive to changes in location and quality differential adjustments as set forth in our crude oil sales contracts. At September 30, 2002 we had basis risk swap contracts on our Illinois Basin production through September 30, 2003. The swaps fix the location differential portion of 2,600 barrels per day at $0.38, $0.43, $0.57 and $0.39 per barrel for the fourth quarter of 2002, and the first, second and third quarter of 2003, respectively.

   At September 30, 2002 we had the following open crude oil hedge positions:

                                                  Barrels Per Day
                                               ---------------------
                                                2002
                                               -------
                                               4th Qtr  2003   2004
                                               ------- ------ ------
           Calls
              Average price $35.17/bbl........  9,000      --     --
           Collars
              Average cap price of $27.04/bbl.     --   2,000     --
           Swaps
              Average price $24.22/bbl........ 20,000      --     --
              Average price $24.36/bbl........     --  15,250     --
              Average price $23.53/bbl........     --      -- 12,500

   Location and quality differentials attributable to our properties and the cost of the hedges are not included in the foregoing prices. Because of the quality and location of our crude oil production, these adjustments will reduce our net price per barrel.

Note 4 -- Long-Term Debt

   On July 3, 2002, PXP and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain notes, issued $200.0 million principal amount of 8.75% Senior Subordinated Notes due 2012 (the "8.75% notes") at an issue price of 98.376%. The 8.75% notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of our existing and future domestic restricted subsidiaries. Also on July 3, 2002 we entered into a $300.0 million credit facility with a $225.0 million borrowing base (the "PXP credit facility"). The proceeds from the 8.75% notes, $195.3 million after deducting $3.2 million in issue discount and $1.5 million in underwriting fees,

                    PLAINS EXPLORATION & PRODUCTION COMPANY
and $117.6 million initially borrowed under the PXP credit facility were used to pay a $312.0 million cash distribution to Plains Resources and to pay certain expenses related to obtaining the PXP credit facility.

   As of September 30, 2002 $90.7 million was outstanding under the PXP credit facility. The PXP credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and PXP each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the PXP credit facility contains a $30.0 million sub-limit on letters of credit (of which $5.2 million had been issued as of September 30, 2002). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.

   Amounts borrowed under the PXP credit facility bear an annual interest rate, at our election, equal to either: (i) the Eurodollar rate, plus from 1.375% to 1.75%; or (ii) the greatest of (1) the prime rate, as determined by JPMorganChase Bank, (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.5% for each of
(1)-(3). The amount of interest payable on outstanding borrowings is based on
(1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) our long-term debt rating. Commitment fees and letter of credit fees under the PXP credit facility are based on the utilization rate and long-term debt rating. Commitment fees range from 0.375% to 0.5% of the unused portion of the borrowing base. Letter of credit fees range from 1.375% to 1.75%. The issuer of any letter of credit will receive an issuing fee of 0.125% of the undrawn amount.

   The PXP credit facility contains negative covenants that limit our ability, as well as the ability of our subsidiaries, to make dividends to Plains Resources or enter into other transactions with Plains Resources and its subsidiaries (other than us and our subsidiaries). In addition, the PXP credit facility, among other things, limits our ability to incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of our business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, create subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, the PXP credit facility requires us to maintain a current ratio, which includes availability, of at least 1.0 to 1.0 and a ratio of total debt to earnings before interest, depreciation, depletion, amortization and income taxes of no more than 4.5 to 1.0. At September 30, 2002, we were in compliance with the covenants contained in the PXP credit facility and could have borrowed the full $225.0 million available under the PXP credit facility.

   The 8.75% notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of our existing and future domestic restricted subsidiaries. The indenture governing the notes limits our ability to make dividends to Plains Resources or enter into other transactions with Plains Resources and its subsidiaries (other than us and our subsidiaries). The indenture also limits our ability, as well as the ability of our subsidiaries, among other things, to incur additional indebtedness, make certain investments, make restricted payments, sell assets, enter into agreements containing dividends and other payment restrictions affecting subsidiaries, enter into transactions with affiliates, create liens, merge, consolidate and transfer assets and enter into different lines of business. In the event of a change of control, as defined in the indenture, we will be required to make an offer to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of the repurchase. The indenture governing the 8.75% notes will permit the spin-off and the spin-off will not, in itself, constitute a change of control for purposes of the indenture.

   The 8.75% notes are not redeemable until July 1, 2007. On or after that date they are redeemable, at our option, at 104.375% of the principal amount for the twelve-month period ending June 30, 2008, at 102.917% of

                    PLAINS EXPLORATION & PRODUCTION COMPANY
the principal amount for the twelve-month period ending June 30, 2009, at 101.458% of the principal amount for the twelve-month period ending June 30, 2010 and at 100% of the principal amount thereafter. In each case, accrued interest is payable to the date of redemption.

   We also have a note with an outstanding principal balance of $1.0 million at September 30, 2002 that was issued in connection with the purchase of a production payment on certain of our producing properties. The note bears interest at 8%, payable annually, and requires an annual principal payment of $511,000 through 2004.

Note 5 -- Related Party Transactions

   Prior to the reorganization, we used a centralized cash management system under which our cash receipts were remitted to Plains Resources and our cash disbursements were funded by Plains Resources. We were charged interest on any amounts, other than income taxes payable, due to Plains Resources at the average effective interest rate of Plains Resources long-term debt. For the nine months ended September 30, 2002 and 2001 we were charged $10.1 million and $12.8 million, respectively, of interest on amounts payable to Plains Resources. Of such amounts, $8.7 million and $10.5 million was included in interest expense in 2002 and 2001, respectively, and $1.4 million and $2.3 million was capitalized in oil and gas properties in 2002 and 2001, respectively.

   To compensate Plains Resources for services rendered under the Services Agreement, we are allocated direct and indirect corporate and administrative costs of Plains Resources. Such costs for the nine months ended September 30, 2002 and 2001 totaled $7.1 million and $5.4 million, respectively. Of such amounts, $5.0 million and $4.3 million was included in general and administrative expense in 2002 and 2001, respectively, and $2.1 million and $1.1 million was capitalized in oil and gas properties in 2002 and 2001, respectively.

   In addition, prior to the reorganization Plains Resources entered into various derivative instruments to reduce our exposure to decreases in the market price of crude oil. At the time of the reorganization, all open derivative instruments held by Plains Resources on our behalf were assigned to us.

Note 6 -- Commitments, Contingencies and Industry Concentration

Commitments and Contingencies

   Under the amended terms of an asset purchase agreement with respect to certain of our onshore California properties, commencing with the year beginning January 1, 2000, and each year thereafter, we are required to plug and abandon 20% of the then remaining inactive wells, which currently aggregate approximately 149. To the extent we elect not to plug and abandon the number of required wells, we are required to escrow an amount equal to the greater of $25,000 per well or the actual average plugging cost per well in order to provide for the future plugging and abandonment of such wells. In addition, we are required to expend a minimum of $600,000 per year in each of the ten years beginning January 1, 1996, and $300,000 per year in each of the succeeding five years to remediate oil contaminated soil from existing well sites, provided there are remaining sites to be remediated. In the event we do not expend the required amounts during a calendar year, we are required to contribute an amount equal to 125% of the actual shortfall to an escrow account. We may withdraw amounts from the escrow account to the extent we expend excess amounts in a future year. Through September 30, 2002, we have not been required to make contributions to an escrow account.

   In connection with the acquisitions of our interest in the Point Arguello field, offshore California, we assumed our 52.6% share of (1) plugging and abandoning all existing well bores, (2) removing conductors, (3) flushing hydrocarbons from all lines and vessels and (4) removing/abandoning all structures, fixtures and

                    PLAINS EXPLORATION & PRODUCTION COMPANY
conditions created subsequent to closing. The seller retained the obligation for all other abandonment costs, including but not limited to (1) removing, dismantling and disposing of the existing offshore platforms, (2) removing and disposing of all existing pipelines and (3) removing, dismantling, disposing and remediation of all existing onshore facilities.

   Although we obtained environmental studies on our properties in California and Illinois and we believe that such properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of our onshore California properties, we received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. We believe that we do not have any material obligations for operations conducted prior to our acquisition of the properties, other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. There can be no assurance that current or future local, state or federal rules and regulations will not require us to spend material amounts to comply with such rules and regulations or that any portion of such amounts will be recoverable under the indemnity.

   Consistent with normal industry practices, substantially all of our crude oil and natural gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. We estimate, based on our year-end 2001 reserve report, the cost to perform these tasks is approximately $19.3 million, net of salvage value and other considerations.

   As is common within the industry, we have entered into various commitments and operating agreements related to the exploration and development of and production from proved crude oil and natural gas properties and the marketing, transportation, terminalling and storage of crude oil. It is management's belief that such commitments will be met without a material adverse effect on our financial position, results of operations or cash flows.

   On September 18, 2002 Stocker Resources Inc. ("Stocker", a wholly owned subsidiary of Plains Resources), filed a declaratory judgment action against Commonwealth Energy Corporation (doing business as electricAmerica), or Commonwealth, in the Superior Court of Orange County, California relating to the termination of an electric service contract between Stocker and Commonwealth. Pursuant to the agreement, Commonwealth had agreed to supply Stocker with electricity and Stocker had obtained a $1.5 million performance bond in favor of Commonwealth to secure its payment obligations under the agreement. Stocker terminated the contract in accordance with its terms and Commonwealth notified Stocker of its intent to draw upon the performance bond. Stocker is seeking a declaratory judgment that it was entitled to terminate the contract and that Commonwealth has no basis for proceeding against Stocker's related performance bond. Also on September 18, 2002, Stocker was named a defendant in an action brought by Commonwealth in the Superior Court of Orange County, California for breach of the electric service contract. Commonwealth alleges that Stocker breached the terms of the contract by the termination and its implied covenant of good faith and fair dealing and is seeking unspecified damages. Under the master separation agreement, we are required to indemnify Stocker and Plains Resources for damages Plains Resources or Stocker incur as a result of this action. At this time we are not in a position to express a judgment concerning the potential exposure or likely outcome of this matter. We intend to vigorously defend this matter.

   In the ordinary course of our business, we are a claimant and/or defendant in various other legal proceedings. We do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

Industry Concentration

   Financial instruments which potentially subject us to concentrations of credit risk consist principally of accounts receivable with respect to our oil and gas operations and derivative instruments related to our hedging activities. Plains All American Pipeline, L.P. ("PAA"), in which Plains Resources holds a 25% interest, is the exclusive marketer/purchaser for all of our equity oil production. This concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions. We do not believe the loss of PAA as the exclusive purchaser of our equity production would have a material adverse affect on our results of operations. We believe PAA could be replaced by other purchasers under contracts with similar terms and conditions. The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in the PXP credit facility, with one such counterparty holding contracts that represent approximately 32% of the fair value of all of our open positions at September 30, 2002.

   There are a limited number of alternative methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of our oil and gas production which could have a negative impact on future results of operations or cash flows.

Note 7 -- Consolidating Financial Statements

   PXP and Plains E&P Company are the co-issuers of the 8.75% notes discussed in Note 3. The 8.75% notes are jointly and severally guaranteed on a full and unconditional basis by Arguello Inc., Plains Illinois Inc., PMCT Inc. and Plains Resources International Inc. (referred to as "Guarantor Subsidiaries").

   The following financial information presents consolidating financial statements, which include:

  .   PXP (the "Issuer");

  .   the guarantor subsidiaries on a combined basis ("Guarantor Subsidiaries");

  . elimination entries necessary to consolidate the Issuer and Guarantor Subsidiaries; and

  .   the company on a consolidated basis.

   Plains E&P Company has no material assets or operations; accordingly, Plains E&P Company has been omitted from the Issuer financial information.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                          CONSOLIDATING BALANCE SHEET
                              SEPTEMBER 30, 2002

                                                             Guarantor   Intercompany
                                                   Issuer   Subsidiaries Eliminations Consolidated
                                                  --------  ------------ ------------ ------------
                                                                   (in thousands)
                                              ASSETS
Current Assets
 Cash and cash equivalents....................... $    744    $     22     $    --     $     766
 Accounts receivable and other current assets....   19,693       7,836          --        27,529
 Commodity hedging contracts.....................      203         250          --           453
 Inventories.....................................    4,146       1,497          --         5,643
                                                  --------    --------     -------     ---------
                                                    24,786       9,605          --        34,391
                                                  --------    --------     -------     ---------
Property and Equipment, at cost
 Oil and natural gas properties--full cost method
   Subject to amortization.......................  495,693     116,822          --       612,515
   Not subject to amortization...................   20,941      14,538          --        35,479
 Other property and equipment....................    1,373         198          --         1,571
                                                  --------    --------     -------     ---------
                                                   518,007     131,558          --       649,565
 Less allowance for depreciation, depletion and
   amortization..................................  (71,051)    (90,807)         --      (161,858)
                                                  --------    --------     -------     ---------
                                                   446,956      40,751          --       487,707
                                                  --------    --------     -------     ---------
Investment in and Advances to Subsidiaries.......   34,721     (62,647)     27,926            --
                                                  --------    --------     -------     ---------
Other Assets.....................................   19,718        (760)         --        18,958
                                                  --------    --------     -------     ---------
                                                  $526,181    $(13,051)    $27,926     $ 541,056
                                                  ========    ========     =======     =========

                             LIABILITIES AND COMBINED OWNER'S EQUITY
Current Liabilities
 Accounts payable and other current liabilities.. $ 48,229    $  7,914     $    --     $  56,143
 Commodity hedging contracts.....................   15,172       9,708          --        24,880
 Payable to Plains Resources Inc.................    3,357          --                     3,357
 Current maturities on long-term debt............      511          --          --           511
                                                  --------    --------     -------     ---------
                                                    67,269      17,622          --        84,891
                                                  --------    --------     -------     ---------
Payable to Plains Resources Inc..................       --          --          --            --
                                                  --------    --------     -------     ---------
Long-Term Debt...................................  288,014          --          --       288,014
                                                  --------    --------     -------     ---------
Other Long-Term Liabilities......................    1,343       2,200          --         3,543
                                                  --------    --------     -------     ---------
Deferred Income Taxes............................   49,428      (4,947)         --        44,481
                                                  --------    --------     -------     ---------
Stockholder's Equity
 Stockholder's equity............................  134,730     (21,849)     21,849       134,730
 Accumulated other comprehensive income..........  (14,603)     (6,077)      6,077       (14,603)
                                                  --------    --------     -------     ---------
                                                   120,127     (27,926)     27,926       120,127
                                                  --------    --------     -------     ---------
                                                  $526,181    $(13,051)    $27,926     $ 541,056
                                                  ========    ========     =======     =========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                          CONSOLIDATING BALANCE SHEET
                               December 31, 2001

                                                             Guarantor   Intercompany
                                                   Issuer   Subsidiaries Eliminations  Combined
                                                  --------  ------------ ------------ ---------
                                                                  (in thousands)
                                             ASSETS
Current Assets
 Cash and cash equivalents....................... $     11    $      2     $    --    $      13
 Accounts receivable and other current assets....   10,703       5,679          --       16,382
 Commodity hedging contracts.....................   13,872       7,915          --       21,787
 Inventories.....................................    3,252       1,377          --        4,629
                                                  --------    --------     -------    ---------
                                                    27,838      14,973          --       42,811
                                                  --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas properties--full cost method
   Subject to amortization.......................  450,038     110,996          --      561,034
   Not subject to amortization...................   19,676      13,695          --       33,371
 Other property and equipment....................    1,322         194          --        1,516
                                                  --------    --------     -------    ---------
                                                   471,036     124,885          --      595,921
 Less allowance for depreciation, depletion and
   amortization..................................  (56,137)    (84,667)         --     (140,804)
                                                  --------    --------     -------    ---------
                                                   414,899      40,218          --      455,117
                                                  --------    --------     -------    ---------
Investment in and Advances to Subsidiaries.......  (21,496)         --      21,496           --
                                                  --------    --------     -------    ---------
Other Assets.....................................   16,275       2,552          --       18,827
                                                  --------    --------     -------    ---------
                                                  $437,516    $ 57,743     $21,496    $ 516,755
                                                  ========    ========     =======    =========

                            LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current liabilities.. $ 29,822    $ 11,546     $    --    $  41,368
 Current maturities on long-term debt............      511          --          --          511
                                                  --------    --------     -------    ---------
                                                    30,333      11,546          --       41,879
                                                  --------    --------     -------    ---------
Payable to Plains Resources Inc..................  172,603      62,558          --      235,161
                                                  --------    --------     -------    ---------
Long-Term Debt...................................    1,022          --          --        1,022
                                                  --------    --------     -------    ---------
Other Long-Term Liabilities......................       --       1,413          --        1,413
                                                  --------    --------     -------    ---------
Deferred Income Taxes............................   53,471       3,722          --       57,193
                                                  --------    --------     -------    ---------
Stockholder's Equity
 Stockholder's equity............................  164,203     (25,889)     25,889      164,203
 Accumulated other comprehensive income..........   15,884       4,393      (4,393)      15,884
                                                  --------    --------     -------    ---------
                                                   180,087     (21,496)     21,496      180,087
                                                  --------    --------     -------    ---------
                                                  $437,516    $ 57,743     $21,496    $ 516,755
                                                  ========    ========     =======    =========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                       CONSOLIDATING STATEMENT OF INCOME
                     Nine Months Ended September 30, 2002

                                                         Guarantor   Intercompany
                                                Issuer  Subsidiaries Eliminations Consolidated
                                               -------  ------------ ------------ ------------
                                                               (in thousands)
Revenues
 Crude oil and liquids........................ $92,692    $36,871      $    --      $129,563
 Natural gas..................................   7,130         --           --         7,130
 Other........................................      --         27           --            27
                                               -------    -------      -------      --------
                                                99,822     36,898           --       136,720
                                               -------    -------      -------      --------
Costs and Expenses
 Production expenses..........................  38,142     18,684           --        56,826
 General and administrative...................   6,281      1,081           --         7,362
 Depreciation, depletion and amortization.....  15,126      6,136           --        21,262
                                               -------    -------      -------      --------
                                                59,549     25,901           --        85,450
                                               -------    -------      -------      --------
Income from Operations........................  40,273     10,997           --        51,270
Other Income (Expense)
 Equity in earnings of subsidiaries...........   4,039         --       (4,039)           --
 Expenses of terminated public equity offering  (1,700)        --                     (1,700)
 Interest expense.............................  (9,600)    (4,827)          --       (14,427)
 Interest and other income....................    (200)       314           --           114
                                               -------    -------      -------      --------
Income Before Income Taxes                      32,812      6,484       (4,039)       35,257
 Income tax (expense) benefit
   Current....................................  (1,711)    (3,949)          --        (5,660)
   Deferred...................................  (9,601)     1,504           --        (8,097)
                                               -------    -------      -------      --------
Net Income.................................... $21,500    $ 4,039      $(4,039)     $ 21,500
                                               =======    =======      =======      ========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                       CONSOLIDATING STATEMENT OF INCOME
                     Nine Months Ended September 30, 2001

                                                               Guarantor   Intercompany
                                                     Issuer   Subsidiaries Eliminations Consolidated
                                                    --------  ------------ ------------ ------------
                                                                     (in thousands)
Revenues
 Crude oil and liquids............................. $ 97,090    $36,867      $    --      $133,957
 Natural gas.......................................   26,870         --           --        26,870
 Other operating revenues..........................       --        468           --           468
                                                    --------    -------      -------      --------
                                                     123,960     37,335           --       161,295
                                                    --------    -------      -------      --------
Costs and Expenses
 Production expenses...............................   31,072     16,923           --        47,995
 General and administrative........................    6,031      1,043           --         7,074
 Depreciation, depletion and amortization..........   13,475      3,524           --        16,999
                                                    --------    -------      -------      --------
                                                      50,578     21,490           --        72,068
                                                    --------    -------      -------      --------
Income from Operations.............................   73,382     15,845           --        89,227
Other Income (Expense)
 Equity in earnings of subsidiaries................    8,616         --       (8,616)           --
 Interest expense..................................   (7,853)    (8,089)          --       (12,942)
 Interest and other income.........................       90        369           --           459
                                                    --------    -------      -------      --------
Income Before Income Taxes and Cumulative Effect of
  Accounting Change................................   74,235      8,125       (8,616)       76,744
 Income tax expense
   Current.........................................   (2,917)    (2,263)          --        (5,180)
   Deferred........................................  (23,957)      (486)          --       (24,443)
                                                    --------    -------      -------      --------
Income Before Cumulative Effect of Accounting
  Change...........................................   47,361      5,376       (8,616)       47,121
Cumulative effect of accounting change, net of tax
  benefit..........................................   (1,762)       240           --        (1,522)
                                                    --------    -------      -------      --------
Net Income......................................... $ 45,599    $ 5,616      $(8,616)     $ 45,599
                                                    ========    =======      =======      ========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     Nine Months Ended September 30, 2002

                                                                        Guarantor   Intercompany
                                                              Issuer   Subsidiaries Eliminations Consolidated
                                                            ---------  ------------ ------------ ------------
                                                                             (in thousands)
Cash Flows From Operating Activities
Net income................................................. $  21,500    $ 4,039      $(4,039)    $  21,500
Items not affecting cash flows from operating activities:
 Depreciation, depletion and amortization..................    15,126      6,136           --        21,262
 Equity in earnings of subsidiaries........................    (4,039)        --        4,039            --
 Deferred income taxes.....................................     9,601     (1,504)          --         8,097
 Other noncash items.......................................       372         --           --           372
Change in assets and liabilities from operating activities:
 Accounts receivable and other assets......................   (12,162)     1,152           --       (11,010)
 Payable to Plains Resources Inc...........................     3,357         --           --         3,357
 Accounts payable and other liabilities....................    18,407     (3,632)          --        14,775
                                                            ---------    -------      -------     ---------
Net cash provided by operating activities..................    52,162      6,191           --        58,353
                                                            ---------    -------      -------     ---------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs............   (46,920)    (6,669)          --       (53,589)
Additions to other property and equipment..................       (51)        (4)          --           (55)
                                                            ---------    -------      -------     ---------
Net cash used in investing activities......................   (46,971)    (6,673)          --       (53,644)
                                                            ---------    -------      -------     ---------
Cash Flows From Financing Activities
Principal payments on long-term debt.......................      (511)        --           --          (511)
Change in revolving credit facility........................    90,700         --           --        90,700
Proceeds from debt issuance................................   196,752         --           --       196,752
Debt issuance costs........................................    (5,469)        --           --        (5,469)
Contribution from Plains Resources Inc.....................     5,000         --           --         5,000
Distribution to Plains Resources Inc.......................  (311,964)        --           --      (311,964)
Receipts from (payments to) Plains Resources Inc...........    21,034        502           --        21,536
                                                            ---------    -------      -------     ---------
Net cash provided by (used in) financing activities........    (4,458)       502           --        (3,956)
                                                            ---------    -------      -------     ---------
Net increase (decrease) in cash and cash equivalents.......       733         20           --           753
Cash and cash equivalents, beginning of period.............        11          2           --            13
                                                            ---------    -------      -------     ---------
Cash and cash equivalents, end of period................... $     744    $    22      $    --     $     766
                                                            =========    =======      =======     =========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     Nine Months Ended September 30, 2001

                                                                       Guarantor   Intercompany
                                                             Issuer   Subsidiaries Eliminations Consolidated
                                                            --------  ------------ ------------ ------------
                                                                             (in thousands)
Cash Flows From Operating Activities
Net income................................................. $ 45,599    $  8,616     $(8,616)     $ 45,599
Items not affecting cash flows from operating activities:..
 Depreciation, depletion and amortization..................   13,475       3,524          --        16,999
 Equity in earnings of subsidiaries........................   (8,616)         --       8,616            --
 Deferred income taxes.....................................   23,957         486          --        24,443
 Cumulative effect of adoption of accounting change........    1,762        (240)         --         1,522
 Change in derivative fair value...........................       (7)      1,062          --         1,055
 Other noncash items.......................................       (6)        727          --           721
Change in assets and liabilities from operating activities:
 Accounts receivable and other assets......................    7,691      (4,398)         --         3,293
 Accounts payable and other liabilities....................    9,294        (855)         --         8,439
                                                            --------    --------     -------      --------
 Net cash provided by operating activities.................   93,149       8,922          --       102,071
                                                            --------    --------     -------      --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs............  (86,346)    (13,000)         --       (99,346)
Additions to other property and equipment..................     (107)         --          --          (107)
                                                            --------    --------     -------      --------
Net cash used in investing activities......................  (86,453)    (13,000)         --       (99,453)
                                                            --------    --------     -------      --------
Cash Flows From Financing Activities
Principal payments on long-term debt.......................     (511)         --          --          (511)
Receipts from (payments to) Plains Resources Inc...........   (6,425)      3,785          --        (2,640)
                                                            --------    --------     -------      --------
Net cash provided by (used in) financing activities........   (6,936)      3,785          --        (3,151)
                                                            --------    --------     -------      --------
Net increase (decrease) in cash and cash equivalents.......     (240)       (293)         --          (533)
Cash and cash equivalents, beginning of period.............      240         296          --           536
                                                            --------    --------     -------      --------
Cash and cash equivalents, end of period................... $     --    $      3     $    --      $     --
                                                            ========    ========     =======      ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Plains Resources Inc.

   In our opinion, the combined financial statements listed in the accompanying index present fairly, in all material respects, the financial position of the Upstream Subsidiaries of Plains Resources Inc. (collectively, the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note 2 to the combined financial statements, the Company changed its method of accounting for derivative instruments and hedging activities, effective January 1, 2001.

PricewaterhouseCoopers LLP

Houston, Texas
April 17, 2002, except as to
Note 10 for which the date is
September 30, 2002

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                            COMBINED BALANCE SHEETS

                                                           December 31,
                                                       --------------------
                                                          2001       2000
                                                       ---------  ---------
                                                          (In thousands)
                                    ASSETS
   Current Assets
    Cash and cash equivalents......................... $      13  $     536
    Accounts receivable and other current assets......    16,382     32,878
    Commodity hedging contracts.......................    21,787         --
    Inventories.......................................     4,629      4,038
                                                       ---------  ---------
                                                          42,811     37,452
                                                       ---------  ---------
   Property and Equipment, at cost
    Oil and natural gas properties -- full cost method
    Subject to amortization...........................   561,034    433,915
    Not subject to amortization.......................    33,371     34,737
    Other property and equipment......................     1,516      1,389
                                                       ---------  ---------
                                                         595,921    470,041
    Less allowance for depreciation, depletion and
        amortization..................................  (140,804)  (116,697)
                                                       ---------  ---------
                                                         455,117    353,344
                                                       ---------  ---------
   Other Assets.......................................    18,827     10,239
                                                       ---------  ---------
                                                       $ 516,755  $ 401,035
                                                       =========  =========
                    LIABILITIES AND COMBINED OWNERS' EQUITY
   Current Liabilities
    Accounts payable and other current liabilities.... $  41,368  $  43,802
    Current maturities on long-term debt..............       511        511
                                                       ---------  ---------
                                                          41,879     44,313
                                                       ---------  ---------
   Payable to Plains Resources Inc....................   235,161    224,996
                                                       ---------  ---------
   Long-Term Debt.....................................     1,022      1,533
                                                       ---------  ---------
   Other Long-Term Liabilities........................     1,413         --
                                                       ---------  ---------
   Deferred Income Taxes..............................    57,193     19,161
                                                       ---------  ---------
   Commitments and Contingencies (Note 6)
   Combined Owners' Equity
    Owners' equity....................................   164,203    111,032
    Accumulated other comprehensive income............    15,884         --
                                                       ---------  ---------
                                                         180,087    111,032
                                                       ---------  ---------
                                                       $ 516,755  $ 401,035
                                                       =========  =========

                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                         COMBINED STATEMENTS OF INCOME

                                                         Year Ended December 31,
                                                      ----------------------------
                                                        2001      2000      1999
                                                      --------  --------  --------
                                                             (In thousands)
Revenues
 Crude oil and liquids............................... $174,895  $126,434  $102,390
 Natural gas.........................................   28,771    16,017     5,095
 Other operating revenues............................      473        --        --
                                                      --------  --------  --------
                                                       204,139   142,451   107,485
                                                      --------  --------  --------
Costs and Expenses
 Production expenses.................................   63,795    56,228    50,527
 General and administrative..........................   10,210     6,308     4,367
 Depreciation, depletion and amortization............   24,105    18,859    13,329
                                                      --------  --------  --------
                                                        98,110    81,395    68,223
                                                      --------  --------  --------
Income from Operations...............................  106,029    61,056    39,262
Other Income (Expense)
 Interest expense....................................  (17,411)  (15,885)  (14,912)
 Interest and other income...........................      463       343        87
                                                      --------  --------  --------
Income Before Income Taxes and Cumulative Effect of
  Accounting Change..................................   89,081    45,514    24,437
 Income tax expense
   Current...........................................   (6,014)   (2,431)     (505)
   Deferred..........................................  (28,374)  (14,334)   (4,827)
                                                      --------  --------  --------
Income Before Cumulative Effect of Accounting Change.   54,693    28,749    19,105
 Cumulative effect of accounting change, net of tax
   benefit...........................................   (1,522)       --        --
                                                      --------  --------  --------
Net Income........................................... $ 53,171  $ 28,749  $ 19,105
                                                      ========  ========  ========
Earnings Per Share Basic and Diluted.................
 Income before cumulative effect of accounting change $   2.26  $   1.19  $   0.79
 Cumulative effect on accounting change..............     (.06)       --        --
                                                      --------  --------  --------
 Net income.......................................... $   2.20  $   1.19  $   0.79
                                                      ========  ========  ========

                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               Year Ended December 31,
                                                            -----------------------------
                                                               2001      2000      1999
                                                            ---------  --------  --------
                                                                    (In thousands)
Cash Flows From Operating Activities
Net income................................................. $  53,171  $ 28,749  $ 19,105
Items not affecting cash flows from operating activities:
 Depreciation, depletion and amortization..................    24,105    18,859    13,329
 Deferred income taxes.....................................    28,374    14,334     4,827
 Cumulative effect of adoption of accounting change........     1,522        --        --
 Change in derivative fair value...........................     1,055        --        --
 Other noncash items.......................................       996        --        --
Change in assets and liabilities from operating activities:
 Accounts receivable and other assets......................     9,197     7,597   (31,616)
 Inventories...............................................      (591)     (195)     (586)
 Accounts payable and other liabilities....................    (1,021)   10,120      (450)
                                                            ---------  --------  --------
Net cash provided by operating activities..................   116,808    79,464     4,609
                                                            ---------  --------  --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs............  (125,753)  (70,505)  (59,167)
Additions to other property and assets.....................      (127)     (366)     (195)
                                                            ---------  --------  --------
Net cash used in investing activities......................  (125,880)  (70,871)  (59,362)
                                                            ---------  --------  --------
Cash Flows From Financing Activities
Principal payments of long-term debt.......................      (511)     (511)     (511)
Receipts from (payments to) Plains Resources Inc...........     9,060   (12,621)   60,201
                                                            ---------  --------  --------
Net cash provided by (used in) financing activities........     8,549   (13,132)   59,690
                                                            ---------  --------  --------
Net increase (decrease) in cash and cash equivalents.......      (523)   (4,539)    4,937
Cash and cash equivalents, beginning of year...............       536     5,075       138
                                                            ---------  --------  --------
Cash and cash equivalents, end of year..................... $      13  $    536  $  5,075
                                                            =========  ========  ========


                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  COMBINED STATEMENTS OF COMPREHENSIVE INCOME

                                                                      Year Ended December 31,
                                                                      ------------------------
                                                                        2001    2000    1999
                                                                      -------  ------- -------
                                                                           (In thousands)
Net Income........................................................... $53,171  $28,749 $19,105
Other Comprehensive Income:
 Unrealized gains on derivatives:
   Cumulative effect of accounting change, net of taxes of $4,454....   6,967       --      --
   Unrealized gains arising during the year, net of taxes of $8,566..  12,518       --      --
   Reclassification adjustment for gains realized in net income, net
      of tax benefit of $2,320.......................................  (3,601)      --      --
                                                                      -------  ------- -------
Other Comprehensive Income...........................................  15,884       --      --
                                                                      -------  ------- -------
Comprehensive Income................................................. $69,055  $28,749 $19,105
                                                                      =======  ======= =======


                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                COMBINED STATEMENTS OF COMBINED OWNERS' EQUITY

                                                Year Ended December 31,
                                               -------------------------
                                                 2001     2000    1999
                                               -------- -------- -------
                                                    (In thousands)
        Owners' Equity
         Balance, beginning of year........... $111,032 $ 82,283 $63,177
         Net income...........................   53,171   28,749  19,105
         Issuance of common stock.............       --       --       1
                                               -------- -------- -------
         Balance, end of year.................  164,203  111,032  82,283
                                               -------- -------- -------
        Accumulated Other Comprehensive Income
         Balance, beginning of year...........       --       --      --
         Other comprehensive income...........   15,884       --      --
                                               -------- -------- -------
         Balance, end of year.................   15,884       --      --
                                               -------- -------- -------
        Combined Owners' Equity............... $180,087 $111,032 $82,283
                                               ======== ======== =======


                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 -- Organization and significant accounting policies

Organization

   The combined financial statements of the Upstream Subsidiaries of Plains Resources Inc. (the "Companies", "our", or "we") include the accounts of Stocker Resources, L.P., Arguello Inc., Plains Illinois, Inc., PMCT, Inc. and Plains Resources International Inc. Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. are wholly-owned subsidiaries of Plains Resources Inc. ("Plains"). Stocker Resources, L.P. is a limited partnership of which Stocker Resources, Inc., a wholly owned subsidiary of Plains, is the general partner (holding a 2.5% interest) and Plains is the limited partner (holding a 97.5% interest). Stocker Resources, L.P. was renamed Plains Exploration & Production Company and was subsequently converted to a Delaware corporation known as Plains Exploration and Production Company. All significant intercompany transactions have been eliminated.

   The accompanying combined financial statements are presented on a carve-out combined basis to include the historical operations of the businesses owned by the Companies. In this context, no direct owner relationship existed among the various operations comprising the businesses as described above. Accordingly, Plains' net investment in the businesses (combined owners' equity) is shown in lieu of stockholders' equity in the combined financial statements.

   We are independent energy companies that are engaged in the "Upstream" oil and gas business. The Upstream business acquires, exploits, develops, explores for and produces crude oil and natural gas. Our Upstream activities are all located in the United States.

   Under the terms of a service agreement (the "Service Agreement"), Plains provides the Companies with financial intermediary, treasury and other services as may be required from time to time. Such services include, but are not limited to: arranging financings and commercial transactions for the procurement of funds and other commercial accommodations from financial institutions and other lenders; disbursement of capital and operating funds in the form of loans or intercompany advances; maintenance of financial records and books of account; and cash management, including the processing of cash receipts and disbursements.

   These financial statements include allocations of direct and indirect corporate and administrative costs of Plains. The methods by which such costs are estimated and allocated to the Companies are deemed reasonable by Plains' management; however, such allocations and estimates are not necessarily indicative of the costs and expenses that would have been incurred had we operated as a separate entity. Allocations of such costs are considered to be related party transactions and are discussed in Note 4.

Significant accounting policies

   Oil and Gas Properties. We follow the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are capitalized. Such costs include internal general and administrative costs such as payroll and related benefits and costs directly attributable to employees engaged in acquisition, exploration, exploitation and development activities. General and administrative costs associated with production, operations, marketing and general corporate activities are expensed as incurred. These capitalized costs along with our estimate of future development and abandonment costs, net of salvage values and other considerations, are amortized to expense by the unit-of-production method using engineers' estimates of proved oil and natural gas reserves. The costs of unproved properties are excluded from amortization until the properties are evaluated. Interest is capitalized on oil and natural gas properties not

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

subject to amortization and in the process of development. Proceeds from the sale of oil and natural gas properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Unamortized costs of proved properties are subject to a ceiling which limits such costs to the present value of estimated future cash flows from proved oil and natural gas reserves of such properties (including the effect of any related hedging activities) reduced by future operating expenses, development expenditures and abandonment costs (net of salvage values), and estimated future income taxes thereon.

   Other Property and Equipment. Other property and equipment is recorded at cost and consists primarily of office furniture and fixtures and computer hardware and software. Acquisitions, renewals, and betterments are capitalized; maintenance and repairs are expensed. Depreciation is provided using the straight-line method over estimated useful lives of three to seven years. Net gains or losses on property and equipment disposed of are included in interest and other income in the period in which the transaction occurs.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include
(1) crude oil and natural gas reserves, (2) depreciation, depletion and amortization, including future abandonment costs, (3) income taxes and (4) accrued liabilities. Although management believes these estimates are reasonable, actual results could differ from these estimates.

   Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. At December 31, 2001 and 2000, the majority of cash and cash equivalents is concentrated in one institution and at times may exceed federally insured limits. We periodically assess the financial condition of the institution and believe that any possible credit risk is minimal.

    Inventory. Crude oil inventories are carried at the lower of cost to produce or market value. Materials and supplies inventory is stated at the lower of cost or market with cost determined on an average cost method. Inventory consists of the following (in thousands):

                                             December 31,
                                             -------------
                                              2001   2000
                                             ------ ------
                      Materials and supplies $4,201 $3,487
                      Crude oil.............    428    551
                                             ------ ------
                                             $4,629 $4,038
                                             ====== ======

    Other Assets.  Other assets consists of the following (in thousands):

                                               December 31,
                                              ---------------
                                               2001    2000
                                              ------- -------
                  Land....................... $ 8,103 $ 8,103
                  Commodity hedging contracts   5,627      --
                  Other......................   5,097   2,136
                                              ------- -------
                                              $18,827 $10,239
                                              ======= =======

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

   Federal and State Income Taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets if it is more than likely than not that the related tax benefits will not be realized.

   The taxable income or loss of the Companies is included in the consolidated income tax returns filed by Plains. Income tax obligations reflected in these financial statements are based on the tax sharing agreement among all the members of the consolidated group. Such agreement provides that income taxes are calculated assuming the combined companies filed a separate income tax return. Income taxes payable are included in Payable to Plains Resources Inc. in the combined balance sheet.

   Revenue Recognition. Oil and gas revenue from our interests in producing wells is recognized when the production is delivered and the title transfers.

   Derivative Financial Instruments (Hedging). We utilize various derivative instruments to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions.

   Recent Accounting Pronouncements. The following Statements of Financial Accounting Standards ("SFAS") were issued in June 2001: SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 143, Accounting for Asset Retirement Obligations. In August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets was also issued. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations. It applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS No. 142 requires that goodwill as well as other intangible assets with indefinite lives not be amortized but be tested annually for impairment and is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and long-lived assets to be disposed of. It supersedes, with exceptions, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and is effective for fiscal years beginning after December 15, 2001. SFAS No. 141, No. 142 and No. 144 had no effect on our financial statements. We will account for all future business combinations and any related goodwill in accordance with the provisions of SFAS No. 141 and SFAS No. 142.

   SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of SFAS No. 143 and at this time cannot reasonably estimate the effect of this statement on its consolidated financial position, results of operations or cash flows.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Note 2 -- Derivative instruments and hedging activities

   Plains entered into various derivative instruments on behalf of the Companies to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions. In accordance with the terms of the Services Agreement, the gains and losses with respect to such instruments have been allocated to the Companies. Oil revenues for the year ended December 31, 2001 have been increased by $0.3 million and oil revenues for the years ended December 31, 2000 and 1999 have been reduced by $72.8 million and $7.5 million, respectively, as a result of such transactions.

   On January 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138 ("SFAS 133"). Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, we use only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income ("OCI"), a component of Combined Owners' Equity to the extent the hedge is effective.

   The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in OCI related to cash flow hedges that become ineffective remain unchanged until the related product is delivered. If it is determined that it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

   We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking the hedge. Hedge effectiveness is measured on a quarterly basis. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. No amounts were excluded from the computation of hedge effectiveness. At December 31, 2001, all open positions qualified for hedge accounting.

   Unrealized gains and losses on hedging instruments reflected in OCI and adjustments to carrying amounts on hedged volumes are included in oil and gas revenues in the period that the related volumes are delivered. Gains and losses from hedging instruments, which represent hedge ineffectiveness as well as any amounts excluded from the assessment of hedge effectiveness, are recognized currently in oil and gas revenues. Effective October 2001, we implemented Derivatives Implementation Group ("DIG") Issue G20, "Cash Flow Hedges:
Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge", which provides guidance for assessing the effectiveness on total changes in an option's cash flows rather than only on changes in the option's intrinsic value. Implementation of this DIG issue will reduce earnings volatility since it allows us to include changes in the time value of purchased options and collars in the assessment of hedge effectiveness. Time value changes were previously recognized in current earnings since we excluded time value changes from the assessment of hedge effectiveness. Oil and gas revenues for the year ended December 31, 2001 include a $3.1 million non-cash loss related to the ineffective portion of the cash flow hedges representing the fair value change in the time value of options for the nine months prior to the implementation of DIG Issue G20.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    We utilize various derivative instruments to hedge our exposure to price fluctuations on crude oil sales. The derivative instruments consist primarily of cash-settled crude oil option and swap contracts entered into with financial institutions. We do not currently have any natural gas hedges. At December 31, 2001, we had the following open crude oil hedge positions:

                                               Barrels Per
                                                   Day
                                               ------------
                                                2002  2003
                                               ------ -----
                     Calls
                      Average price $35.17/bbl  9,000    --
                     Swaps
                      Average price $24.00/bbl 17,000    --
                      Average price $23.16/bbl     -- 7,500

   On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a gain of $7.0 million in OCI, representing the cumulative effect of an accounting change to recognize at fair value all cash flow derivatives. We recorded cash flow hedge derivative assets and liabilities of $9.7 million and $4.2 million, respectively, and a net-of-tax non-cash charge of $1.5 million was recorded in earnings as a cumulative effect adjustment.

   For the year ended December 31, 2001, net unrealized gains of $8.9 million were added to OCI, and the fair value of open positions increased $15.2 million.

   At December 31, 2001, net unrealized gains on our option and swap contracts included in OCI was $15.9 million. The related assets and liabilities were included in commodity hedging contracts and other derivatives ($21.8 million), other assets ($5.6 million), and deferred income taxes ($10.7 million). As of December 31, 2001, $12.5 million of deferred net gains on derivative instruments recorded in OCI are expected to be reclassified to earnings during the next twelve-month period.

Note 3 -- Long-term debt

   Long-term debt and the related current maturities represents a note issued in connection with the purchase of a production payment on certain of our producing properties. The note bears interest at 8%, payable annually, and requires an annual principal payment of $511,000 through 2004.

Note 4 -- Related party transactions

   We use a centralized cash management system under which our cash receipts are remitted to Plains and our cash disbursements are funded by Plains. We are charged interest on any amounts, other than income taxes payable, due to Plains at the average effective interest rate of Plains long-term debt. For the years 2001, 2000 and 1999 we were charged $20.4 million, $19.5 million and $18.3 million, respectively, of interest on amounts payable to Plains. Of such amounts, $17.3 million, $15.7 million and $14.7 million was included in interest expense in 2001, 2000 and 1999, respectively, and $3.1 million, $3.8 million and $3.6 million was capitalized in oil and gas properties in 2001, 2000 and 1999, respectively.

   To compensate Plains for services rendered under the Services Agreement, we are allocated direct and indirect corporate and administrative costs of Plains. Such costs totaled $8.2 million, $3.9 million and $3.1 million in 2001, 2000 and 1999, respectively. Of such amounts, $6.1 million, $2.8 million and $2.2 million was included in general and administrative expense in 2001, 2000 and 1999, respectively, and $2.1 million, $1.1 million and $0.9 million was capitalized in oil and gas properties in 2001, 2000 and 1999, respectively.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

   In addition, as discussed in Note 2, Plains entered into various derivative instruments to reduce our exposure to decreases in the market price of crude oil.

   At December 31, 2001 Plains had $267.5 million principal amount of 10.25% Senior Subordinated Notes due 2006 outstanding. Such notes are guaranteed by the Companies on a full, unconditional, joint and several basis.

   Plains All American Pipeline ("PAA"), an affiliate of Plains, is the exclusive marketer/ purchaser for all of our equity crude oil production. The marketing agreement provides that PAA will purchase for resale at market prices all of our equity crude oil production, for which PAA charges a fee of $0.20 per barrel. In 2001, 2000 and 1999, we were paid $202.1 million, $222.7 million and $114.6 million, respectively, for the purchase of crude oil under the agreement, including the royalty share of production. Accounts receivable and other current assets at December 31, 2001 and 2000 include $12.3 million and $17.6 million, respectively, of amounts receivable from PAA with respect to oil sales.

Note 5 -- Income taxes

   Our taxable income or loss is included in the consolidated income tax returns filed by Plains. Income tax obligations reflected in these financial statements are based on the tax sharing agreement which provides that income taxes are calculated assuming we filed a separate combined income tax return. Currently payable income taxes are included in Payable to Plains Resources Inc. in the combined balance sheet.

    Our deferred income tax assets and liabilities at December 31, 2001 and 2000 consist of the tax effect of income tax carryforwards and differences related to the timing of recognition of certain types of costs as follows (in thousands):

                                                                   December 31,
                                                                ------------------
                                                                  2001      2000
                                                                --------  --------
U.S. Federal
Deferred tax assets:
 Tax credit carryforwards...................................... $     --  $  1,181
 Other.........................................................      658       646
                                                                --------  --------
                                                                     658     1,827
Deferred tax liabilities:
 Net oil and gas acquisition, exploration and development costs  (36,520)  (15,807)
 Commodity hedging contracts and other.........................  (10,700)       --
                                                                --------  --------
   Net deferred tax liability..................................  (46,562)  (13,980)
States
Deferred tax liability.........................................  (10,631)   (5,181)
                                                                --------  --------
Net deferred tax liability..................................... $(57,193) $(19,161)
                                                                ========  ========

   At December 31, 2001, for federal income tax purposes, we have no carryforwards of regular tax net operating losses, alternative minimum tax credits or enhanced oil recovery credits.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

   Set forth below is a reconciliation between the income tax provision computed at the United States statutory rate on income before income taxes and the income tax provision in the accompanying consolidated statements of income (in thousands):

                                                                               Year Ended
                                                                              December 31,
                                                                       -------------------------
                                                                         2001     2000     1999
                                                                       -------  -------  -------
U.S. federal income tax provision at statutory rate................... $31,101  $15,935  $ 8,553
State income taxes, net of federal benefit............................   4,758    2,232    1,211
Full cost ceiling test limitation.....................................      --       --   (3,772)
Other.................................................................  (1,471)  (1,402)    (660)
                                                                       -------  -------  -------
Income tax expense on income before effect of accounting change.......  34,388   16,765    5,332
Income tax benefit allocated to cumulative effect of accounting change  (1,042)      --       --
                                                                       -------  -------  -------
Income tax provision.................................................. $33,346  $16,765  $ 5,332
                                                                       =======  =======  =======

Note 6 -- Commitments, contingencies and industry concentration

Commitments and contingencies

   We lease certain real property, equipment and operating facilities under various operating leases. Future non-cancelable commitments related to these items at December 31, 2001 total $53,100, all of which relates to 2002. Total expenses related to such commitments for the years ended December 31, 2001, 2000 and 1999 were $41,000, $45,000 and $61,000, respectively.

   Under the amended terms of an asset purchase agreement with respect to certain of our onshore California properties, commencing with the year beginning January 1, 2000, and each year thereafter, we are required to plug and abandon 20% of the then remaining inactive wells, which currently aggregate approximately 149. To the extent we elect not to plug and abandon the number of required wells, we are required to escrow an amount equal to the greater of $25,000 per well or the actual average plugging cost per well in order to provide for the future plugging and abandonment of such wells. In addition, we are required to expend a minimum of $600,000 per year in each of the ten years beginning January 1, 1996, and $300,000 per year in each of the succeeding five years to remediate oil contaminated soil from existing well sites, provided there are remaining sites to be remediated. In the event we do not expend the required amounts during a calendar year, we are required to contribute an amount equal to 125% of the actual shortfall to an escrow account. We may withdraw amounts from the escrow account to the extent we expend excess amounts in a future year. Through December 31, 2001, we have not been required to make contributions to an escrow account.

   In connection with the acquisition of our interest in the Point Arguello field, offshore California, we assumed our 26% share of (1) plugging and abandoning all existing well bores, (2) removing conductors, (3) flushing hydrocarbons from all lines and vessels and (4) removing/abandoning all structures, fixtures and conditions created subsequent to closing. The seller retained the obligation for all other abandonment costs, including but not limited to (1) removing, dismantling and disposing of the existing offshore platforms, (2) removing and disposing of all existing pipelines and (3) removing, dismantling, disposing and remediation of all existing onshore facilities.

    Although we obtained environmental studies on our properties in California and Illinois and we believe that such properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of our onshore California properties, we received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. We believe that we do not have any material obligations for operations conducted prior to our acquisition of the properties, other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. There can be no assurance that current or future local, state or federal rules and regulations will not require us to spend material amounts to comply with such rules and regulations or that any portion of such amounts will be recoverable under the indemnity.

   Consistent with normal industry practices, substantially all of our crude oil and natural gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. We have estimated that the costs to perform these tasks is approximately $12.0 million, net of salvage value and other considerations. Such estimated costs are amortized to expense through the unit-of-production method as a component of accumulated depreciation, depletion and amortization. Results from operations for 2001, 2000 and 1999 include $0.5 million, $0.2 million and $0.2 million, respectively, of expense associated with these estimated future costs. For valuation and realization purposes of the affected crude oil and natural gas properties, these estimated future costs are also deducted from estimated future gross revenues to arrive at the estimated future net revenues and the Standardized Measure disclosed in Note 8.

   As is common within the industry, we have entered into various commitments and operating agreements related to the exploration and development of and production from proved crude oil and natural gas properties and the marketing, transportation, terminalling and storage of crude oil. It is management's belief that such commitments will be met without a material adverse effect on our financial position, results of operations or cash flows.

Industry concentration

   Financial instruments which potentially subject us to concentrations of credit risk consist principally of accounts receivable with respect to our oil and gas operations and derivative instruments related to our hedging activities. PAA is the exclusive marketer/purchaser for all of our equity oil production. This concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions. We do not believe the loss of PAA as the exclusive purchaser of our equity production would have a material adverse affect on our results of operations. We believe PAA could be replaced by other purchasers under contracts with similar terms and conditions. The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in Plains' revolving credit facility, with one such counterparty holding contracts that represent approximately 37% of the fair value of all of Plains' open positions at December 31, 2001.

    There are a limited number of alternative methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of our oil and gas production which could have a negative impact on future results of operations or cash flows.

   We, in the ordinary course of business, are a claimant and/or defendant in various other legal proceedings. Management does not believe that the outcome of these legal proceedings, individually and in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Note 7 -- Financial instruments

   The disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. Considerable judgment is required to develop estimates of fair value. The use of different assumptions or valuation methodologies may have a material effect on estimated fair value amounts.

   The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Derivative financial instruments included other assets are stated at fair value. The carrying value of our payable to Plains approximates its fair value, as interest rates are variable, based on prevailing market rates. The fair value of our long-term debt is estimated to equal its carrying value.

Note 8 -- Crude oil and natural gas activities

Costs incurred

   Our oil and natural gas acquisition, exploration, exploitation and development activities are conducted in the United States. The following table summarizes the costs incurred during the last three years (in thousands).

                                               Year Ended December 31,
                                               ------------------------
                                                 2001    2000    1999
                                               -------- ------- -------
        Property acquisitions costs:
         Unproved properties.................. $     44 $    73 $   879
         Proved properties....................    1,645   1,953   2,496
        Exploration costs.....................      286     293     796
        Exploitation and development costs (1)  123,778  68,186  54,996
                                               -------- ------- -------
                                               $125,753 $70,505 $59,167
                                               ======== ======= =======

--------
(1) Includes capitalized general and administrative expense of $6.2 million, $5.2 million and $5.1 million in 2001, 2000 and 1999, respectively, and capitalized interest expense of $3.1 million, $3.8 million and $3.6 million in 2001, 2000 and 1999, respectively.

Capitalized costs

   The following table presents the aggregate capitalized costs subject to amortization relating to our crude oil and natural gas acquisition, exploration, exploitation and development activities, and the aggregate related accumulated DD&A (in thousands).

                                          December 31,
                                      --------------------
                                         2001       2000
                                      ---------  ---------
                    Proved properties $ 561,034  $ 433,915
                    Accumulated DD&A.  (139,797)  (116,066)
                                      ---------  ---------
                                      $ 421,237  $ 317,849
                                      =========  =========

   The DD&A rate per equivalent unit of production was $2.70, $2.25 and $1.72 in 2001, 2000 and 1999, respectively.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Costs not subject to amortization

   The following table summarizes the categories of costs comprising the amount of unproved properties not subject to amortization (in thousands).

                                            December 31,
                                       -----------------------
                                        2001    2000    1999
                                       ------- ------- -------
                  Acquisition costs... $27,523 $31,090 $38,252
                  Exploration costs...      --     425     504
                  Capitalized interest   5,848   3,222   4,443
                                       ------- ------- -------
                                       $33,371 $34,737 $43,199
                                       ======= ======= =======

   Unproved property costs not subject to amortization consist primarily of acquisition costs related to unproved areas and capitalized interest. Costs are transferred into the amortization base on an ongoing basis as the properties are evaluated and proved reserves established or impairment determined. We will continue to evaluate these properties and costs will be transferred into the amortization base as the undeveloped areas are tested. Our onshore properties and one offshore property consist of mature but underdeveloped crude oil properties that were acquired from major or large independent oil and gas companies. These fields were discovered from 1906 to 1981, and have produced significant volumes since initial discovery, exhibit complex reservoir and geologic conditions. Due to the nature of the reserves, the ultimate evaluation of the properties will occur over a period of several years. We expect that 75% of the costs not subject to amortization will be transferred to the amortization base over the next three to five years and the remainder over the next three to ten years. The leases covering the properties are held by production and will not limit the time period for evaluation. Approximately 9%, 11% and 10% of the balance in unproved properties at December 31, 2001, related to additions made in 2001, 2000 and 1999, respectively.

   During 2001, 2000 and 1999, we capitalized $3.1 million, $3.8 million and $3.6 million, respectively, of interest related to the costs of unproved properties in the process of development.

Supplemental reserve information (unaudited)

   The following information summarizes our net proved reserves of crude oil (including condensate and natural gas liquids) and natural gas and the present values thereof for the three years ended December 31, 2001. The following reserve information is based upon reports of the independent petroleum consulting firms of Netherland, Sewell & Associates, Inc., and Ryder Scott Company in 2001, and H.J. Gruy and Associates, Inc., Netherland, Sewell & Associates, Inc., and Ryder Scott Company in 2000 and 1999. The estimates are in accordance with regulations prescribed by the SEC.

    In management's opinion, the reserve estimates presented herein, in accordance with generally accepted engineering and evaluation principles consistently applied, are believed to be reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of crude oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future crude oil and natural gas sales prices may all differ from those assumed in these estimates. In addition, different reserve

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the Standardized Measure shown below represents estimates only and should not be construed as the current market value of the estimated crude oil and natural gas reserves attributable to our properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent exploitation and development activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices.

   Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. Almost all of our reserve base (approximately 93% of year-end 2001 reserve volumes) is comprised of crude oil properties that are sensitive to crude oil price volatility.

Estimated quantities of crude oil and natural gas reserves (unaudited)

    The following table sets forth certain data pertaining to our proved and proved developed reserves for the three years ended December 31, 2001 (in thousands).

                                                     As of or for the Year Ended December 31,
                                                -------------------------------------------------
                                                      2001             2000             1999
                                                ---------------  ---------------  ---------------
                                                  Oil     Gas      Oil     Gas      Oil     Gas
                                                 (MBbl)  (MMcf)   (MBbl)  (MMcf)   (MBbl)  (MMcf)
                                                -------  ------  -------  ------  -------  ------
Proved Reserves
 Beginning balance............................. 204,387  93,486  195,213  90,873  110,950  86,781
 Revision of previous estimates................ (13,093) (5,485)  (5,601) (3,597)  47,510  (8,234)
 Extensions, discoveries, improved recovery and
   other additions.............................  40,218  11,571   22,429   9,252   37,393  15,488
 Purchase of reserves in-place.................      --      --       --      --    6,442      --
 Production....................................  (8,219) (3,355)  (7,654) (3,042)  (7,082) (3,162)
                                                -------  ------  -------  ------  -------  ------
 Ending balance................................ 223,293  96,217  204,387  93,486  195,213  90,873
                                                =======  ======  =======  ======  =======  ======
Proved Developed Reserves
 Beginning balance............................. 105,679  52,184  100,758  49,255   68,167  58,445
                                                =======  ======  =======  ======  =======  ======
 Ending balance................................ 119,248  59,101  105,679  52,184  100,758  49,255
                                                =======  ======  =======  ======  =======  ======

Standardized measure of discounted future net cash flows (unaudited)

    The Standardized Measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is presented below (in thousands):

                                                                      December 31,
                                                         -------------------------------------
                                                             2001         2000         1999
                                                         -----------  -----------  -----------
Future cash inflows..................................... $ 3,662,137  $ 5,850,215  $ 4,389,337
Future development costs................................    (305,261)    (249,319)    (193,409)
Future production expense...............................  (1,714,132)  (2,748,492)  (1,558,492)
Future income tax expense...............................    (537,252)  (1,030,400)    (881,167)
                                                         -----------  -----------  -----------
Future net cash flows...................................   1,105,492    1,822,004    1,756,269
Discounted at 10% per year..............................    (721,025)  (1,032,566)  (1,028,983)
                                                         -----------  -----------  -----------
Standardized measure of discounted future net cash flows $   384,467  $   789,438  $   727,286
                                                         ===========  ===========  ===========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    The Standardized Measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

    1. An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

    2. In accordance with SEC guidelines, the engineers' estimates of future net revenues from our proved properties and the present value thereof are made using crude oil and natural gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. We have entered into various arrangements to fix or limit the NYMEX crude oil price for a significant portion of our crude oil production. Arrangements in effect at December 31, 2001 are discussed in Note 2. Such arrangements are not reflected in the reserve reports. The overall average year-end prices used in the reserve reports as of December 31, 2001, were $15.31 per barrel of crude oil and $2.56 per Mcf of natural gas. Such prices as of December 31, 2000 were $21.93 per barrel of crude oil and $14.63 per Mcf of natural gas.

    3. The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs.

    4. The reports reflect the pre-tax Present Value of Proved Reserves to be $0.6 billion, $1.3 billion and $1.1 billion at December 31, 2001, 2000 and 1999, respectively. SFAS No. 69 requires us to further reduce these estimates by an amount equal to the present value of estimated income taxes which might be payable by us in future years to arrive at the Standardized Measure. Future income taxes were calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

    The principal sources of changes in the Standardized Measure of the future net cash flows for the three years ended December 31, 2001, are as follows (in thousands):

                                                                        Year Ended December 31,
                                                                    -------------------------------
                                                                       2001       2000       1999
                                                                    ---------  ---------  ---------
Balance, beginning of year......................................... $ 789,438  $ 727,286  $ 183,630
Sales, net of production expenses..................................  (139,827)   (86,237)   (56,958)
Net change in sales and transfer prices, net of production expenses  (664,684)    94,159    623,369
Changes in estimated future development costs......................   (17,535)   (16,097)   (46,542)
Extensions, discoveries and improved recovery, net of costs........    89,010    141,641    112,573
Previously estimated development costs incurred during the year....    86,881     27,855     19,676
Purchase of reserves in-place......................................        --         --     53,724
Revision of quantity estimates.....................................  (156,402)   (68,163)   159,499
Accretion of discount..............................................   141,598    101,667     18,683
Net change in income taxes.........................................   255,988   (132,673)  (340,368)
                                                                    ---------  ---------  ---------
Balance, end of year............................................... $ 384,467  $ 789,438  $ 727,286
                                                                    =========  =========  =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Results of operations for oil and gas producing activities

    The results of operations from oil and gas producing activities below exclude non-oil and gas revenues, general and administrative expenses, interest charges, interest income and interest capitalized. Income tax (expense) or benefit was determined by applying the statutory rates to pretax operating results (in thousands).

                                                                                 Year Ended December 31,
                                                                              ----------------------------
                                                                                2001      2000      1999
                                                                              --------  --------  --------
Revenues from oil and gas producing activities............................... $204,139  $142,451  $107,485
Production costs.............................................................  (63,795)  (56,228)  (50,527)
Depreciation, depletion and amortization.....................................  (23,707)  (18,395)  (13,101)
Income tax expense...........................................................  (45,022)  (24,981)  (16,337)
                                                                              ========  ========  ========
Results of operations from producing activities (excluding corporate overhead and interest costs)........................................................ $ 71,615  $ 42,847  $ 27,520
                                                                              ========  ========  ========

Note 9 -- Consolidating Financial Statements

   In conjunction with the anticipated issuance of debt securities, all subsidiaries of Plains referred to in Note 1 will become 100% owned subsidiaries of Stocker Resources, L.P. (currently known as Plains Exploration & Production Company). Stocker Resources, L.P. will be co-issuing the debt securities along with a 100% owned finance company with no material assets or operations. The debt securities will be guaranteed on a full and unconditional and joint and several basis by Arguello Inc. and Plains Illinois Inc., PMCT Inc. and Plains Resources International Inc. (referred to as "Guarantor Subsidiaries").

   The following financial information presents consolidating financial statements, which include:

  .   Issuer

  .   the guarantor subsidiaries on a combined basis ("Guarantor Subsidiaries")

  . elimination entries necessary to consolidate the Issuer and the Guarantor Subsidiaries; and

  .   the Companies on a consolidated basis.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                     CONSOLIDATING COMBINED BALANCE SHEET
                               December 31, 2001

                                                               Guarantor   Intercompany
                                                     Issuer   Subsidiaries Eliminations  Combined
                                                     ------   ------------ ------------ ---------
                                                                    (In thousands)
                                              ASSETS
Current Assets
Cash and cash equivalents.......................... $     11    $      2     $    --    $      13
 Accounts receivable and other
   current assets..................................   10,703       5,679          --       16,382
 Commodity hedging contracts.......................   13,872       7,915          --       21,787
 Inventories.......................................    3,252       1,377          --        4,629
                                                    --------    --------     -------    ---------
                                                      27,838      14,973          --       42,811
                                                    --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas properties -- full cost method
   Subject to amortization.........................  450,038     110,996          --      561,034
   Not subject to amortization.....................   19,676      13,695          --       33,371
 Other property and equipment......................    1,322         194          --        1,516
                                                    --------    --------     -------    ---------
                                                     471,036     124,885          --      595,921
 Less allowance for depreciation,
   depletion and amortization......................  (56,137)    (84,667)         --     (140,804)
                                                    --------    --------     -------    ---------
                                                     414,899      40,218          --      455,117
                                                    --------    --------     -------    ---------
Investment in and Advances to
  Subsidiaries.....................................  (21,496)         --      21,496           --
                                                    --------    --------     -------    ---------
Other Assets.......................................   16,275       2,552          --       18,827
                                                    --------    --------     -------    ---------
                                                    $437,516    $ 57,743     $21,496    $ 516,755
                                                    ========    ========     =======    =========

                             LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current
   liabilities..................................... $ 29,822    $ 11,546     $    --    $  41,368
 Current maturities on long-term debt..............      511          --          --          511
                                                    --------    --------     -------    ---------
                                                      30,333      11,546          --       41,879
                                                    --------    --------     -------    ---------
Payable to Plains Resources Inc....................  172,603      62,558          --      235,161
                                                    --------    --------     -------    ---------
Long-Term Debt.....................................    1,022          --          --        1,022
                                                    --------    --------     -------    ---------
Other Long-Term Liabilities........................       --       1,413          --        1,413
                                                    --------    --------     -------    ---------
Deferred Income Taxes..............................   53,471       3,722          --       57,193
                                                    --------    --------     -------    ---------
Combined Owners' Equity
 Owners' equity....................................  164,203     (25,889)     25,889      164,203
 Accumulated other comprehensive
   income..........................................   15,884       4,393      (4,393)      15,884
                                                    --------    --------     -------    ---------
                                                     180,087     (21,496)     21,496      180,087
                                                    --------    --------     -------    ---------
                                                    $437,516    $ 57,743     $21,496    $ 516,755
                                                    ========    ========     =======    =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                     CONSOLIDATING COMBINED BALANCE SHEET
                               December 31, 2000

                                                           Guarantor   Intercompany
                                                 Issuer   Subsidiaries Eliminations  Combined
                                                 ------   ------------ ------------ ---------
                                                                (In thousands)
                                            ASSETS
Current Assets
 Cash and cash equivalents..................... $    240    $    296     $    --    $     536
 Accounts receivable and other
   current assets..............................   24,144       8,734          --       32,878
 Inventories...................................    2,666       1,372          --        4,038
                                                --------    --------     -------    ---------
                                                  27,050      10,402          --       37,452
                                                --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas
   properties -- full cost method
   Subject to amortization.....................  338,859      95,056          --      433,915
   Not subject to amortization.................   22,278      12,459          --       34,737
 Other property and equipment..................    1,189         200          --        1,389
                                                --------    --------     -------    ---------
                                                 362,326     107,715          --      470,041
 Less allowance for depreciation, depletion and
   amortization................................  (37,721)    (78,976)         --     (116,697)
                                                --------    --------     -------    ---------
                                                 324,605      28,739          --      353,344
                                                --------    --------     -------    ---------
Investment in and Advances to
  Subsidiaries.................................  (37,417)         --      37,417           --
                                                --------    --------     -------    ---------
Other Assets...................................    9,608         631          --       10,239
                                                --------    --------     -------    ---------
                                                $323,846    $ 39,772     $37,417    $ 401,035
                                                ========    ========     =======    =========

                           LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current liabilities $ 29,665    $ 14,137     $    --    $  43,802
 Current maturities on long-term debt..........      511          --          --          511
                                                --------    --------     -------    ---------
                                                  30,176      14,137          --       44,313
Payable to Plains Resources Inc................  161,789      63,207          --      224,996
Long-Term Debt.................................    1,533          --          --        1,533
Other Long-Term Liabilities....................       --          --          --           --
Deferred Income Taxes..........................   19,316        (155)         --       19,161
Combined Owners' Equity........................  111,032     (37,417)     37,417      111,032
                                                --------    --------     -------    ---------
                                                $323,846    $ 39,772     $37,417    $ 401,035
                                                ========    ========     =======    =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME
                         Year Ended December 31, 2001

                                                               Guarantor   Intercompany
                                                     Issuer   Subsidiaries Eliminations Combined
                                                     ------   ------------ ------------ --------
                                                                   (In thousands)
Revenues
 Crude oil and liquids............................. $124,250    $50,645      $     --   $174,895
 Natural gas.......................................   28,771         --            --     28,771
 Other operating revenues..........................       --        473            --        473
                                                    --------    -------      --------   --------
                                                     153,021     51,118            --    204,139
                                                    --------    -------      --------   --------
Costs and Expenses
 Production expenses...............................   41,458     22,337            --     63,795
 General and administrative........................    8,708      1,502            --     10,210
 Depreciation, depletion and
   amortization....................................   18,413      5,692            --     24,105
                                                    --------    -------      --------   --------
                                                      68,579     29,531            --     98,110
                                                    --------    -------      --------   --------
Income from Operations.............................   84,442     21,587            --    106,029

Other Income (Expense)
 Equity in earnings of subsidiaries................   11,528         --       (11,528)        --
 Interest expense..................................  (10,679)    (6,732)           --    (17,411)
 Interest and other income.........................       94        369            --        463
                                                    --------    -------      --------   --------
Income Before Income Taxes and Cumulative Effect of
  Accounting Change................................   85,385     15,224       (11,528)    89,081
 Income tax expense
   Current.........................................   (2,832)    (3,182)           --     (6,014)
   Deferred........................................  (27,620)      (754)           --    (28,374)
                                                    --------    -------      --------   --------
Income Before Cumulative Effect of Accounting
  Change...........................................   54,933     11,288       (11,528)    54,693
 Cumulative effect of accounting change, net of tax
   benefit.........................................   (1,762)       240            --     (1,522)
                                                    --------    -------      --------   --------
Net Income......................................... $ 53,171    $11,528      $(11,528)  $ 53,171
                                                    ========    =======      ========   ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME
                         Year Ended December 31, 2000

                                                      Guarantor   Intercompany
                                            Issuer   Subsidiaries Eliminations Combined
                                            ------   ------------ ------------ --------
                                                          (In thousands)
Revenues
 Crude oil and liquids.................... $ 85,921    $40,513      $    --    $126,434
 Natural gas..............................   16,017         --           --      16,017
                                           --------    -------      -------    --------
                                            101,938     40,513           --     142,451
                                           --------    -------      -------    --------
Costs and Expenses
  Production expenses.....................   35,278     20,950           --      56,228
  General and administrative..............    5,168      1,140           --       6,308
  Depreciation, depletion and amortization   15,450      3,409           --      18,859
                                           --------    -------      -------    --------
                                             55,896     25,499           --      81,395
                                           --------    -------      -------    --------
Income from Operations....................   46,042     15,014           --      61,056

Other Income (Expense)
 Equity in earnings of subsidiaries.......    6,859         --       (6,859)         --
 Interest expense.........................  (10,212)    (5,673)          --     (15,885)
 Interest and other income................      213        130           --         343
                                           --------    -------      -------    --------
Income Before Income Taxes................   42,902      9,471       (6,859)     45,514
 Income tax expense
   Current................................     (168)    (2,263)          --      (2,431)
   Deferred...............................  (13,985)      (349)          --     (14,334)
                                           --------    -------      -------    --------
Net Income................................ $ 28,749    $ 6,859      $(6,859)   $ 28,749
                                           ========    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME
                         Year Ended December 31, 1999

                                              Guarantor   Intercompany
                                     Issuer  Subsidiaries Eliminations Combined
                                     ------  ------------ ------------ --------
                                                   (In thousands)
Revenues
 Crude oil and liquids............. $73,073    $29,317      $    --    $102,390
 Natural gas.......................   5,095         --           --       5,095
                                    -------    -------      -------    --------
                                     78,168     29,317           --     107,485
                                    -------    -------      -------    --------
Costs and Expenses
 Production expenses...............  35,526     15,001           --      50,527
 General and administrative........   3,469        898           --       4,367
 Depreciation, depletion and
   amortization....................  11,154      2,175           --      13,329
                                    -------    -------      -------    --------
                                     50,149     18,074           --      68,223
                                    -------    -------      -------    --------
Income from Operations.............  28,019     11,243           --      39,262
Other Income (Expense)
 Equity in earnings of subsidiaries   4,782         --       (4,782)         --
 Interest expense..................  (9,447)    (5,465)          --     (14,912)
 Interest and other income.........      44         43           --          87
                                    -------    -------      -------    --------
Income Before Income Taxes.........  23,398      5,821       (4,782)     24,437
 Income tax (expense) benefit......
   Current.........................   1,038     (1,543)          --        (505)
   Deferred........................  (5,331)       504           --      (4,827)
                                    -------    -------      -------    --------
Net Income......................... $19,105    $ 4,782      $(4,782)   $ 19,105
                                    =======    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS
                         Year Ended December 31, 2001

                                                                 Guarantor   Intercompany
                                                       Issuer   Subsidiaries Eliminations  Combined
                                                       ------   ------------ ------------ ---------
                                                                     (In thousands)
Cash Flows From Operating Activities
Net income.......................................... $  53,171    $ 11,528     $(11,528)  $  53,171
Items not affecting cash flows from
 operating activities:
 Depreciation, depletion and amortization...........    18,413       5,692           --      24,105
 Equity in earnings of subsidiaries.................   (11,528)                  11,528
 Deferred income taxes..............................    27,620         754           --      28,374
 Cumulative effect of adoption of
   accounting change................................     1,762        (240)          --       1,522
 Change in derivative fair value....................        (7)      1,062           --       1,055
 Other noncash items................................       263         733           --         996
Change in assets and liabilities from
 operating activities:
 Accounts receivable and other assets...............     9,449        (252)          --       9,197
 Inventories........................................      (586)         (5)          --        (591)
 Accounts payable and other liabilities.............       157      (1,178)          --      (1,021)
                                                     ---------    --------     --------   ---------
Net cash provided by operating
 activities.........................................    98,714      18,094           --     116,808
                                                     ---------    --------     --------   ---------
Cash Flows From Investing Activities
Acquisition, exploration and
  developments costs................................  (108,577)    (17,176)          --    (125,753)
Additions to other property and equipment...........      (127)         --           --        (127)
                                                     ---------    --------     --------   ---------
 Net cash used in investing activities..............  (108,704)    (17,176)          --    (125,880)
                                                     ---------    --------     --------   ---------
Cash Flows From Financing Activities
Principal payments of long-term debt................      (511)         --           --        (511)
Receipts from (payments to) Plains
 Resources Inc......................................    10,272      (1,212)          --       9,060
                                                     ---------    --------     --------   ---------
Net cash provided by (used in)
 financing activities...............................     9,761      (1,212)          --       8,549
                                                     ---------    --------     --------   ---------
Net increase (decrease) in cash and cash equivalents      (229)       (294)          --        (523)
Cash and cash equivalents, beginning of year........       240         296           --         536
                                                     ---------    --------     --------   ---------
Cash and cash equivalents, end of year.............. $      11    $      2     $     --   $      13
                                                     =========    ========     ========   =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS
                         Year Ended December 31, 2000

                                                        Guarantor   Intercompany
                                              Issuer   Subsidiaries Eliminations Combined
                                              ------   ------------ ------------ --------
                                                            (In thousands)
Cash Flows From Operating Activities
Net income.................................. $ 28,749    $  6,859     $(6,859)   $ 28,749
Items not affecting cash flows from
  operating activities:
 Depreciation, depletion and amortization...   15,450       3,409          --      18,859
 Equity in earnings of subsidiaries.........   (6,859)                  6,859          --
 Deferred income taxes......................   13,985         349          --      14,334
 Other noncash items........................       --                                  --
Change in assets and liabilities from
  operating activities:
 Accounts receivable and other assets.......    7,192         405          --       7,597
 Inventories................................      228        (423)         --        (195)
 Accounts payable and other liabilities.....    9,745         375          --      10,120
                                             --------    --------     -------    --------
Net cash provided by operating activities...   68,490      10,974          --      79,464
                                             --------    --------     -------    --------
Cash Flows From Investing Activities
Acquisition, exploration and developments
  costs.....................................  (54,782)    (15,723)         --     (70,505)
Additions to other property and equipment...     (359)         (7)         --        (366)
                                             --------    --------     -------    --------
Net cash used in investing activities.......  (55,141)    (15,730)         --     (70,871)
                                             --------    --------     -------    --------
Cash Flows From Financing Activities
Principal payments of long-term debt........     (511)         --          --        (511)
Receipts from (payments to) Plains
  Resources Inc.............................  (12,803)        182          --     (12,621)
                                             --------    --------     -------    --------
Net cash provided by (used in)
  financing activities......................  (13,314)        182          --     (13,132)
                                             --------    --------     -------    --------
Net increase (decrease) in cash and
  cash equivalents..........................       35      (4,574)         --      (4,539)
Cash and cash equivalents, beginning of year      205       4,870          --       5,075
                                             --------    --------     -------    --------
Cash and cash equivalents, end of year...... $    240    $    296     $    --    $    536
                                             ========    ========     =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS
                         Year Ended December 31, 1999

                                                     Guarantor   Intercompany
                                           Issuer   Subsidiaries Eliminations Combined
                                           ------   ------------ ------------ --------
                                                         (In thousands)
Cash Flows From Operating Activities
Net income............................... $ 19,105    $ 4,782      $(4,782)   $ 19,105
Items not affecting cash flows from
  operating activities:
 Depreciation, depletion and amortization   11,154      2,175           --      13,329
 Equity in earnings of subsidiaries......   (4,782)                  4,782          --
 Deferred income taxes...................    5,331       (504)          --       4,827
 Other noncash items.....................
Change in assets and liabilities from
  operating activities:
 Accounts receivable and other assets....  (24,329)    (7,287)          --     (31,616)
 Inventories.............................       38       (624)          --        (586)
 Accounts payable and other liabilities..  (13,669)    13,219           --        (450)
                                          --------    -------      -------    --------
Net cash provided by operating activities   (7,152)    11,761           --       4,609
                                          --------    -------      -------    --------
Cash Flows From Investing Activities
Acquisition, exploration and
  developments costs.....................  (51,348)    (7,819)          --     (59,167)
Additions to other property and equipment     (154)       (41)          --        (195)
                                          --------    -------      -------    --------
Net cash used in investing activities....  (51,502)    (7,860)          --     (59,362)
                                          --------    -------      -------    --------
Cash Flows From Financing Activities
Principal payments of long-term debt.....     (511)        --           --        (511)
Receipts from (payments to) Plains
  Resources Inc..........................   59,232        969           --      60,201
                                          --------    -------      -------    --------
Net cash provided by (used in)
  financing activities...................   58,721        969           --      59,690
                                          --------    -------      -------    --------
Net increase (decrease) in cash and
  cash equivalents.......................       67      4,870           --       4,937
Cash and cash equivalents, beginning
  of year................................      138         --           --         138
                                          --------    -------      -------    --------
Cash and cash equivalents, end of year... $    205    $ 4,870      $    --    $  5,075
                                          ========    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Note 10 -- Capitalization

   On September 30, 2002, the Companies were capitalized with 24.2 million shares of common stock, all of which are owned by Plains. In accordance with SEC Staff Accounting Bulletin No. 98, this capitalization has been retroactively reflected for purposes of calculating earnings per share for all periods presented in the accompanying combined statements of income. In computing EPS, no adjustments were made to reported net income, and no potential common stock exists. The weighted average shares outstanding for computing both basic and diluted EPS was 24.2 million shares for all periods presented.

Note 11 -- Subsequent Event (unaudited)

   On September 18, 2002 Stocker Resources Inc., or Stocker, our general partner before we converted from a limited partnership to a corporation, filed a declaratory judgment action against Commonwealth Energy Corporation (doing business as electricAmerica), or Commonwealth, in the Superior Court of Orange County, California relating to the termination of an electric service contract between Stocker and Commonwealth. Pursuant to the agreement, Commonwealth had agreed to supply Stocker with electricity and Stocker had obtained a $1.5 million performance bond in favor of Commonwealth to secure its payment obligations under the agreement. Stocker terminated the contract in accordance with its terms and Commonwealth notified Stocker of its intent to draw upon the performance bond. Stocker is seeking a declaratory judgment that it was entitled to terminate the contract and that Commonwealth has no basis for proceeding against Stocker's related performance bond. Also on September 18, 2002, Stocker was named a defendant in an action brought by Commonwealth in the Superior Court of Orange County, California for breach of the electric service contract. Commonwealth alleges that Stocker breached the terms of the contract by the termination and its implied covenant of good faith and fair dealing and is seeking unspecified damages. We will be required to indemnify Stocker for damages, if any, it incurs as a result of this action. We understand that Stocker intends to defend its rights vigorously in this matter.

   At this time, the Companies are not in a position to express a judgment concerning the potential exposure or likely outcome of this matter.